Exhibit 10.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed with the Securities and Exchange Commission.

FINANCING AGREEMENT

Dated as of January 18, 2012

by and among

MOTORCAR PARTS OF AMERICA, INC.,
as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

CERBERUS BUSINESS FINANCE, LLC,
as Collateral Agent,

and

PNC BANK, NATIONAL ASSOCIATION
as Administrative Agent

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SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders' Commitments
Schedule 1.01(B)	Specified Accounts
Schedule 1.01(C)	Factoring Agreements
Schedule 1.01(D)	Consolidated EBITDA
Schedule 1.01(E)	Specified Core Receivables
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(l)	Nature of Business
Schedule 6.01(o)	Real Property
Schedule 6.01(q)	Operating Lease Obligations
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(x)	Material Contracts
Schedule 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number; Place of Business; Chief Executive Office; FEIN
Schedule 6.01(ee)	Collateral Locations
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Cash Management Accounts

Exhibit A	Form of Security Agreement
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Eurodollar Notice
Exhibit D	Form of Borrowing Base Certificate
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Guaranty

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FINANCING AGREEMENT

Financing Agreement, dated as of January 18, 2012, by and among Motorcar Parts of America, Inc., a New York corporation (the "Borrower"), the lenders from time to time party hereto (each a "Lender" and collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and PNC Bank, National Association ("PNC"), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

RECITALS

The Borrower has asked the Lenders to extend credit to the Borrower consisting of (a) a term loan in the aggregate principal amount of $75,000,000 and (b) a revolving credit facility in an aggregate principal amount not to exceed $20,000,000 at any time outstanding, which will include a subfacility for the issuance of letters of credit.  The proceeds of the term loan and the loans made under the revolving credit facility shall be used to refinance existing indebtedness of the Borrower, for general working capital purposes of the Borrower and to pay fees and expenses related to this Agreement.  The letters of credit will be used for general working capital purposes.  The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01      Definitions.  As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

"Account Debtor" means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

"Account Receivable" means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

"Action" has the meaning specified therefor in Section 12.12.

"Additional Amount" has the meaning specified therefor in Section 2.09(a).

"Administrative Agent" has the meaning specified therefor in the preamble hereto.

"Administrative Agent's Account" means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an "Affiliate" of any Loan Party.

"Agent" has the meaning specified therefor in the preamble hereto.

"Agent Advances" has the meaning specified therefor in Section 10.08(a).

"Agreement" means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

"Anti-Terrorism Laws" means any laws relating to terrorism or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), as amended, and regulations promulgated thereunder, (b) the Bank Secrecy Act, as amended, and regulations promulgated thereunder, (c) the USA PATRIOT Act, as amended, and regulations promulgated thereunder, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury's Office of Foreign Assets Control ("OFAC"), (e) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (f) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (g) any similar laws enacted in the United States or any other jurisdictions in which the parties to this agreement operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

"Applicable EBITDA Multiple" means, 3.00, on and as of the Effective Date, which multiple will be subsequently adjusted as of the end of each fiscal quarter thereafter of the Borrower and its Subsidiaries as set forth below for the immediately succeeding fiscal quarter.

Fiscal Quarter Ended	Applicable EBITDA Multiple
March 31, 2012	3.20
June 30, 2012	3.20
September 30, 2012	3.30
December 31, 2012	3.10
March 31, 2013	3.00
June 30, 2013	3.00
September 30, 2013	2.75
December 31, 2013	2.75
March 31, 2014	2.75
June 30, 2014	2.50
September 30, 2014	2.50
December 31, 2014	2.50
March 31, 2015 and each fiscal quarter ended thereafter	2.25

"Applicable Margin" means, as of any date of determination, (a) with respect to the interest rate of a Revolving Loan that is (i) a Reference Rate Loan or any portion thereof, 2.50% and (ii) a Eurodollar Rate Loan or any portion thereof, 3.00% and (b) with respect to the interest rate of a Term Loan that is (i) a Reference Rate Loan or any portion thereof, 7.00% and (ii) a Eurodollar Rate Loan or any portion thereof, 8.00%.

"Applicable Prepayment Premium" means, as of any date of determination, an amount equal to (a) during the period of time from and after the Effective Date up to and including the date that is the first anniversary of the Effective Date, an amount equal to 4.00% times the sum of (i) the amount of the reduction of the Total Revolving Credit Commitment on such date plus (ii) the principal amount of any prepayment of the Term Loan on such date, (b) during the period of time after the date that is the first anniversary of the Effective Date up to and including the date that is the second anniversary of the Effective Date, an amount equal to 3.00% times the sum of (i) the amount of the reduction of the Total Revolving Credit Commitment on such date plus (ii) the principal amount of any prepayment of the Term Loan on such date, (c) during the period of time after the date that is the second anniversary of the Effective Date up to and including the date that is the third anniversary of the Effective Date, an amount equal to 2.00% times the sum of (i) the amount of the reduction of the Total Revolving Credit Commitment on such date plus (ii) the principal amount of any prepayment of the Term Loan on such date, and (d) thereafter, zero.

"Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit E hereto or such other form acceptable to the Collateral Agent.

"Authorized Officer" means, with respect to any Person, the chief executive officer, chief financial officer, chief accounting officer, president or vice president of such Person.

"Availability" means, as of any date of determination, the difference between (a) the lesser of (i) the Borrowing Base and (ii) the Total Revolving Credit Commitment, and (b) the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and (ii) all Letter of Credit Obligations.

"Bank Product Agreements" means those certain cash management service agreements entered into from time to time between the Borrower, on the one hand, and a Bank Product Provider, on the other hand, in connection with any of the Bank Products, including, without limitation, any Lender-Provided Hedge Agreement with respect to the Borrower's interest rate exposure.

"Bank Product Provider" means any Lender or Affiliate thereof that provides Bank Products to the Borrower.

"Bank Product Obligations" means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrower to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that the Borrower is obligated to reimburse to Administrative Agent or any Lender as a result of Administrative Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Borrower pursuant to the Bank Product Agreements.

"Bank Product Reserve" means, as of any date of determination, the amount of reserves that the Administrative Agent establishes from time to time (based upon the Administrative Agent's reasonable determination of the credit exposure in respect of the then outstanding Bank Products) in respect of Bank Products then provided or outstanding; provided that, the aggregate amount of such Bank Product Reserve shall not exceed $4,000,000 at any time.

"Bank Products" means any of the following services or facilities extended to the Borrower by any Bank Product Provider including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, and (g) Lender-Provided Hedge Agreements.

"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

"Blocked Person" has the meaning assigned to such term in Section 6.01(hh).

"Board" means the Board of Governors of the Federal Reserve System of the United States.

"Board of Directors" means, (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

"Book Value" means, with respect to any Inventory of any Person, the lower of (a) cost (as reflected in the general ledger of such Person before customary (but not extraordinary) reserves established by such Person in good faith and in accordance with GAAP) and (b) market value, in each case, determined in accordance with GAAP calculated on a first-in first-out basis.

"Borrower" has the meaning specified therefor in the preamble hereto.

"Borrowing Base" means, as of any date of determination, the lesser of:

(a)            the result of the sum of (i) 85% of the Net Amount of Eligible Accounts Receivable at such time, plus (ii) the lower of (A) 50% of the Book Value of Eligible Inventory located in the continental United States and any province or territory of Canada at such time and (B) 90% times the most recently determined Net Liquidation Percentage times the Book Value of the Eligible Inventory located in the continental United States and any province or territory of Canada at such time, plus (iii) the lowest of (A) 50% of the Book Value of Eligible Inventory located in Mexico at such time, (B) 60% times the most recently determined Net Liquidation Percentage times the Book Value of the Eligible Inventory located in Mexico at such time and (C) the lesser (1) $8,000,000 and (2) 60% of the Borrowing Base, minus (iv) Reserves, and

(b)           an amount equal to the product of TTM Consolidated EBITDA for the most recently ended month of the Borrower and its Subsidiaries times the Applicable EBITDA Multiple, minus the aggregate outstanding principal amount of the Term Loan and Capitalized Lease Obligations at such time.

"Borrowing Base Certificate" means a certificate signed by an Authorized Officer of the Borrower and setting forth the calculation of the Borrowing Base in compliance with Section 7.01(a)(vi), substantially in the form of Exhibit D.

"Business Day" means any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Pittsburgh, Pennsylvania or New York City and, if the applicable Business Day relates to any Eurodollar Rate Loan, such day must also be a day on which dealings are carried on in the London interbank market.

"Capital Expenditures" means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in "property, plant and equipment" or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Equity Interests of, any other Person; provided that, Capital Expenditures shall not include (i) any such expenditures made in connection with the replacement, substitution, repair or restoration of any assets to the extent financed (A) with insurance proceeds received by a Loan Party or any of its Subsidiaries on account of the loss of, or any damage to, the assets being replaced, substituted for, repaired or restored or (B) with the proceeds of any compensation awarded to a Loan Party or any of its Subsidiaries as a result of the taking, by eminent domain or condemnation, of the assets being replaced or substituted for, in each case of clauses (i)(A) and (i)(B), so long as such Loan Party is permitted to reinvest such proceeds pursuant to Section 2.05(c)(viii) (to the extent subject thereto), (ii) the purchase price of any equipment that is purchased simultaneously with the trade-in of any existing equipment by a Loan Party or any of its Subsidiaries to the extent that the gross amount of such purchase price is reduced by any credit granted by the seller of such equipment for the equipment being traded in, or (iii) the purchase price of any property, plant or equipment purchased within 180 days of the consummation of any disposition permitted under the terms of this Agreement by a Loan Party or any of its Subsidiaries of any other property, plant or equipment to the extent purchased with the Net Cash Proceeds of such disposition.

"Capitalized Lease" means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (a) required under GAAP to be capitalized on the balance sheet of such Person or (b) a transaction of a type commonly known as a "synthetic lease" (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

"Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash Collateralize" means to deliver to the Administrative Agent an amount (whether in cash or in the form of a backstop letter of credit in form and substance reasonably satisfactory to, and issued by a U.S. commercial bank reasonably acceptable to, the Administrative Agent in its commercially reasonable discretion) equal to 105% of the sum of (a) the Maximum Undrawn Amount plus (b) the aggregate amount of all unreimbursed payments and disbursements on all such Letters of Credit which have not been converted to Revolving Loans plus (c) the amount of unpaid Letter of Credit Fees then accrued.  Derivatives of such term have corresponding meanings.

"Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (f) marketable tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's, in each case, maturing within six months from the date of acquisition thereof.

"Cash Management Accounts" means the bank accounts of each Loan Party (other than accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party's employees) maintained at one or more Cash Management Banks listed on Schedule 8.01.

"Cash Management Agreement" means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to the Agents, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant "control" (as defined under the applicable UCC) over such account to the Collateral Agent.

"Cash Management Bank" has the meaning specified therefor in Section 8.01(a).

"Cerberus" has the meaning specified therefor in the preamble hereto.

"CFC" means a "controlled foreign corporation" (as that term is defined in Section 957 of the Internal Revenue Code).

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall, in each case, be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.

"Change of Control" means each occurrence of any of the following:

(a)           the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 33% of the aggregate outstanding voting or economic power of the Equity Interests of the Borrower;

(b)           during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least a majority the directors of the Borrower then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower;

(c)           the Borrower shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of each other Loan Party (other than in connection with any transaction permitted pursuant to Section 7.02(c)), free and clear of all Liens (other than Permitted Specified Liens);

(d)           (i)  any Loan Party consolidates or amalgamates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to another Person (other than in connection with any transaction permitted pursuant to Section 7.02(c)), or (ii) any entity consolidates or amalgamates with or merges into any Loan Party in a transaction pursuant to which the outstanding voting Equity Interests of such Loan Party is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (ii) in which either (A) in the case of any such transaction involving the Borrower, no person or group (within the meaning of Section 13(d)(3) of the Exchange Act) has, directly or indirectly, acquired beneficial ownership of more than 33% of the aggregate outstanding voting or economic power of the Equity Interests of the Borrower or (B) in the case of any such transaction involving a Loan Party other than the Borrower, the Borrower has beneficial ownership of 100% of the aggregate voting and economic power of all Equity Interests of the resulting, surviving or transferee entity; or

(e)           a "Change of Control" (or any comparable term or provision) under or with respect to any of the Equity Interests or Subordinated Indebtedness of the Borrower or any of its Subsidiaries.

"Collateral" means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

"Collateral Agent" has the meaning specified therefor in the preamble hereto.

"Collateral Records" means, to the extent relating to Accounts Receivable, Inventory, the other Revolver Priority Collateral or any Account Debtor or other Person obligated on or in connection with any of the Accounts Receivable, all of the Borrower's and all of each other Loan Party's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of the Borrower and the other Loan Parties with respect to the foregoing maintained with or by any other Person).

"Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

"Commitments" means, with respect to each Lender, such Lender's Revolving Credit Commitment and Term Loan Commitment.

"Compliance Certificate" has the meaning assigned to such term in Section 7.01(a)(iv).

"Consolidated EBITDA" means, with respect to any Person for any period, (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period:  (i) Consolidated Net Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) the amount of all costs, fees and expenses incurred in connection with the Transactions, including with respect to the write-off of deferred fees and expenses related to the Existing Credit Facility, (vi) the amount of all costs, fees and expenses incurred prior to the Effective Date in connection with the acquisition of the Excluded Subsidiaries, (vii) severance charges in an aggregate amount not to exceed $100,000 for any Fiscal Year, (viii) the amount of all travel and other administrative costs, fees and expenses (including professional fees) incurred in connection with the management of the Excluded Subsidiaries in an aggregate amount not to exceed $75,000 for any fiscal quarter commencing with the fiscal quarter ending March 31, 2012, (ix) any non-cash expenses incurred in connection with stock options and other equity-based compensation, (x) non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, (xi) standard inventory revaluation write-downs, (xii) non-cash losses on Hedging Agreements, (xiii) commissions accrual adjustment, (xiv) losses from the Excluded Subsidiaries, and (xv) any expenses incurred in connection with stock offerings, minus (c) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent included in determining Consolidated Net Income of such Person for such period: (i) non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of Accounts Receivable in the ordinary course of business) for such period, (ii) non-cash gains on Hedging Agreements, (iii) profits from the Excluded Subsidiaries, all as determined on a consolidated basis and (iv) consignment revenue for the fiscal quarter ended December 31, 2011 from the Excluded Subsidiaries; provided, that Consolidated EBITDA for any period set forth on Schedule 1.01(D) shall be deemed to equal the amount for such period as set forth on Schedule 1.01(D).

"Consolidated Funded Indebtedness" means, with respect to any Person at any date, all Indebtedness of such Person for borrowed money, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of such Person to a date more than one year from such date, including, in any event, with respect to the Borrower and its Subsidiaries, the Revolving Loans, the Term Loans and all Capitalized Lease Obligations of the Borrower and its Subsidiaries.

"Consolidated Net Income" means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary or non recurring gains or losses or gains or losses from Dispositions, (b) non-cash restructuring charges, (c) any tax refunds, net operating losses or other net tax benefits, (d) gains or losses from currency fluctuations and (e) interest income resulting from payment of interest (including interest paid-in-kind) by the Excluded Subsidiaries.

"Consolidated Net Interest Expense" means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) interest income (including interest paid-in-kind) for such period, but excluding any interest income (including interest paid-in-kind) resulting from payment of interest by the Excluded Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP.

"Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include any product warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Controlled Deposit Account" means each deposit account (including all funds on deposit therein) that is the subject of an effective Cash Management Agreement and that is maintained by any Loan Party with a financial institution approved by the Collateral Agent.

"Controlled Securities Account" means each securities account or commodity account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Cash Management Agreement and that is maintained by any Loan Party with a securities intermediary or commodity intermediary approved by the Collateral Agent.

"Current Value" has the meaning specified therefor in Section 7.01(o).

"Debtor Relief Law" means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

"Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Defaulting Lender" means any Revolving Loan Lender designated in writing by the Administrative Agent that (a) has failed to (i) fund all or any portion of its Loans within 1 Business Day of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within 1 Business Day of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Revolving Loan Lender's obligation to fund a Loan hereunder and states that such position is based on such Revolving Loan Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Revolving Loan Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Revolving Loan Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Revolving Loan Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Revolving Loan Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Revolving Loan Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Revolving Loan Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each L/C Issuer and each Lender.

"Dilution" means a percentage, based upon the experience of the immediately prior ninety (90) consecutive days, that is the result of dividing the dollar amount of (a) discounts, advertising allowances, credits, or other similar items that are granted in the ordinary course of business with respect to the Borrower's Accounts Receivable during such period, by (b) the Borrower's billings with respect to Accounts Receivable during such period.

"Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts Receivable by one (1) percentage point for each percentage point by which Dilution is in excess of five percent (5.0%).

"Discharge Date" means the date on which all Obligations (other than contingent indemnification obligations as to which no claim has been made) are paid in full in cash, all Letters of Credit are Cash Collateralized and all Commitments have been terminated.

"Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding (a) any sales of Inventory and scrap in the ordinary course of business on ordinary business terms, (b) any loss of property in an insurance casualty event so long as the proceeds from such insurance casualty event are applied in accordance with Section 2.05(c)(vii) (to the extent required pursuant to such Section), (c) any sales of Specified Accounts pursuant to a Factoring Agreement to the applicable Factor; provided, that all payments due and owing to the Borrower under any such Factoring Agreement are deposited directly in a Controlled Deposit Account and (d) intercompany transfers of property or assets between or among Loan Parties in the ordinary course of business.

"Disqualified Equity Interests" means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is 91 days after the Final Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time prior to the date which is 91 days after the Final Maturity Date, (c) contains any repurchase obligation that may come into effect either (i) prior to payment in full of all Obligations or (ii) prior to the date that is 91 days after the Final Maturity Date or (d) provides for scheduled payments or the payment of cash dividends or distributions prior to the date that is 91 days after the Final Maturity Date; provided that, for the purposes of the definition of the term Indebtedness, Disqualified Equity Interests shall not include any Qualified Junior Capital  Equity Interests.

"Dollar," "Dollars" and the symbol "$" each means lawful money of the United States of America.

"Drawing Date" has the meaning specified therefor in Section 3.04(b).

"Effective Date" has the meaning specified therefor in Section 5.01.

"Eligible Accounts Receivable" means the Accounts Receivable of the Borrower which are, and at all times continue to be, acceptable to the Administrative Agent in the exercise of its reasonable business judgment.  In general, an Account Receivable would be deemed to be eligible if:  (a) delivery of the merchandise or the rendition of the services has been completed with respect to such Account Receivable; (b) no return, rejection, repossession or dispute has occurred with respect to such Account Receivable, the Account Debtor has not asserted any setoff, defense or counterclaim with respect to such Account Receivable, and there has not occurred any extension of the time for payment with respect to such Account Receivable beyond customary terms without the consent of the Administrative Agent, provided that, in the case of any dispute, setoff, defense or counterclaim with respect to an Account Receivable, the portion of such Account Receivable not subject to such dispute, setoff, defense or counterclaim will not be ineligible solely by reason of this clause (b); (c) such Account Receivable is lawfully owned by the Borrower free and clear of any Lien other than in favor of the Collateral Agent for the benefit of the Agents and the Lenders and otherwise continues to be in full conformity with all representations and warranties made by the Borrower to the Agents and the Lenders with respect thereto in the Loan Documents; (d) such Account Receivable is unconditionally payable in Dollars within 120 days from the invoice date and is not evidenced by a promissory note, chattel paper or any other instrument or other document unless the original of such document is in the possession of the Collateral Agent and contains all necessary endorsements in favor of the Collateral Agent; (e) no more than 60 days have elapsed from the invoice due date and no more than 120 days have elapsed from the invoice date with respect to such Account Receivable; (f) such Account Receivable is not due from an Affiliate of the Borrower; (g) such Account Receivable does not constitute an obligation of the United States or any other Governmental Authority (unless all steps required by the Administrative Agent in connection therewith, including notice to the United States Government under the Federal Assignment of Claims Act or any action under any state statute comparable to the Federal Assignment of Claims Act, have been duly taken in a manner satisfactory to the Administrative Agent); (h) the Account Debtor (or the applicable office of the Account Debtor) with respect to such Account Receivable is located in the continental United States or any province or territory of Canada (provided that, at any time upon the Administrative Agent's request, the Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by the Administrative Agent to perfect the security interests of the Collateral Agent in those accounts of an Account Debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the province or territory of Canada in which such chief executive office or principal place of business is located, and take, or cause to be taken, such other and further actions as the Administrative Agent may reasonably request to enable the Collateral Agent, as secured party with respect thereto, to collect such accounts under the applicable federal, provincial or territorial laws of Canada), unless such Account Receivable is supported by a letter of credit or other similar obligation satisfactory to the Administrative Agent; (i) the Account Debtor with respect to such Account Receivable is not also a supplier to or creditor of the Borrower, unless such Account Debtor has executed a no-offset letter satisfactory to the Administrative Agent; (j) not more than 25% of the aggregate amount of all Accounts Receivable of the Account Debtor with respect to such Account Receivable have remained unpaid 60 days past the invoice due date or 120 days past the invoice date; (k) the Account Debtor with respect to such Account Receivable (i) has not filed a petition for bankruptcy or any other relief under any Debtor Relief Law, (ii) has not failed, suspended business operations, become insolvent or called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, (iii) has not had or suffered to be appointed a receiver or a trustee for all or a significant portion of its assets or affairs or (iv) in the case of an Account Debtor who is an individual, is not an employee of the Borrower or any of its Affiliates and has not died or been declared incompetent; and (l) the Administrative Agent is, and continues to be, satisfied with the credit standing of the Account Debtor in relation to the amount of credit extended and the Administrative Agent believes, in the exercise of its reasonable business judgment, that the prospect of collection of such Account Receivable is not impaired for any reason; provided, that any Specified Core Receivable payable more than 120 days from the invoice date shall be an Eligible Account Receivable so long as it satisfies the other requirements set forth above in this definition.

"Eligible Inventory" means all finished goods and raw materials Inventory of the Borrower that meets all of the following specifications:  (a) such Inventory is lawfully owned by the Borrower free and clear of any existing Lien other than Liens in favor of the Collateral Agent for the benefit of the Agents and the Lenders and otherwise continues to be in full conformity with all representations and warranties made by the Borrower to the Agents and the Lenders with respect thereto in the Loan Documents; (b) such Inventory is not held on consignment and may be lawfully sold; (c) the Borrower has the right to grant Liens on such Inventory; (d) such Inventory arose or was acquired in the ordinary course of the business of the Borrower and does not represent damaged, obsolete or unsalable goods; (e) no Account Receivable or document of title has been created or issued with respect to such Inventory; (f) such Inventory is located in one of the locations in the continental United States, any province or territory of Canada or Mexico listed on Schedule 6.01(ee) or such other locations in the continental United States, any province or territory of Canada or Mexico as the Agents may approve in writing from time to time; (g) if such Inventory consists of finished goods Inventory sold under a licensed trademark or if such Inventory contains or uses a medium subject to a copyright, the Agents shall be satisfied, in their reasonable discretion, that the Collateral Agent has rights to sell or dispose of such Inventory; (h) the Inventory is not work-in-process, supplies or packaging; and (i) such Inventory is and at all times shall continue to be acceptable to the Administrative Agent in the exercise of its reasonable business judgment.

"Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

"Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (b) from adjoining properties or businesses; or (c) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.

"Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

"Equity Interests" means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

"Equity Issuance" means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by the Borrower of any cash capital contributions.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

"Eurodollar Notice" means a written notice in the form of Exhibit C.

"Eurodollar Option" has the meaning specified therefor in Section 2.07(a).

"Eurodollar Rate" means, (a) with respect to any Revolving Loan to which the Eurodollar Option applies for any Interest Period applicable thereto, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or, if such rate is not available, the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers' Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an "Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error), by (ii) a number equal to 1.00 minus the Eurodollar Rate Reserve Percentage and (b) with respect to any Term Loan to which the Eurodollar Option applies for any Interest Period applicable thereto, the greater of (i) 2.00% per annum and (ii) the interest rate described in clause (a) above.

The Eurodollar Rate shall be adjusted with respect to any Loan to which the Eurodollar Option applies that is outstanding on the effective date of any change in the Eurodollar Rate Reserve Percentage as of such effective date.  The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

"Eurodollar Rate Loan" means any Loan at any time that bears interest based on the Eurodollar Rate.

"Eurodollar Rate Reserve Percentage" means as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding (currently referred to as "Eurocurrency Liabilities").

"Event of Default" means any of the events set forth in Section 9.01.

"Excess Cash Flow" means, with respect to any Person for any period, (a) Consolidated EBITDA of such Person and its Subsidiaries for such period, less (b) the sum of (i) all scheduled cash principal payments (excluding any principal payments made pursuant to Section 2.05(c)(iv)) on the Term Loans made during such period, and all cash principal payments on Indebtedness (other than Indebtedness incurred under this Agreement) of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement (but, in the case of revolving loans, only to the extent that the revolving credit commitment in respect thereof is permanently reduced by the amount of such payments), (ii) all Consolidated Net Interest Expense to the extent paid or payable in cash during such period, (iii) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement (excluding Capital Expenditures to the extent financed through the incurrence of Indebtedness or through an Equity Issuance), (iv) all scheduled loan servicing fees and other similar fees in respect of Indebtedness of such Person or any of its Subsidiaries paid in cash during such period, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (v) taxes paid in cash by such Person and its Subsidiaries for such period, (vi) the excess, if any, of Working Investment at the end of such period over Working Investment at the beginning of such period (or minus the excess, if any, of Working Investment at the beginning of such period over Working Investment at the end of such period), (vii) the cash portion of Permitted Investments made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement, (viii) all Applicable Prepayment Premium paid in cash during such period, if any, and (ix) all Restricted Payments paid in cash during such period, if any, pursuant to clause (D)(1) of the proviso in Section 7.02(h).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excluded Taxes" has the meaning specified therefor in Section 2.09(e).

"Excluded Subsidiaries" means Fenwick, Introcan, Fapco and each of their respective Subsidiaries.

"Executive Order No. 13224" means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"Existing Credit Facility" means the Revolving Credit and Term Loan Agreement, dated as of October 28, 2009, among the Borrower, Union Bank, N.A. and the Existing Lenders (as amended or otherwise modified to the date hereof).

"Existing Lenders" means the lenders party to the Existing Credit Facility.

"Extraordinary Receipts" means any cash received by the Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(v) or (vi) hereof), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance, (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries or (ii) received by the Borrower or any of its Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person), (g) any purchase price adjustment received in connection with any purchase agreement and (h) any payments from the Borrower's or any of its Subsidiaries' customers in connection with the termination of any applicable customer contract.

"Facility" means any real property, including, without limitation, the land on which such facility is located, all buildings and other improvements thereon, all fixtures located at or used in connection with such facility, all whether now or hereafter existing, owned, leased, operated or  used by any Loan Party, including any New Facility.

"Factor" means a factor designated by the Borrower and reasonably acceptable to the Agents (it being agreed that the Factors party to the Factoring Agreements listed on Schedule 1.01(C) are reasonably acceptable to the Agents).

"Factoring Agreement" means the agreements listed on Schedule 1.01(C) and such other factoring agreements as are entered into by the Borrower in the ordinary course of business.

"Fapco" means Fapco, S.A. de C.V., a "Sociedad Anonima de Capital Variable" duly organized and existing under the laws of Mexico.

"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.

"FATCA" means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

"Federal Funds Effective Rate" means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

"Fee Letter" means the fee letter, dated as of the date hereof, among the Borrower and the Collateral Agent.

"Fenwick" means Fenwick Automotive Products Limited, a corporation incorporated under the laws of Ontario.

"Field Survey and Audit" means a field survey and audit of the Loan Parties and an appraisal of the Collateral performed by auditors, examiners and/or appraisers selected by the Agents, at the sole cost and expense of the Borrower.

"Final Maturity Date" means the earliest of (a) January 17, 2017, (b) the date on which all Loans shall become due and payable pursuant to Section 9.01 and, (c) the payment in full of all Obligations and the termination of all Commitments.

"Financial Statements" means (a) the audited consolidated balance sheet of the Borrower and its Subsidiaries and the Excluded Subsidiaries for the Fiscal Year ended March 31, 2011, and the related consolidated statement of operations, shareholders' equity and cash flows for the Fiscal Year then ended, (b) the unaudited consolidating balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended March 31, 2011, and the related consolidating statement of operations and cash flows for the Fiscal Year then ended, and (c) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the 6 months ended September 30, 2011 and the related consolidating statement of operations and cash flows for the 6 months then ended.

"Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries ending on March 31 of each calendar year.

"Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person and its consolidated Subsidiaries for such period, to (b) the sum of (i) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid or prepaid during such period (other than mandatory prepayments made pursuant to Section 2.05(c)) to the extent there is an equivalent permanent reduction in the commitments thereunder, plus (ii) Consolidated Net Interest Expense of such Person and its Subsidiaries for such period (excluding the non-cash portions of Consolidated Net Interest Expense), plus (iii) income taxes paid or payable by such Person and its Subsidiaries during such period, plus (iv) cash dividends or distributions paid, or the purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation), by such Person or any of its Subsidiaries, in respect of the Equity Interests of such Person or any of its Subsidiaries (other than dividends or distributions paid by a Loan Party to any other Loan Party) during such period, plus (v) non-financed Capital Expenditures made by such Person and its Subsidiaries during such period; provided that for the first three fiscal quarters ending after the Effective Date, Consolidated Net Interest Expense described in clause (b)(ii) above shall be calculated on an Annualized Basis.  For purposes of this definition, "Annualized Basis" shall mean with respect to calculating Consolidated Net Interest Expense of such Person and its Subsidiaries (x) for the first fiscal quarter ending after the Effective Date, Consolidated Net Interest Expense of such Person and its Subsidiaries for the first fiscal quarter ending after the Effective Date times four (4), (y) for the second fiscal quarter ending after the Effective Date, Consolidated Net Interest Expense of such Person and its Subsidiaries for the first two fiscal quarters ending after the Effective Date times two (2) and (z) for the third fiscal quarter ending after the Effective Date, Consolidated Net Interest Expense of such Person and its Subsidiaries for the first three fiscal quarters ending after the Effective Date times four-thirds (4/3).

"Flow of Funds Agreement" means a Flow of Funds Agreement, in form and substance reasonably satisfactory to the Agents, by and among the Borrower, the Agents and the Lenders, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with this Agreement.

"Funding Losses" has the meaning specified therefor in Section 2.07(e).

"GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Agents and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

"Governing Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture agreement, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

"Governmental Acts" has the meaning specified therefor in Section 3.09.

"Governmental Authority" means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guarantor" means each Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

"Guaranty" means each guaranty, substantially in the form of Exhibit G, made by a Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.

"Hazardous Material" means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

"Hedge Liabilities" means the liabilities of the Borrower under any Hedging Agreement as calculated on a marked-to-market basis in accordance with GAAP.

"Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

"Highest Lawful Rate" means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Holdout Lender" has the meaning specified therefor in Section 12.02(b).

"Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables, accounts payable incurred to core suppliers in the ordinary course of such Person's business or other accounts payable incurred in the ordinary course of such Person's business, in each case, not outstanding for more than 60 days after the due date thereof); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis satisfactory to the Agents and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations in respect of obligations that otherwise constitute Indebtedness; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (but limited to the value of the asset subject to such Lien).  The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer, except to the extent that such Person is not liable for such Indebtedness.

"Indemnified Matters" has the meaning specified therefor in Section 12.15.

"Indemnified Tax" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of a Loan Party under any Loan Document and (b) Other Taxes.

"Indemnitees" has the meaning specified therefor in Section 12.15.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

"Intercompany Subordination Agreement" means an Intercompany Subordination Agreement made by the Borrower and its Subsidiaries in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Agents.

"Interest Payment Date" means (a) as to any Reference Rate Loan, the first day of each month, (b) as to any Eurodollar Rate Loan, the last day of such Interest Period, and (c) as to any mandatory prepayment required pursuant to this Agreement, the date of such prepayment.

"Interest Period" means, as to any Eurodollar Rate Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a Eurodollar Rate Loan and ending on the date one, two or three months thereafter, as selected by the Borrower; provided that:

(a)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)           any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           the Borrower may not select any Interest Period for any Loan which would extend beyond the Final Maturity Date.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto), and the regulations thereunder.

"Introcan" means Introcan Inc., a Delaware corporation.

"Inventory" means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired.

"Investment" means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts Receivable arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

"ISP98 Rules" has the meaning specified therefor in Section 3.02(b).

"Junior Capital Agreement" means an agreement between the Borrower and a third party evidencing the issuance of Qualified Junior Capital Equity Interests to such third party.

"L/C Fee Rate" means 3.00% per annum.

"L/C Issuer" means PNC or such other bank as the Administrative Agent may select in its sole and absolute discretion.

"Lease" means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

"Lender" has the meaning specified therefor in the preamble hereto.

"Lender-Provided Hedge Agreement" means a Hedging Agreement which is provided by any Lender, Agent or any affiliate thereof.  The Hedge Liabilities of the Borrower to the provider of any Lender-Provided Hedge Agreement shall be "Obligations" hereunder, guaranteed obligations under any Guaranty and secured obligations under any Security Agreement and otherwise treated as Obligations for purposes of each of the Loan Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Loan Documents, but the Persons to whom such Hedge Liabilities are owed shall not have any right to vote or take any other actions under this Agreement and the other Loan Documents.

"Letter of Credit Application" has the meaning specified therefor in Section 3.02(a).

"Letter of Credit Borrowing" has the meaning specified therefor in Section 3.04(d).

"Letter of Credit Fees" has the meaning specified therefor in Section 2.06(b).

"Letter of Credit Guaranty" means one or more guaranties by the Administrative Agent in favor of the L/C Issuer guaranteeing or relating to the Borrower's obligations to the L/C Issuer under a reimbursement agreement, Letter of Credit Application or other like document in respect of any Letter of Credit.

"Letter of Credit Obligations" means, at any time and without duplication, the sum of (a) the Reimbursement Obligations at such time, plus (b) the Maximum Undrawn Amount, plus (c) all amounts for which the Administrative Agent may be liable to the L/C Issuer pursuant to any Letter of Credit Guaranty.

"Letter of Credit Sublimit" means $10,000,000.

"Letters of Credit" has the meaning specified therefor in Section 3.01.

"Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

"Loan" means the Term Loan or any Revolving Loan made by an Agent or a Lender to the Borrower pursuant to ARTICLE II hereof.

"Loan Account" means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower.

"Loan Document" means this Agreement, any Bank Product Agreement, any Cash Management Agreement, the Fee Letter, the Flow of Funds Agreement, any Guaranty, the Intercompany Subordination Agreement, any joinder agreement, any Letter of Credit Application, any Mortgage, any collateral access agreement, any landlord waiver, any Perfection Certificate, the Pledge Agreement, any Security Agreement, any UCC Filing Authorization Letter and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan, any Letter of Credit Obligation or any other Obligation.

"Loan Party" means the Borrower and any Guarantor.

"Material Adverse Effect" means a material adverse effect on any of (a) the operations, business, assets, properties, liabilities or condition (financial or otherwise) of the Loan Parties taken as a whole, (b) the ability of any Loan Party to fully and timely perform any of its payment or other material obligations under any Loan Document to which it is a party, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of any Agent or any Lender under any Loan Document, or (e) the value of the Collateral or the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any of the Collateral; provided that, notwithstanding the foregoing, the lack of perfection or priority of any Liens granted to the Collateral Agent solely in respect of Collateral with an aggregate value not in excess of $250,000 (valued at fair market value on Collateral other than cash) shall not be deemed a Material Adverse Effect.

"Material Contract" means, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $1,000,000 or more in any Fiscal Year (other than (i) purchase orders in the ordinary course of the business of such Person or such Subsidiary and (ii) contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days' notice without penalty or premium) and (b) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Person or such Subsidiary.

"Maximum Face Amount" means, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

"Maximum Undrawn Amount" means, with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Mortgage" means a mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.

"Motorcar Mexico" means Motorcar Parts de Mexico, S.A. de C.V., a "Sociedad Anonima de Capital Variable" duly organized and existing under the laws of Mexico.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

"Net Amount of Eligible Accounts Receivable" means the aggregate unpaid invoice amount of Eligible Accounts Receivable less, without duplication, sales, excise or similar taxes, returns, discounts, chargebacks, claims, advance payments, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts Receivable.

"Net Cash Proceeds" means, (a) with respect to any Disposition or the receipt of Extraordinary Receipts consisting of insurance proceeds or condemnation awards by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement), (ii) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (iii) transfer and other taxes (other than net income taxes) paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (iv) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements) and (b) with respect to the issuance or incurrence of any Indebtedness, an Equity Issuance or the receipt of Extraordinary Receipts (other than insurance proceeds or condemnation awards) by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (i) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (ii) transfer and other taxes (other than net income taxes) paid by such Person or such Subsidiary in connection therewith and (iii) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (a) and (b) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

"Net Liquidation Percentage" shall mean, as of any date of determination, the percentage of the book value of the Borrower's Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected by the Agents.  The Net Liquidation Percentage shall be calculated for (a) finished goods located in the United States, (b) all other Inventory located in the United States on a blended rate basis, (c) finished goods located in Mexico and (d) all other Inventory located in Mexico on a blended rate basis.

"New Facility" has the meaning specified therefor in Section 7.01(o).

"New Lending Office" has the meaning specified therefor in Section 2.09(d).

"Non-U.S. Lender" has the meaning specified therefor in Section 2.09(d).

"Notice of Borrowing" has the meaning specified therefor in Section 2.02(a).

"Obligations" means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01.  Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, costs, expenses, fees, the Applicable Prepayment Premium, attorneys' fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person pursuant to the Loan Documents and (c) all Bank Product Obligations.

"OFAC Sanctions Programs" means the laws, regulations and Executive Orders administered by OFAC, including but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as it has been or shall thereafter be renewed, extended, amended, or replaced, and the list of Specially Designated Nationals and Blocked Persons administered by OFAC, as such list may be amended from time to time.

"Operating Lease Obligations" means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

"Order" has the meaning specified therefor in Section 3.10.

"Other Connection Income Taxes" has the meaning specified therefor in Section 2.09(e).

"Other Taxes" has the meaning specified therefor in Section 2.09(b).

"Participant Register" has the meaning specified therefor in Section 12.07(g).

"Participation Commitment" means each Revolving Loan Lender's obligation to buy a participation of the Letters of Credit issued hereunder.

"Participation Revolving Loan" has the meaning specified therefor in Section 3.04(c) hereof.

"Payment Office" means PNC's office located at Two Tower Center, East Brunswick, New Jersey 08816, or at such other office or offices of PNC as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Perfection Certificate" means a certificate in form and substance satisfactory to the Collateral Agent providing information with respect to the property of each Loan Party.

"Permitted Covenant" means (a) any periodic reporting covenant, (b) any covenant restricting payments by the Borrower with respect to any securities of the Borrower which are junior to the applicable Qualified Junior Capital Equity Interests, (c) any covenant the default of which can only result in an increase in the amount of any redemption price, repayment amount or dividend rate by not more than 5% and (d) any covenant providing board observance rights with respect to the Borrower's board of directors.

"Permitted Excluded Subsidiary Transactions" means transactions between any Loan Party, on the one hand, and any Excluded Subsidiary, on the other hand, in connection with (a) agreements relating to reimbursement obligations owed to the Borrower with respect to costs, fees and expenses for realigning the distribution systems and/or processes of the wheel hub business of Fenwick, (b) that certain Third Amended and Restated Debenture, dated as of September 14, 2011, issued to the Borrower by Fenwick and (c) those Investments permitted pursuant to clauses (g) and (h) of the definition Permitted Investments.

"Permitted Indebtedness" means:

(a)           any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;

(b)           any other Indebtedness listed on Schedule 7.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto);

(c)           Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 7.02(g), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $2,000,000 at any time outstanding;

(d)           Indebtedness permitted by clause (e) of the definition of "Permitted Liens";

(e)           Permitted Intercompany Advances;

(f)            Indebtedness incurred in the ordinary course of business under performance, surety, statutory, customs and appeal bonds;

(g)           Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(h)           the incurrence by any Loan Party of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party's operations and not for speculative purposes;

(i)            Subordinated Indebtedness in an aggregate amount not exceeding $10,000,000 at any time outstanding; and

(j)            additional unsecured Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and its Subsidiaries) not to exceed $1,000,000 at any one time outstanding.

"Permitted Intercompany Advances" means:

(a)            loans made by (i) a Loan Party to another Loan Party, (ii) a non-Loan Party Subsidiary of the Borrower to another non-Loan Party Subsidiary of the Borrower, (iii) a non-Loan Party Subsidiary of the Borrower to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement and (iv) a Loan Party to a non-Loan Party Subsidiary of the Borrower so long as (A) the aggregate amount of all such loans made by the Loan Parties pursuant to this clause (a)(iv) and all Investments made by the Loan Parties pursuant to clause (b)(iv) below does not exceed $1,000,000 in any calendar year, (B) no Default or Event of Default has occurred and is continuing either before or after giving effect to such loan, and (C) the Borrower has Availability of not less than $5,000,000 after giving effect to such loan; provided that Permitted Intercompany Advances shall not include loans to any Excluded Subsidiaries; and

(b)           Investments constituting contributions to capital or the purchase of Equity Interests made by (i) a Loan Party in another Loan Party, (ii) a non-Loan Party Subsidiary of the Borrower in another non-Loan Party Subsidiary of the Borrower, (iii) a non-Loan Party Subsidiary of the Borrower in a Loan Party and (iv) a Loan Party to a non-Loan Party Subsidiary of the Borrower so long as (A) the aggregate amount of all such Investments made by the Loan Parties pursuant to this clause (b)(iv) and all loans made by the Loan Parties pursuant to clause (a)(iv) above does not exceed $1,000,000 in any calendar year, (B) no Default or Event of Default has occurred and is continuing either before or after giving effect to such Investment, and (C) the Borrower has Availability of not less than $5,000,000 after giving effect to such Investment; provided that Permitted Intercompany Advances shall not include Investments in any Excluded Subsidiaries.

"Permitted Investments" means:

(a)           Investments in cash and Cash Equivalents;

(b)           Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c)           advances made in connection with purchases of goods or services in the ordinary course of business;

(d)           Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e)           Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(f)           Permitted Intercompany Advances the proceeds of which are to be used for purposes other than those set forth in clause (k) of this definition;

(g)           Investments in the Excluded Subsidiaries made on the Effective Date in an aggregate amount not to exceed $5,000,000;

(h)           Investment in the Excluded Subsidiaries in an aggregate amount not to exceed $15,000,000; provided that prior to making any such Investment, the Borrower shall have satisfied in full all accounts payable owed to [***] by (i) paying in full all accounts payable owed to [***], (ii) converting or exchanging all accounts payable owed to [***] into Qualified Junior Capital Equity Interests or Qualified Equity Interests and/or (iii) entering into a written agreement with [***] to restructure the payment terms of such accounts payable, such agreement and such payments terms to be acceptable to the Agents in their sole discretion;

(i)            Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with the operations of the Loan Parties and not for speculative purposes;

(j)            Investments held in securities accounts specifically and exclusively used for maintaining funds pursuant to that certain Nonqualified Deferred Compensation Plan of the Borrower dated as of May 14, 2008, which accounts are identified in writing to the Agents; provided that the aggregate balance of all such securities accounts do not exceed $1,000,000 at any time;

(k)            Investments in non-Loan Party Subsidiaries of the Borrower to fund operating expenses of such non-Loan Party Subsidiaries incurred in the ordinary course of business consistent with past practice; and

*** Confidential material redacted and filed separately with the Securities and Exchange Commission.

(l)            so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any other Investments to Persons other than any Excluded Subsidiary in an aggregate amount not to exceed $1,000,000 at any time outstanding.

"Permitted Liens" means:

(a)           Liens securing the Obligations;

(b)           Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c);

(c)           Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)           Liens described on Schedule 7.02(a), provided that (i) no such Lien shall at any time be extended to cover any additional property not subject thereto on the Effective Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced other than in accordance with clause (b) of the definition of Permitted Indebtedness;

(e)           (i)           purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries and (B) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $2,000,000;

(f)           deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds or other obligations of a like nature, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due or that are being contested in good faith by appropriate proceeding;

(g)           easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business;

(h)           Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i)            Liens on real property or equipment securing Indebtedness permitted by clause (c) of the definition of Permitted Indebtedness;

(j)            the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capital Lease), in each case extending only to such personal property;

(k)           non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(l)             judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(k);

(m)           (i) Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code and (ii) rights of setoff or other liens upon deposits of cash or securities in favor of banks or other financial institutions, arising as a matter of law encumbering deposits or other funds maintained with such financial institution incurred in the ordinary course of business;

(n)           Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(o)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(p)           to the extent constituting Liens, the filing of UCC financing statements (or the equivalent in other jurisdictions) solely as a precautionary measure in connection with operating leases, consignment of goods or sale of Specified Accounts pursuant to Factoring Agreements;

(q)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the purchase on consignment of cores, as the case may be, entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; and

(r)            additional Liens so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto (for all the Loan Parties and their Subsidiaries) exceeds $1,000,000 at any one time.

"Permitted Specified Liens" means Permitted Liens under clauses (a), (b) and (c) of the definition of Permitted Liens, and, solely in the case of Section 7.01(b)(i), including clauses (g), (h) and (i) of the definition of Permitted Liens.

"Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

"Plan" means any Employee Plan or Multiemployer Plan.

"Pledge Agreement" means the Pledge Agreement, dated as of the date hereof, by and among the Borrower, Motorcar Mexico and the Collateral Agent.

"PNC" has the meaning specified therefor in the preamble hereto.

"Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.

"Pro Rata Share" means:

(a)           with respect to a Lender's obligation to (i) make Revolving Loans and receive payments of interest, fees, and principal with respect thereto and (ii) participate in Letters of Credit and Reimbursement Obligations, to reimburse the L/C Issuer, and right to receive payments of fees with respect thereto, the percentage obtained by dividing (A) such Lender's Revolving Credit Commitment by (B) the Total Revolving Credit Commitment; provided that if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's Revolving Loans and its interest in the Letter of Credit Obligations and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans and Letter of Credit Obligations;

(b)           with respect to a Lender's obligation to make the Term Loan and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Term Loan Commitment by (ii) the Total Term Loan Commitment; provided that if the Total Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Term Loan and the denominator shall be the aggregate unpaid principal amount of the Term Loan;

(c)           with respect to Agent Advances and any Agent's or Lender's right to receive payments of interest, fees and principal with respect thereto, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Agent's or Lender's portion of Agent Advances by (ii) the aggregate unpaid principal amount of Agent Advances; and

(d)           with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the sum of such Lender's Revolving Credit Commitment and the unpaid principal amount of such Lender's portion of the Term Loan and the Agent Advances by (ii) the sum of the Total Revolving Credit Commitment and the aggregate unpaid principal amount of the Term Loan and Agent Advances; provided that if such Lender's Revolving Credit Commitment shall have been reduced to zero, such Lender's Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender's Revolving Loans (including Agent Advances) and its interest in the Letter of Credit Obligations and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans (including Agent Advances) and Letter of Credit Obligations.

"Proceeds" means (a) all "proceeds" (as defined in Article 9 of the Uniform Commercial Code) with respect to the Collateral and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties that is subject to a Cash Management Agreement.

"Qualified Equity Interests" means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

"Qualified Junior Capital Equity Interests" means, with respect to the Borrower, all Equity Interests of the Borrower issued pursuant to the Junior Capital Agreements, so long as (a) the terms of any such Equity Interest does not contain (i) any mandatory put, redemption, repayment, sinking fund or other similar provision (other than as a result of a Change of Control) occurring on a date that falls earlier than six (6) months after the Final Maturity Date and (ii) any covenant other than any Permitted Covenant and (b) the cash interest payable by the Borrower on such Qualified Junior Capital Equity Interests shall not exceed 4.00% per annum of the initial amount of such Qualified Junior Capital Equity Interests (as such initial amount may be increased by the amount of any interest paid in kind thereunder).

"Real Property Deliverables" means each of the following agreements, instruments and other documents in respect of each Facility:

(a)           a Mortgage duly executed by the applicable Loan Party,

(b)           evidence of the recording of each such Mortgage in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

(c)           a Title Insurance Policy or bring-down of the existing Title Insurance Policy with respect to each Mortgage;

(d)           a current ALTA survey and a surveyor's certificate, in form and substance satisfactory to the Collateral Agent, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect thereto by a licensed professional surveyor satisfactory to the Collateral Agent;

(e)           a copy of each letter issued by the applicable Governmental Authority, evidencing each Facility's compliance with all applicable building codes, fire codes, other health and safety rules and regulations, parking, density and height requirements and other building and zoning laws;

(f)            an opinion of counsel, satisfactory to the Collateral Agent, in the state where such Facility is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Collateral Agent may reasonably request;

(g)           Phase I Environmental Site Assessments with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent;

(h)           flood insurance for such Facility if all or a portion of such Facility is located in an area designated by the Federal Emergency Management Agency as an area having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), and in which flood insurance has been made available under the U.S. National Flood Insurance Program, in an amount equal to the full replacement cost of the buildings, fixtures and personalty located on such real property or such other amount as may be agreed to by Collateral Agent in writing; and

(i)           such other agreements, instruments and other documents (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require.

"Reference Bank" means PNC, its successors or any other commercial bank designated by the Administrative Agent to the Borrower from time to time.

"Reference Rate" means (a) in the case of Revolving Loans, the greatest of (i) the Federal Funds Effective Rate plus 0.50% per annum, (ii) the Eurodollar Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis) plus 1.00% per annum and (iii) the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate and (b) in the case of the Term Loan, the greatest of (i) 3.00% per annum, (ii) the Federal Funds Effective Rate plus 0.50% per annum, (iii) the Eurodollar Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis) plus 1.00% per annum and (iv) the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate.  The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers.  Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

"Reference Rate Loan" means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.

"Register" has the meaning specified therefor in Section 12.07(d).

"Registered Loans" has the meaning specified therefor in Section 12.07(d).

"Regulation T", "Regulation U" and "Regulation X" mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

"Reimbursement Obligations" has the meaning specified therefor in Section 3.04(b).

"Related Fund" means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

"Related Party Assignment" has the meaning specified therefor in Section 12.07(b).

"Related Party Register" has the meaning specified therefor in Section 12.07(d).

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) perform any other actions authorized by 42 U.S.C. § 9601.

"Replacement Lender" has the meaning specified therefor in Section 12.02(b).

"Reportable Event" means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

"Required Lenders" means the Required Revolving Loan Lenders and the Required Term Loan Lenders.

"Required Revolving Loan Lenders" means the Revolving Loan Lenders whose Pro Rata Shares (calculated in accordance with clause (a) of the definition thereof) aggregate at least 50.1%.

"Required Term Loan Lenders" means the Term Loan Lenders whose Pro Rata Shares (calculated in accordance with clause (b) of the definition thereof) aggregate at least 50.1%.

"Requirements of Law" means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Reserves" means, as of any date of determination, such amounts (including, without limitation, the amount of any Bank Product Reserves and the Dilution Reserve) as the Administrative Agent may from time to time establish in the good faith exercise of its business judgment based upon the lending practices of the Administrative Agent (a) to reflect events, conditions, contingencies or risks which adversely affect (i) any Collateral in the Borrowing Base or either Agent's access thereto, or (ii) the priority, perfection or enforceability of any of the security interest of the Agents or any Lender in the Collateral in the Borrowing Base, or (b) in respect of any state of facts which the Administrative Agent reasonably determines to constitute a Default or an Event of Default.  The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as reasonably determined by the Administrative Agent.  The Administrative Agent shall provide notice to the Borrower and the Collateral Agent of any new categories of Reserves that may be established after the date hereof and will be available to consult with the Borrower in connection with the basis for such new categories of Reserves.  Notwithstanding any of the foregoing, the Administrative Agent shall not establish any Reserves pursuant to Section 7.01(m) with respect to any location of the Borrower (x) existing on the Effective Date prior to the date which is 30 days after the Effective Date or (y) that is not in the United States.

"Revolver Priority Collateral" means (a) Inventory (including rights in all returned or repossessed Inventory) of each Loan Party, (b) Accounts Receivable of each Loan Party that arise from the sale, leasing, assignment or other disposition of Inventory or the rendition of services, or from the licensing of, or similar arrangements relating to, patents, trademarks, copyrights and other intellectual property in the ordinary course of business, (c) Collateral Records, (d) deposit accounts (as defined in the Uniform Commercial Code) and all amounts therein (other than amounts therein constituting identifiable Proceeds of Term Priority Collateral) of any Loan Party, (e) to the extent evidencing or relating to any of the foregoing, supporting obligations, letter of credit rights, payment intangibles and documents (as each such term is defined in the Uniform Commercial Code), (f) five percent (5%) of each termination payment received from Autozone Parts, Inc. in connection with the termination of the customer contract between the Borrower and Autozone Parts, Inc. in an aggregate amount for all such payments not to exceed $3,000,000, and (g) all Proceeds and products (whether tangible or intangible) of the foregoing, including Proceeds of insurance covering any or all of the foregoing, in each case to the extent they relate to clauses (a) through (f) above.  For the avoidance of doubt, Revolver Priority Collateral shall not include (i) patents, trademarks, copyrights, other intellectual property or any other asset acquired with cash proceeds thereof except to the extent such asset acquired is described in clauses (a) through (f) above, (ii) during the continuance of an Event of Default, proceeds of business interruption insurance, (iii) Proceeds of Revolving Loans (other than such Proceeds constituting Collateral described in clauses (a) through (f) above) and (iv) any payments received by the Borrower or any of its Subsidiaries from any of its respective customers in connection with the termination of any applicable customer contract (other than the portion of such payments received from Autozone Parts, Inc. described in clause (f) above).

"Revolver Priority Collateral Proceeds" means the Proceeds of Revolver Priority Collateral.

"Revolving Credit Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower in the amount set forth opposite such Lender's name in Schedule 1.01(A) hereto  or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Revolving Loan" means a loan made by a Revolving Loan Lender to the Borrower pursuant to Section 2.01(a)(i).

"Revolving Loan Lender" means a Lender with a Revolving Credit Commitment.

"Revolving Loan Obligations" means any Obligations with respect to the Revolving Loans (including without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

"Sale and Leaseback Transaction" shall mean, with respect to any Loan Party or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

"SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

"Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

"Securitization" has the meaning specified therefor in Section 12.07(j).

"Security Agreement" means a Pledge and Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit A, securing the Obligations and delivered to the Collateral Agent.

"Senior Leverage Ratio" means, with respect to any Person and its Subsidiaries for any period, the ratio of (a) the amount of Consolidated Funded Indebtedness of such Person and its Subsidiaries as of the end of such period (excluding any Subordinated Indebtedness of such Person and its Subsidiaries then outstanding) to (b) Consolidated EBITDA of such Person and its Subsidiaries for such period.

"Settlement Period" has the meaning specified therefor in Section 2.02(d)(i) hereof.

"Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Specified Accounts" means the Accounts Receivable of the Borrower with the payment terms and owed by the Account Debtors listed on Schedule 1.01(B).

"Specified Core Receivables" means the Accounts Receivable from the Borrower's customers listed on Schedule 1.01(E) (as such Schedule may be supplemented in writing by the Borrower from time to time), which have extended payment terms of up to 360 days from the invoice date.

"Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

"Subordinated Indebtedness" means Indebtedness of any Loan Party the terms of which are satisfactory to the Agents and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (a) by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Agents and the Required Lenders, or (b) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Agents and the Required Lenders.

"Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person; provided that for all purposes of this Agreement and the other Loan Documents, no Excluded Subsidiary shall be deemed a Subsidiary of the Borrower.

"Taxes" has the meaning specified therefor in Section 2.09(a).

"Termination Event" means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (c) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan, or (e) any other event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

"Term Loan" means, collectively, the loans made by the Term Loan Lenders to the Borrower on the Effective Date pursuant to Section 2.01(a)(ii).

"Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make the Term Loan to the Borrower in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Term Loan Lender" means a Lender with a Term Loan Commitment (or a Lender that holds all or any portion of the unpaid principal amount of the Term Loan).

"Term Loan Obligations" means any Obligations with respect to the Term Loan (including, without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

"Term Priority Collateral" means all Collateral other than Revolver Priority Collateral.

"Term Priority Collateral Proceeds" means the Proceeds of the Term Priority Collateral.

"Title Insurance Policy" means a mortgagee's loan policy, in form and substance satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Collateral Agent, delivered to the Collateral Agent.

"Total Commitment" means the sum of the Total Revolving Credit Commitment and the Total Term Loan Commitment.

"Total Revolving Credit Commitment" means the sum of the amounts of the Lenders' Revolving Credit Commitments.

"Total Term Loan Commitment" means the sum of the amounts of the Lenders' Term Loan Commitments.

"Transactions" means, collectively, the transactions to occur on or about the Effective Date pursuant to the Loan Documents, including (a) the execution, delivery and performance of the Loan Documents and the making of the Loans hereunder, (b) the repayment and termination of the Existing Credit Facility, and (c) the payment of all fees and expenses to be paid on or prior to the Effective Date and owing in connection with the foregoing.

"TTM Consolidated EBITDA" means, with respect to any period, the Consolidated EBITDA of the Borrower and its Subsidiaries for the twelve-month period then ended.

"UCC Filing Authorization Letter" means a letter duly executed by the Borrower authorizing the Collateral Agent to file appropriate financing statements on Form UCC-1 without the signature of the Borrower in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage.

"UCP 600" has the meaning specified therefor in Section 3.02(b).

"Uniform Commercial Code" has the meaning specified therefor in Section 1.04(b).

"Unused Line Fee" has the meaning specified therefor in Section 2.06(a).

"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006).

"U.S. Lender" has the meaning specified therefor in Section 2.09(e).

[***]

"WARN" has the meaning specified therefor in Section 6.01(z).

"Working Investment" means, at any date of determination thereof, (a) the sum, for any Person and its Subsidiaries, of (i) the unpaid face amount of all Accounts Receivable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of long-term core inventory and long-term core inventory deposits of such Person and its Subsidiaries as at such date of determination, plus (iii) the aggregate amount of Inventory and unreturned Inventory of such Person and its Subsidiaries as at such date of determination, plus (iv) the aggregate amount of prepaid expenses and other current assets (other than cash and Cash Equivalents that are not described in clauses (a)(i) through (a)(iii) above) of such Person and its Subsidiaries as at such date of determination, minus (b) the sum, for such Person and its Subsidiaries, of (i) the unpaid amount of all accounts payable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of all accrued expenses of such Person and its Subsidiaries as at such date of determination (but, excluding from accounts payable and accrued expenses, the current portion of long-term debt, Capitalized Leases and all accrued interest and taxes), plus (iii) the aggregate amount of deferred core revenue of such Person and its Subsidiaries as at such date of determination, plus (iv) the aggregate amount of income tax payable of such Person and its Subsidiaries as at such date of determination, plus (v) the aggregate amount of customer finished goods returns accrual of such Person and its Subsidiaries as at such date of determination, plus (vi) the aggregate amount of other current liabilities (not described in clauses (b)(i) through (b)(v) above) of such Person and its Subsidiaries as at such date of determination, in each case, as reflected in the consolidated statements of cash flow delivered to the Agent and the Lenders pursuant to Section 7.01(a)(iii).

*** Confidential material redacted and filed separately with the Securities and Exchange Commission.

Section 1.02        Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  The word "will" shall be construed to have the same meaning and effect as the word "shall."  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.03        Certain Matters of Construction.  References in this Agreement to "determination" by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations).  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by the Required Lenders or by each Lender affected thereby, as applicable.  Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase "to the knowledge of any Loan Party" or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if such officer had engaged in good faith and diligent performance of such officer's duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.04        Accounting and Other Terms.

(a)           Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements.  Notwithstanding the foregoing, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 840 on the definitions and covenants herein, GAAP as in effect on the Effective Date shall be applied and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)           All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute.

Section 1.05        Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to any Agent, any Lender or the L/C Issuer, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01        Commitments.  (a)  Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i)          each Revolving Loan Lender severally and not jointly agrees to make Revolving Loans to the Borrower at any time and from time to time after the Effective Date to the Final Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender's Revolving Credit Commitment; and

(ii)         each Term Loan Lender severally agrees to make a Term Loan to the Borrower on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender's Term Loan Commitment.

(b)           Notwithstanding the foregoing:

(i)          The aggregate principal amount of Revolving Loans outstanding at any time to the Borrower shall not exceed the lower of (A) the difference between (1) the Total Revolving Credit Commitment and (2) the aggregate Letter of Credit Obligations and (B) the difference between (1) the then current Borrowing Base and (2) the aggregate Letter of Credit Obligations.  The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date.  Within the foregoing limits, the Borrower may borrow, repay and reborrow the Revolving Loans on or after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.

(ii)         The aggregate principal amount of the Term Loan made on the Effective Date shall not exceed the Total Term Loan Commitment.  Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed.

Section 2.02        Making the Loans.  (a)  The Borrower shall give the Administrative Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit B hereto (a "Notice of Borrowing")), not later than 1:00 p.m. (New York time) on the date which is 3 Business Days prior to the date of the proposed Loan (in the case of a Eurodollar Rate Loan), or not later than 1:00 p.m. (New York time) on the date that is 1 Business Day prior to the date of the proposed Loan (in the case of a Reference Rate Loan) (or such shorter period as the Administrative Agent is willing, in its sole discretion, to accommodate from time to time).  The Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount and type (either a Revolving Loan or a Term Loan) of the proposed Loan, (ii) the proposed borrowing date, which must be a Business Day, and, with respect to the Term Loan, must be the Effective Date, (iii) whether the proposed Loan is to be a Reference Rate Loan or a Eurodollar Rate Loan, and (iv) in the case of a Eurodollar Rate Loan, the initial Interest Period applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period."  If no Interest Period is specified with respect to any requested Eurodollar Rate Loan, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.  If no election as to the type of Loan is specified, then the requested Loan shall be a Reference Rate Loan.  The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent).  Each Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of any such telephonic Notice of Borrowing.  The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer's authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary.  The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b)           Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith.  Each Eurodollar Rate Loan shall be made in a minimum amount of $100,000 and shall be in integral multiples of $50,000 in excess thereof.  The Borrower shall have not more than 4 Eurodollar Rate Loans in effect at any given time.

(c)           (i)         Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment or the Total Term Loan Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(ii)         Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrower, the Agents and the Lenders, the Borrower, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrower and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Revolving Loan Lenders, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 2.02(d); provided, however, that (a) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders on the Business Day prior to the date of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied at the time of the proposed Revolving Loan, and (b) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied.  If the Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders.  If the Administrative Agent notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of the Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, in the Administrative Agent's Account no later than 3:00 p.m. (New York time) (provided that the Administrative Agent requests payment from such Revolving Loan Lender not later than 1:00 p.m. (New York time)) on the date of the proposed Revolving Loan.  The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrower on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent in the Administrative Agent's Account or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Borrower.

(iii)        If the Administrative Agent has notified the Revolving Loan Lenders that the Administrative Agent, on behalf of the Revolving Loan Lenders, will not fund a particular Revolving Loan pursuant to Section 2.02(c)(ii), the Administrative Agent may assume that each such Revolving Loan Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day.  If the Administrative Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to the Administrative Agent by any such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for 3 Business Days and thereafter at the Reference Rate.  During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account.  Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account.

(iv)        Nothing in this Section 2.02(c) shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

(d)           (i)        With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to Section 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a "Settlement Period"), the Administrative Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period.  In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender's initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 2:00 p.m. (New York time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (New York time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds.  In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the difference in immediately available funds.  In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrower for repayment, each Revolving Loan Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Revolving Loan Lender's interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof.  The obligations of the Administrative Agent and each Revolving Loan Lender under this Section 2.02(d) shall be absolute and unconditional.  Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.

(ii)        In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to Section 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for 3 Business Days and thereafter at the Reference Rate.  During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account.  Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account.  Nothing in this Section 2.02(d)(ii) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

Section 2.03       Repayment of Loans; Evidence of Debt.  (a)  The outstanding principal of all Revolving Loans shall be due and payable on the Final Maturity Date.

(b)           The outstanding unpaid principal amount of the Term Loan shall be repayable in consecutive quarterly installments on the first day of each calendar quarter commencing on October 1, 2012, and ending on the Final Maturity Date, as set forth below:

Payment Date	Installment
October 1, 2012	$250,000
January 1, 2013	$250,000
April 1, 2013	$250,000
July 1, 2013	$250,000
October 1, 2013, and the first day of each calendar quarter thereafter	$1,000,000

; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan.  The outstanding unpaid principal amount of the Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earliest of (i) the termination of the Total Revolving Credit Commitment, (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof and (iii) the Final Maturity Date.

(c)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(e)           The entries made in the accounts maintained pursuant to Section 2.03(c) or Section 2.03(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)            Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04        Interest.

(a)           Revolving Loans.  Subject to the terms of this Agreement, at the option of the Borrower, each Revolving Loan shall be either a Reference Rate Loan or a Eurodollar Rate Loan.  Each Revolving Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin.  Each Revolving Loan that is a Eurodollar Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until repaid, at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Loan plus the Applicable Margin.

(b)           Term Loan.  Subject to the terms of this Agreement, at the option of the Borrower, the Term Loan or any portion thereof shall be either a Reference Rate Loan or a Eurodollar Rate Loan.  Each portion of the Term Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin.  Each portion of the Term Loan that is a Eurodollar Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for the Term Loan (or such portion thereof) plus the Applicable Margin.

(c)           Default Interest.  To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default at the election of either Agent or the Required Lenders and notified to the Borrower (which notification shall not be required with respect of any Event of Default described in Section 9.01(a), (f) or (g)), (i) the principal of, and all due but unpaid interest on the Loans, fees, indemnities, outstanding Letter of Credit Obligations or other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate, and (ii) the Letter of Credit Fees shall be increased by two percentage points above the per annum rate otherwise applicable hereunder.  All interest and other amounts payable pursuant to subclauses (i) and (ii) of this Section 2.04(c) shall be payable on demand.

(d)           Interest Payment.  Interest on each Loan shall be payable on each Interest Payment Date, commencing on the first Interest Payment Date following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise).  Each Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.01 with the amount of any interest payment due hereunder.

(e)           General.  All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05        Reduction of Commitment; Prepayment of Loans.

(a)           Reduction of Commitments.

(i)          Revolving Credit Commitments.  The Total Revolving Credit Commitment shall terminate on the Final Maturity Date.  The Borrower may reduce the Total Revolving Credit Commitment to an amount not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, (b) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Borrower under Section 2.02, (C) the Letter of Credit Obligations at such time and (D) the stated amount of all Letters of Credit not yet issued as to which a request has been made and not withdrawn; provided that in no event shall the Borrower be permitted to reduce the Total Revolving Credit Commitment to an amount less than $10,000,000.  Each such reduction shall be (1) in an amount which is an integral multiple of $500,000, (2) made by providing no less than 3 Business Days prior written notice to the Agents, provided that any such notice of reduction may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower and (3) accompanied by the payment of the Applicable Prepayment Premium, if any, payable in connection with such reduction of the Total Revolving Credit Commitment.  Once reduced, the Total Revolving Credit Commitment may not be increased.   Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii)         Term Loan.  The Total Term Loan Commitment shall terminate at 5:00 p.m. (New York time) on the Effective Date.

(b)           Optional Prepayment.

(i)          Revolving Loans.  The Borrower may, at any time and from time to time, prepay the principal of any Revolving Loan, in whole or in part.

(ii)         Term Loan.  The Borrower may, at any time and from time to time, upon at least 5 Business Days' prior written notice to the Administrative Agent, prepay the principal of the Term Loan, in whole or in part; provided, that such payment may only be made if, immediately prior to and immediately following such payment, the sum of Availability plus Qualified Cash is not less than $5,000,000.  Each prepayment made pursuant to this clause (b)(ii) shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid and (B) the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Term Loan.  Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity.

(iii)        Termination of Agreement.  The Borrower may, upon at least fifteen (15) days prior written notice to the Administrative Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations (including (A) either (1) the Cash Collateralization of all Letters of Credit or (2) causing the original Letters of Credit to be returned to the Administrative Agent and (B) paying in full in cash the Bank Product Obligations and terminating such Bank Product Obligations in a manner satisfactory to the Bank Product Provider providing such Bank Products), in full, plus the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement and executing and delivering a general release in favor of the Agents and the Lenders, provided that any such notice of termination may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower.  If the Borrower has sent a notice of termination pursuant to this clause (iii), then the Lenders' obligations to extend credit hereunder shall terminate and the Borrower shall be obligated to repay the Obligations (including (A) either (1) the Cash Collateralization of all Letters of Credit or (2) causing the original Letters of Credit to be returned to the Administrative Agent and (B) paying in full in cash the Bank Product Obligations and terminating such Bank Product Obligations in a manner satisfactory to the Bank Product Provider providing such Bank Products), in full, plus the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement, and execute and deliver a general release in favor of the Agents and the Lenders, on the date set forth as the date of termination of this Agreement in such notice.

(c)           Mandatory Prepayment.

(i)          The Borrower will immediately prepay the Revolving Loans at any time when the aggregate principal amount of all Revolving Loans plus the outstanding amount of all Letter of Credit Obligations exceeds the Borrowing Base, to the full extent of any such excess.  On each day that any Revolving Loans or Letter of Credit Obligations are outstanding, the Borrower shall hereby be deemed to represent and warrant to the Agents and the Lenders that the Borrowing Base as set forth in the Borrowing Base Certificate most recently delivered to the Agents equals or exceeds the aggregate principal amount of all Revolving Loans and Letter of Credit Obligations outstanding on such day.  If at any time after the Borrower has complied with the first sentence of this Section 2.05(c)(i), the aggregate Letter of Credit Obligations are greater than the then current Borrowing Base, the Borrower shall Cash Collateralize such excess, with such Cash Collateral to be returned to the Borrower (provided no Event of Default shall have occurred and be continuing), at such time as the aggregate Letter of Credit Obligations plus the aggregate principal amount of all outstanding Revolving Loans no longer exceeds the then current Borrowing Base as determined by the Administrative Agent.

(ii)         The Borrower will immediately prepay the outstanding principal amount of the Term Loan in the event that the Total Revolving Credit Commitment is terminated for any reason.

(iii)        The Administrative Agent shall on each Business Day apply all funds transferred to or deposited in the Administrative Agent's Account, to the payment, in whole or in part, of the outstanding principal amount of the Revolving Loans in accordance with the terms of this Agreement.

(iv)        Within 10 days of delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(iii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ended March 31, 2013 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(iii), 10 days after the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(iii), the Borrower shall (A) if the information set forth in the related Compliance Certificate demonstrates that the Senior Leverage Ratio of the Borrower and its Subsidiaries as of the end of such Fiscal Year is greater than 1.00:1.00, prepay the outstanding principal amount of the Loans in accordance with clause (d) below in an amount equal to the result of (to the extent positive) (1) 75% of the Excess Cash Flow of the Borrower and its Subsidiaries for such Fiscal Year minus (2) the aggregate principal amount of all payments made by the Borrower pursuant to Section 2.05(b) for such Fiscal Year (in the case of payments made by the Borrower pursuant to Section 2.05(b)(i), only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments), or (B) if the information set forth in the related Compliance Certificate demonstrates that the Senior Leverage Ratio of the Borrower and its Subsidiaries as of the end of such Fiscal Year is equal to or less than 1:00:1.00, prepay the outstanding principal amount of the Loans in accordance with clause (d) below in an amount equal to the result of (to the extent positive) (1) 50% of the Excess Cash Flow of the Borrower and its Subsidiaries for such Fiscal Year minus (2) the aggregate principal amount of all payments made by the Borrower pursuant to Section 2.05(b) for such Fiscal Year (in the case of payments made by the Borrower pursuant to Section 2.05(b)(i), only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments).

(v)         Within 2 Business Days following payment for any Disposition by any Loan Party or its Subsidiaries, the Borrower shall prepay the outstanding principal amount of the Loans in accordance with clause (d) below in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed for all such Dispositions (excluding Net Cash Proceeds from Dispositions of Accounts Receivable) $500,000 in any Fiscal Year.  Nothing contained in this Section 2.05(c)(v) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).

(vi)        Within 2 Business Days following the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), or upon an Equity Issuance (other than up to $30,000,000 of Net Cash Proceeds from any Equity Issuance of Qualified Equity Interests or Qualified Junior Capital Equity Interests), the Borrower shall prepay the outstanding amount of the Loans in accordance with clause (d) below in an amount equal to (A) in the case of issuance or incurrence of any such Indebtedness, 100% of the Net Cash Proceeds received by such Person in connection therewith and (B) in the case of an Equity Issuance, (1) so long as no Event of Default has occurred and is continuing, 25% of the Net Cash Proceeds received by such Person in connection therewith and (2) after the occurrence and continuance of an Event of Default, 100% of the Net Cash Proceeds received by such Person in connection therewith.  The provisions of this Section 2.05(c)(vi) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(vii)       Within 2 Business Days following the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts in an amount exceeding $100,000, the Borrower shall prepay the outstanding principal of the Loans in accordance with clause (d) below an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(viii)     Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition or the receipt of Extraordinary Receipts consisting of insurance proceeds (other than insurance proceeds received in connection with loss or damage of Inventory) or condemnation awards that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(v) or Section 2.05(c)(vii), as the case may be, up to $500,000 in the aggregate in any Fiscal Year of the Net Cash Proceeds from all such Dispositions and Extraordinary Receipts shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds and Extraordinary Receipts are used to replace, repair, restore or purchase properties or assets used in such Person's business, provided that (A) such proceeds are used by a Loan Party to invest or reinvest in, or otherwise replace, repair, restore or purchase properties or assets constituting (i) Revolver Priority Collateral to the extent the property or assets disposed of or subject to casualty or condemnation constituted Revolver Priority Collateral, (ii) Term Priority Collateral to the extent the property or assets disposed of or subject to casualty or condemnation constituted Term Priority Collateral, or (iii) property, plant or equipment if the receipt of Net Cash Proceeds or Extraordinary Receipts did not arise from a disposition of or a casualty or condemnation of any property or assets, (B) no Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds or Extraordinary Receipts, (C) the Borrower delivers a certificate to the Agents within five (5) Business Days after such Disposition or loss, destruction or taking, as the case may be, stating that such Net Cash Proceeds or Extraordinary Receipts shall be used to replace, repair, restore or purchase properties or assets used in such Person's business within a period specified in such certificate, with such replacement, repair, restoration or purchase not to exceed two hundred seventy (270) days after the date of receipt of such Net Cash Proceeds or Extraordinary Receipts which certificate shall set forth estimates of the Net Cash Proceeds or Extraordinary Receipts to be so expended), (D) such Net Cash Proceeds or Extraordinary Receipts are deposited in a Controlled Deposit Account, and (E) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Agents pursuant to clause (C) above or (2) the occurrence of a Default or an Event of Default, such Net Cash Proceeds or Extraordinary Receipts, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(v) or Section 2.05(c)(vii) as applicable.

(d)           Application of Payments.  Subject to the last paragraph of this Section 2.05(d), the prepayments required under Section 2.05(c) (other than prepayments made pursuant to subsection (c)(i) of Section 2.05) shall be applied as follows:

(i)          the proceeds from any prepayment pursuant to any Disposition of any Revolver Priority Collateral, any Extraordinary Receipts consisting of an insurance policy or condemnation award with respect to Revolver Priority Collateral (including, without limitation, proceeds of business interruption insurance, but only to the extent no Event of Default shall have occurred and be continuing) or any Extraordinary Receipts consisting of Revolver Priority Collateral described in clause (f) of the definition of Revolver Priority Collateral shall be applied (A) first, to the Revolving Loans until paid in full, and (B) second, to the Term Loan until paid in full;

(ii)         the proceeds from any prepayment pursuant to any Disposition of any Term Priority Collateral or any Extraordinary Receipts consisting of insurance policy or condemnation award with respect to Term Priority Collateral (including, without limitation, proceeds of business interruption insurance (but  only to the extent of an Event of Default has occurred and is continuing)) shall be applied (A) first, to the Term Loan until paid in full, and (B) second, to the Revolving Loans until paid in full;

(iii)        the proceeds from any prepayment pursuant to a Disposition of all or substantially all of the assets or Equity Interests of any Person or any insurance which Disposition or proceeds of insurance includes both (x) Revolver Priority Collateral and (y) Term Priority Collateral, shall be applied in a manner mutually determined by the Agents acting reasonably and in good faith; and

(iv)        the proceeds from any prepayment event set forth in Section 2.05(c)(ii), Section 2.05(c)(iv), Section 2.05(c)(vi) or Section 2.05(c)(vii) (other than any such proceeds applied pursuant to clauses (d)(i) or (d)(ii) above) shall be applied, (A) first, to the Term Loan until paid in full, and (B) second, to the Revolving Loans until paid in full.

Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, prepayments required under Section 2.05(c) shall continue to be applied in the manner set forth in this Section 2.05(d), unless either Agent has elected to, or has been directed by the Required Lenders to, apply payments and other Proceeds of Collateral in accordance with Section 4.03(b), in which case prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b).  Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity.

(e)            Interest and Fees.  Any prepayment made pursuant to this Section 2.05 (other than prepayments made pursuant to subsections (c)(i) and (c)(iii) of this Section 2.05) shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.07, and (iii) if such prepayment would reduce the amount of the outstanding Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.  In addition, any prepayment made pursuant to subsections (c)(ii), (c)(v) and (c)(vi) of this Section 2.05(c) shall be accompanied by the payment of the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Loans.

(f)            Waiver of Certain Prepayments.  Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment of the Loans pursuant to Section 2.05(c)(vi)(B) (a "Waivable Prepayment"), not less than two (2) Business Days prior to the date (the "Prepayment Date") on which the Borrower is required to make such Waivable Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender of the amount of such Lender's Pro Rata Share of such Waivable Prepayment and such Lender's option to refuse such amount.  Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so not later than 10:00 a.m. on the Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before 10:00 a.m. on the Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).  On the Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Loans of such Lenders.  The Borrower shall be permitted to retain any excess for working capital and general corporate purposes.

(g)           Cumulative Prepayments.  Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06        Fees.

(a)           Unused Line Fee.  From and after the Effective Date and until the Final Maturity Date, the Borrower shall pay to the Administrative Agent for the account of the Revolving Loan Lenders, in accordance with their Pro Rata Shares, an unused line fee (the "Unused Line Fee"), which shall accrue at the rate per annum of 0.50% on the excess, if any, of the Total Revolving Credit Commitment over the sum of the average principal amount of all Revolving Loans and Letter of Credit Obligations outstanding during the prior one quarter period and shall be payable quarterly in arrears on the first day of each quarter commencing April 1, 2012.

(b)           Letter of Credit Fees.  The Borrower shall pay (i) to the Administrative Agent, for the ratable benefit of the Revolving Loan Lenders, a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in clause (ii) below) which shall accrue at a rate per annum equal to the L/C Fee Rate in effect at such time, times the daily balance of the Maximum Undrawn Amount of all outstanding Letters of Credit, for the period from and excluding the date of issuance of same to and including the date of expiration or termination, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of each month and on the Final Maturity Date, and (ii) to the L/C Issuer, a fronting fee of one quarter of one percent (0.25%) per annum, together with any and all customary administrative, issuance, amendment, payment and negotiation charges (as per the L/C Issuer's standard fee schedule) with respect to any Letters of Credit and all fees and expenses as agreed upon by the L/C Issuer and the Borrower in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Administrative Agent for any and all fees and expenses, if any, paid by the Administrative Agent to the L/C Issuer (all of the foregoing fees, the "Letter of Credit Fees").  All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.  Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the L/C Issuer's prevailing charges for that type of transaction.  All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

(c)           Applicable Prepayment Premium.  In addition to Section 2.05(a)(i), Section 2.05(b) and Section 2.05(e), in the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Final Maturity Date, for any reason, including (i) termination upon the election of the Required Lenders to terminate after the occurrence and during the continuation of an Event of Default (or, in the case of the occurrence of any Event of Default described in Section 9.01(f) or Section 9.01(g) with respect to any Loan Party, automatically upon the occurrence thereof), (ii) foreclosure and sale of Collateral, (iii) sale of the Collateral in any Insolvency Proceeding, or (iv) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Agents and the Lenders, the Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, the Applicable Prepayment Premium, measured as of the date of such termination.

(d)           Audit and Collateral Monitoring Fees .  The Borrower acknowledges that pursuant to Section 7.01(f), representatives of the Agents may visit any or all of the Loan Parties and/or conduct audits, inspections, appraisals, valuations and/or field examinations of any or all of the Loan Parties at any time and from time to time in a manner so as to not unduly disrupt the business of the Loan Parties.  The Borrower agrees to pay (i) $1,500 per day per examiner plus the examiner's out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, appraisals, valuations and field examinations and (ii) the cost of all visits, audits, inspections, appraisals, valuations and field examinations conducted by a third party on behalf of the Agents.  Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be obligated to pay the fees, costs and expenses for more than four (4) such audits, inspections, valuations or field examinations conducted during each Fiscal Year during the term of this Agreement (in addition to the fees, costs and expenses for any Inventory and Accounts Receivable appraisal described in Section 7.01(f)(ii)).

(e)           Fee Letter.  As and when due and payable under the terms of the Fee Letter, the Borrower shall pay the fees set forth in the Fee Letter.

Section 2.07        Eurodollar Option.

(a)           In lieu of having interest charged at the rate based upon the Reference Rate, the Borrower shall have the option (the "Eurodollar Option") to have interest on all or a portion of the Loans be charged at a rate of interest based upon the Eurodollar Rate.  Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as the Borrower may elect as set forth in subsection 2.02(a) above; provided that no Interest Period shall end after the Final Maturity Date.

(b)           The Borrower shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its Notice of Borrowing given to the Administrative Agent pursuant to Section 2.02(a) or by its notice of conversion given to the Administrative Agent pursuant to Section 2.07(c), as the case may be.  The Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to the Administrative Agent of such duration not later than 11:00 a.m. (New York time) on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan.  If the Administrative Agent does not receive timely notice of the Interest Period elected by the Borrower shall be deemed to have elected to convert such Eurodollar Rate Loan to a Reference Rate Loan, subject to Section 2.07(c) herein below.

(c)           The Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Reference Rate Loans, convert any such loan into a loan of another type (i.e., a Reference Rate Loan or a Eurodollar Rate Loan) in the same aggregate principal amount, provided that any conversion of a Eurodollar Rate Loan not made on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan shall be subject to Section 2.07(e).  If the Borrower desires to convert a Loan, the Borrower shall give the Administrative Agent a Eurodollar Notice by no later than 11:00 a.m. (New York time) (i) on the day which is three (3) Business Days' prior to the date on which such conversion is to occur with respect to a conversion from a Reference Rate Loan to a Eurodollar Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Eurodollar Rate Loan to a Reference Rate Loan, specifying, in each case, the date of such conversion, the Loans to be converted and if the conversion is from a Reference Rate Loan to a Eurodollar Rate Loan, the duration of the first Interest Period therefor.

(d)           Subject to Section 2.05(b), the Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment.  The Borrower shall specify the date of prepayment of Loans which are Eurodollar Rate Loans, the Loan to which such prepayment is to be applied and the amount of such prepayment.  In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, the Borrower shall indemnify the Administrative Agent and Lenders therefor in accordance with Section 2.07(e) hereof.

(e)           The Borrower shall indemnify the Agents and Lenders and hold the Agents and Lenders harmless from and against any and all losses, costs or expenses, excluding the loss of any margin above the Eurodollar Rates (such losses, costs and expenses, collectively, "Funding Losses") that the Agents and Lenders may sustain or incur as a consequence of any mandatory or voluntary prepayment, conversion of or any default by the Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by the Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest, excluding the loss of any margin above the Eurodollar Rates, payable by the Agents or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder (it being agreed that the Agents and Lenders shall be entitled to such indemnification on such basis whether or not they have obtained such funds to make or maintain its Eurodollar Rate Loans hereunder, to be calculated  in accordance with customary banking practices).  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by any Agent or any Lender to the Borrower shall be conclusive absent manifest error.

(f)            Notwithstanding any other provision hereof, if any Requirement of Law, or any Change in Law, shall make it unlawful for any Lender (for purposes of this subsection (f), the term "Lender" shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and the Borrower shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from the Administrative Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type (the date specified in the Administrative Agent's request shall, unless otherwise required by law, be the last day of the Interest Period of such Eurodollar Rate Loans).  If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, the Borrower shall pay the Administrative Agent, upon the Administrative Agent's request, such amount or amounts as may be necessary to compensate Lenders for any Funding Losses sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan.  A certificate as to any additional amounts that describes in reasonable detail the calculations thereof payable pursuant to the foregoing sentence submitted by Lenders to Borrower shall be conclusive absent manifest error.

(g)           In the event that:

(i)          the Administrative Agent shall have determined that reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.02(a) hereof for any Interest Period; or

(ii)         the Required Lenders shall have determined that dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Reference Rate Loan into a Eurodollar Rate Loan, then the Administrative Agent shall give the Lenders and the Borrower prompt written, telephonic or facsimile notice of such determination.  If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Reference Rate Loan, unless the Borrower shall notify the Administrative Agent no later than 1:00 p.m. (New York time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Reference Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Reference Rate Loan, or, if the Borrower shall notify the Administrative Agent, no later than 11:00 a.m. (New York time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Reference Rate Loan at the end of the applicable Interest Period.  Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and the Borrower shall not have the right to convert a Reference Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

(h)           Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire Eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the Eurodollar Rate.  Except for Section 2.07(g)(ii), the provisions of this Article II shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the Eurodollar Rate by acquiring Eurodollar deposits for each Interest Period in the amount of the Eurodollar Rate Loans.

(i)            If any Lender requests compensation or notifies the Borrower of any illegality to make a Eurodollar Rate Loan pursuant to Section 2.07(f) or if the Borrower is required to pay any additional amount to any Lender or if the Borrower is required to pay any additional interest or other amount to any Lender hereunder, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable hereunder in the future or eliminate the illegality to make Eurodollar Rate Loans, as the case may be, (ii) would not subject such Lender to any unreimbursed cost or expense, and (iii) would not otherwise be disadvantageous to such Lender.

Section 2.08        [Intentionally Omitted].

Section 2.09        Taxes.  (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, assessments, fees, deductions, charges or withholdings, and all interest, penalties, additions to tax and other liabilities with respect thereto (all such amounts, "Taxes"), except as required by applicable law.  If any Loan Party shall be required to deduct or withhold any Taxes from any such payment (i) if such tax is an Indemnified Tax, the sum payable shall be increased by the amount (an "Additional Amount") necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.09) such Agent, such Lender or the L/C Issuer (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp, court or documentary, intangible recording or filing taxes or any other charges or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes").  Each Loan Party shall deliver to each Agent, each Lender and the L/C Issuer the original or a certified copy of a receipt evidencing such payment in respect of any Indemnified Taxes or Other Taxes payable hereunder as soon as reasonably practicable after payment of such Indemnified Taxes or Other Taxes.

(c)           Without duplication of Sections 2.09(a) and 2.09(b), the Loan Parties hereby jointly and severally indemnify and agree to hold each Agent, each Lender and the L/C Issuer harmless from and against Indemnified Taxes and Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.09) payable or paid by such Person or required to be deducted or withheld from a payment to such Person, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  Such indemnification shall be paid within 30 days from the date on which any such Person makes written demand therefor specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes and shall include reimbursement for any documented out-of-pocket expenses arising therefrom or with respect thereto.  A certificate as to the amount of such payment or liability delivered by any Agent, any Lender or the L/C Issuer shall be conclusive absent manifest error.

(d)           (i)  Any Lender (which, for purposes of this Section 2.09(d), shall include the Administrative Agent) that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the foregoing two sentences, the completion of such documentation (other than such documentation set forth in Section 2,09(d)(ii), (iii) or (iv) below) shall not be required if in the Lender's good faith judgment such completion, execution or submission would subject such Lender to any unreimbursed cost or expense or would prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing,

(A)           any Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, deliver to the Borrower and the Administrative Agent, executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) (a "Non-U.S. Lender") agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Borrower and the Administrative Agent (or, in the case of an assignee of a Lender which (x) is an Affiliate of such Lender or a Related Fund of such Lender and (y) does not deliver an Assignment and Acceptance to the Administrative Agent pursuant to the last sentence of Section 12.07(b) for recordation pursuant to Section 12.07(c), to the assigning Lender only, and in the case of a participant, to the Lender granting the participation only) properly completed and duly executed copies of U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY (together with applicable attachments), as applicable, or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments of interest and fees hereunder, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agents to determine the withholding or deduction required to be made, if any.  In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Lender becomes a party hereto), provide a certificate to the Agents and the Borrower to the effect that such Non-U.S. Lender is not a "bank" within the meaning of Section 881(c) of the Internal Revenue Code, is not a "10-percent shareholder" (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a CFC related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents in the event any such representation is no longer accurate.  Such forms shall be delivered by each Non-U.S. Lender at the times specified in the preceding sentences and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office").  In addition, such Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from the Borrower, any Agent, the assigning Lender or the Lender granting a participation, as applicable.  Notwithstanding any other provision of this Section 2.09, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.09(d) that such Non-U.S. Lender is not legally able to deliver.

(ii)           If a payment made to a Lender under this Agreement or any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(iii)           Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.09(d) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(e)           The Loan Parties shall not be required to indemnify any Lender,  Agent or L/C Issuer (each a "Recipient") or pay any Additional Amounts to any Recipient in respect of any obligation of the Borrower or any other Loan Party hereunder or under any Loan Document to the extent that (i) such amount is attributable to Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) such amount is attributable to Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) ("Other Connection Income Taxes"); (ii) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Recipient became a party to this Agreement (or, in the case of a participation holder, on the date such participation holder became a participant hereunder) or, with respect to payments to a New Lending Office, the date such Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (ii) shall not apply to the extent the indemnity payment or Additional Amounts any transferee, assignee or participation holder, or Lender (or transferee, assignee or participation holder) through a New Lending Office, would be entitled to receive (without regard to this clause (ii)) do not exceed the indemnity payment or Additional Amounts that the Person making the assignment, participation or transfer to such transferee, assignee or participation holder, or Lender (or transferee, assignee or participation holder) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, (iii) the obligation to pay such Additional Amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above; or (iv) any U.S. Federal withholding Taxes imposed under FATCA (all such amounts under this Section 2.09(e), "Excluded Taxes").

(f)           Any Agent, any Lender or the L/C Issuer (or Transferee) claiming any indemnity payment or Additional Amounts payable pursuant to this Section 2.09 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or Additional Amount that may thereafter accrue, would not require such Agent, such Lender or the L/C Issuer (or Transferee) to disclose any information such Agent, such Lender or the L/C Issuer (or Transferee) deems confidential and would not, in the reasonable determination of such Agent, such Lender or the L/C Issuer (or Transferee), be otherwise disadvantageous to such Agent, such Lender or the L/C Issuer (or Transferee).

(g)           If any party determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.09 (including by the payment of additional amounts pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)           Each party's obligations under this Section 2.09 shall survive the termination of this Agreement, the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the payment of the Loans and all other amounts payable hereunder.

Section 2.10           Increased Costs and Reduced Return.  v)  If any Lender, any Agent or the L/C Issuer shall have determined that any Change in Law shall (i) subject such Agent, such Lender or the L/C Issuer, or any Person controlling such Agent, such Lender or the L/C Issuer to any Tax, duty or other charge with respect to this Agreement or any Loan made by such Agent or such Lender or any Letter of Credit issued by the L/C Issuer (except for Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes, Indemnified Taxes or Other Connection Income Taxes payable by such Agent, such Lender or the L/C Issuer or any Person controlling such Agent, such Lender or the L/C Issuer), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement (without duplication of any Eurodollar Rate Reserve Percentage adjustments made pursuant to the definition of "Eurodollar Rate") against any Loan, any Letter of Credit or against assets of or held by, or deposits with or for the account of, or credit extended by, such Agent, such Lender or the L/C Issuer or any Person controlling such Agent, such Lender or the L/C Issuer or (iii) impose on such Agent, such Lender or the L/C Issuer or any Person controlling such Agent, such Lender or the L/C Issuer any other condition regarding this Agreement or any Loan or Letter of Credit, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Agent, such Lender or the L/C Issuer of making any Loan, issuing, guaranteeing or participating in any Letter of Credit, or agreeing to make any Loan or issue, guaranty or participate in any Letter of Credit, or to reduce any amount received or receivable by such Agent, such Lender or the L/C Issuer hereunder, then, upon demand by such Agent, such Lender or the L/C Issuer, the Borrower shall pay to such Agent, such Lender or the L/C Issuer such additional amounts as will compensate such Agent, such Lender or the L/C Issuer for such increased costs or reductions in amount.

(b)           If any Agent, any Lender or the L/C Issuer shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Agent, such Lender or the L/C Issuer or any Person controlling such Agent, such Lender or the L/C Issuer, and such Agent, such Lender or the L/C Issuer determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, Letters of Credit issued or any guaranty or participation with respect thereto, such Agent's, such Lender's or the L/C Issuer's or such other controlling Person's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Agent's, such Lender's or the L/C Issuer's such other controlling Person's capital to a level below that which such Agent, such Lender or the L/C Issuer or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, Letters of Credit issued, or any guaranty or participation with respect thereto or any agreement to make Loans, to issue Letters of Credit or such Agent's, such Lender's or the L/C Issuer's or such other controlling Person's other obligations hereunder (in each case, taking into consideration, such Agent's, such Lender's or the L/C Issuer's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by such Agent, such Lender or the L/C Issuer, the Borrower shall pay to such Agent, such Lender or the L/C Issuer from time to time such additional amounts as will compensate such Agent, such Lender or the L/C Issuer for such cost of maintaining such increased capital or such reduction in the rate of return on such Agent's, such Lender's or the L/C Issuer's or such other controlling Person's capital.

(c)           All amounts payable under this Section 2.10 shall bear interest from the date that is ten (10) days after the date of demand by any Agent, any Lender or the L/C Issuer until payment in full to such Agent, such Lender or the L/C Issuer at the Reference Rate.  A certificate of such Agent, such Lender or the L/C Issuer claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Agent, such Lender or the L/C Issuer to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Agent's, such Lender's or the L/C Issuer's reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender's right to demand such compensation.

(e)           Each party's obligations under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

ARTICLE III

LETTERS OF CREDIT

Section 3.01        Letters of Credit.  Subject to the terms and conditions hereof (including Section 2.01(b) hereof), the Administrative Agent shall issue or cause the issuance of standby and/or trade letters of credit (collectively, "Letters of Credit") for the account of the Borrower.  The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the lowest of (i) (A) the Total Revolving Credit Commitment minus (B) the aggregate principal amount of all Revolving Loans then outstanding, (ii) (A) the Borrowing Base minus (B) the aggregate principal amount of all Revolving Loans then outstanding, or (iii) the Letter of Credit Sublimit.  All disbursements or payments related to Letters of Credit shall be deemed to be Revolving Loans and shall bear interest at the rate applicable to Revolving Loans in accordance with Section 2.04.  Letters of Credit that have not been drawn upon shall not bear interest.

Section 3.02        Issuance of Letters of Credit.

(a)        Subject to the terms hereof, the Borrower may request the Administrative Agent to issue or cause the issuance of a Letter of Credit by delivering to the Administrative Agent, at the Payment Office, prior to 10:00 a.m. (New York time), at least five (5)  Business Days' prior to the proposed date of issuance, the Administrative Agent's form of letter of credit application (the "Letter of Credit Application") completed to the reasonable satisfaction of the Administrative Agent; and, such other certificates, documents and other papers and information as the Administrative Agent may reasonably request.  The Borrower also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with the Administrative Agent upon any amendment, extension or renewal of any Letter of Credit.

(b)        Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit's date of issuance (subject to automatic renewals) and in no event later than the date that is 15 days prior to the Final Maturity Date.  Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revision thereof adhered to by the Issuer ("UCP 600") or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) ("ISP98 Rules"), as determined by the Administrative Agent, and each trade Letter of Credit shall be subject to UCP 600.

(c)         The Administrative Agent shall use its reasonable efforts to notify the Lenders of the request by the Borrower for a Letter of Credit hereunder.

Section 3.03        Requirements For Issuance of Letters of Credit.  The Borrower shall authorize and direct the L/C Issuer to name the Borrower as the "Applicant" or "Account Party" of each Letter of Credit.  If the Administrative Agent is not the L/C Issuer of any Letter of Credit, the Borrower shall authorize and direct the L/C Issuer to deliver to the Administrative Agent all instruments, documents, and other writings and property received by the L/C Issuer pursuant to the Letter of Credit and to accept and rely upon the Administrative Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor and the Administrative Agent shall cause the L/C Issuer to acknowledge receipt of such instructions.

Section 3.04        Disbursements, Reimbursement.

(a)         Immediately upon the issuance of each Letter of Credit, each Revolving Loan Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Administrative Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender's Pro Rata Share (determined in accordance with paragraph (a) of the definition of "Pro Rata Share") of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b)         In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Administrative Agent will promptly notify the Borrower.  Provided that the Borrower shall have received such notice by 12:00 Noon (New York time), the Borrower shall reimburse (such obligation to reimburse the Administrative Agent or any Lender together with any interest thereon pursuant to Section 2.04 shall sometimes be referred to as a "Reimbursement Obligation") the Administrative Agent and the Revolving Loan Lenders prior to 1:00 p.m. (New York time) on such date that an amount is paid by the Administrative Agent and the Revolving Loan Lenders under any Letter of Credit (each such date, a "Drawing Date") in an amount equal to the amount so paid by the Administrative Agent.  In the event the Borrower fails to reimburse the Administrative Agent for the full amount of any drawing under any Letter of Credit by 1:00 p.m. (New York time), on the Drawing Date, the Administrative Agent will promptly notify each Revolving Loan Lender thereof, and the Borrower shall be deemed to have requested that a Revolving Loan that is a Reference Rate Loan be made by the Revolving Loan Lenders to be disbursed on the Drawing Date under such Letter of Credit, pursuant to Section 2.01(a)(i) and subject to Sections 5.01 and 5.02 hereof.  Any notice given by the Administrative Agent pursuant to this Section 3.04(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)         Each Revolving Loan Lender shall upon any notice pursuant to Section 3.04(b) make available to the Administrative Agent an amount in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 3.04(d)) each be deemed to have made a Revolving Loan that is a Reference Rate Loan to the Borrower in that amount.  If any Revolving Loan Lender so notified fails to make available to the Administrative Agent the amount of such Lender's Pro Rata Share of such amount by no later than 2:00 p.m. (New York time) on the Drawing Date, then interest shall accrue on such Lender's obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the interest rate on Revolving Loans that are Reference Rate Loans on and after the fourth day following the Drawing Date.  The Administrative Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Administrative Agent to give any such notice on the Drawing Date or in sufficient time to enable any Revolving Loan Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 3.04(c), provided that such Lender shall not be obligated to pay interest as provided in Section 3.04(c) (i) and (ii) until and commencing from the date of receipt of notice from the Administrative Agent of a drawing.  Each Revolving Loan Lender's payment to the Administrative Agent pursuant to this Section 3.04(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a "Participation Revolving Loan" from such Lender in satisfaction of its Participation Commitment under this Section 3.04.

(d)        With respect to any unreimbursed drawing that is not converted into a Revolving Loan to the Borrower in whole or in part as contemplated by Section 3.04(b), because of the Borrower's failure to satisfy the conditions set forth in Section 5.02 (other than any notice requirements) or for any other reason, the Borrower shall be deemed to have incurred from the Administrative Agent a borrowing (each a "Letter of Credit Borrowing") in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum equal to the interest rate on Revolving Loans that are Reference Rate Loans.

(e)         Each Lender's Participation Commitment shall continue until the last to occur of any of the following events:  (i) the Administrative Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (ii) no Letter of Credit issued or created hereunder remains outstanding and uncanceled and (iii) all Persons (other than the Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

Section 3.05        Repayment of Participation Revolving Loans.

(a)         Upon (and only upon) receipt by the Administrative Agent for its account of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Administrative Agent under the Letter of Credit with respect to which any Lender has made a Participation Revolving Loan to the Administrative Agent or (ii) in payment of interest on such a payment made by the Administrative Agent under such a Letter of Credit, the Administrative Agent will pay to each Revolving Loan Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender's Pro Rata Share of such funds, except the Administrative Agent shall retain the amount of the Pro Rata Share of such funds of any Revolving Loan Lender that did not make a Participation Revolving Loan in respect of such payment by the Administrative Agent.

(b)         If the Administrative Agent is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by the Borrower to the Administrative Agent pursuant to Section 3.05(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Revolving Loan Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent the amount of its Pro Rata Share of any amounts so returned by the Administrative Agent plus interest at the Federal Funds Effective Rate.

Section 3.06        Documentation.  Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by the L/C Issuer's interpretations of any Letter of Credit issued for the Borrower's Loan Account and by the L/C Issuer's written regulations and customary practices relating to letters of credit, though the L/C Issuer's interpretations may be different from the Borrower's interpretations.  In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), the L/C Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

Section 3.07       Determination to Honor Drawing Request.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Administrative Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

Section 3.08       Nature of Participation and Reimbursement Obligations.  Each Revolving Loan Lender's obligation in accordance with this Agreement to make the Revolving Loans or Participation Revolving Loans as a result of a drawing under a Letter of Credit, and the obligations of the Borrower to reimburse the Administrative Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Article III under all circumstances, including the following circumstances:

(a)        any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Borrower or any other Person for any reason whatsoever;

(b)        the failure of the Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Revolving Loans under Section 3.04;

(c)        any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Documents;

(d)        any claim of breach of warranty that might be made by the Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which the Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(e)         the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if the Administrative Agent or any of the Administrative Agent's Affiliates has been notified thereof;

(f)          except as provided in Section 3.07, any payment by the Administrative Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(g)         the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(h)         any failure by the Administrative Agent or the applicable L/C Issuer to issue any Letter of Credit in the form requested by the Borrower, unless the Administrative Agent has received written notice from the Borrower of such failure within three (3) Business Days after the Administrative Agent shall have furnished the Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(i)          any Material Adverse Effect on the Borrower or any Guarantor;

(j)          any breach of this Agreement or any Loan Document by any party thereto;

(k)         the occurrence or continuance of an insolvency proceeding with respect to the Borrower or any Guarantor;

(l)          the fact that a Default or Event of Default shall have occurred and be continuing;

(m)        the fact that the Final Maturity Date shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(n)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Nothing contained in this Section 3.08 shall be deemed to relieve the L/C Issuer or the Administrative Agent from liability on any claim by the Borrower for the gross negligence or willful misconduct of the L/C Issuer in respect of honoring or failing to honor any drawing under any Letter of Credit or otherwise in respect of any Letter of Credit, but any such claim may not be used as a defense to the Borrower's obligation to reimburse the L/C Issuer for any such drawing.

Section 3.09        Indemnity.  In addition to amounts payable as provided in Section 12.15, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent and the L/C Issuer from and against any and all claims, demands, liabilities, damages, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable and documented out-of-pocket fees, expenses and disbursements of outside counsel and allocated costs of internal counsel) which the Administrative Agent or any of the Administrative Agent's Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (a) the gross negligence or willful misconduct of the Administrative Agent or the L/C Issuer (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (b) the wrongful dishonor by the Administrative Agent, the L/C Issuer, or any of the Administrative Agent's Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called "Governmental Acts").  Notwithstanding anything to the contrary in this Section 3.09 or elsewhere in this Agreement, this Section 3.09 shall not apply to Taxes, which shall be governed exclusively by Sections 2.09 and 2.10.

Section 3.10        Liability for Acts and Omissions.  As between the Borrower and the Administrative Agent and Lenders, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Administrative Agent shall not be responsible for:  (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Administrative Agent shall have been notified thereof); (b) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among Borrower and any beneficiary of any Letter of Credit or any such transferee; (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) errors in interpretation of technical terms; (f) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (g) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (h) any consequences arising from causes beyond the control of the Administrative Agent, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Administrative Agent's rights or powers hereunder. Nothing in the preceding sentence shall relieve the Administrative Agent from liability for the Administrative Agent's gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (a) through (h) of such sentence.  In no event shall the Administrative Agent or the Administrative Agent's Affiliates be liable to the Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Administrative Agent and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Administrative Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Administrative Agent or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrative Agent or its Affiliate in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an "Order") and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Administrative Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put the Administrative Agent under any resulting liability to the Borrower or any Lender.

ARTICLE IV

APPLICATION OF PAYMENTS; DEFAULTING LENDERS

Section 4.01        Payments; Computations and Statements.  (a) The Borrower will make each payment under this Agreement not later than 1:00 p.m. (New York time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent's Account.  For interest calculation purposes, all payments in respect of interest made by wire transfer or electronic depositary check and received by the Administrative Agent on any Business Day will be credited to the Loan Account on such Business Day.  For all other purposes, all payments made by wire transfer or electronic depositary check and received by the Administrative Agent after 1:00 p.m. (New York time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day.  Payments received in any other form will be credited to the Loan Account on the Business Day following the Business Day such payment constitutes good funds.  All payments shall be made by the Borrower without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders.  Except as provided in Section 2.02, after receipt (including upon charging the Loan Account), the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof.  The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document, in which case the Administrative Agent shall disburse the amount so charged to pay such amounts due and payable by the Borrower under the Loan Documents.  Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied.  Any amount charged to the Loan Account of the Borrower shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrower, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to Section 2.02 of this Agreement.  The Lenders and the Borrower confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrower as herein provided will be made as an accommodation to the Borrower and solely at the Administrative Agent's discretion, provided that the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrower with any amount due and payable under any Loan Document.  Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.  All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable.  Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b)           The Administrative Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Loans to the Borrower during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrower during such month, any Letters of Credit issued by the L/C Issuer for the account of the Borrower during such month, specifying the face amount thereof, the amount of charges to the Loan Account and/or Loans made to the Borrower during such month to reimburse the Revolving Loan Lenders for drawings made under Letters of Credit, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations.  All entries on any such statement shall be presumed to be correct and, thirty (30) days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.02       Sharing of Payments.  Except as provided in Sections 2.02, 2.05 and 4.03 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith (a) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (b) purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them in accordance with the applicable provisions of this Agreement; provided, however, that (i) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (A) the amount of such Lender's required repayment to (B) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered) and (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.02 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.03       Apportionment of Payments. Subject to Section 2.02 hereof and to any written agreement among the Agents and/or the Lenders:

(a)           all payments of principal and interest in respect of outstanding Loans, all payments in respect of the Letter of Credit Obligations, all payments of fees (other than the fees set forth in Section 2.06 hereof) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans or Letter of Credit Obligations, as designated by the Person making payment when the payment is made.

(b)           After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral as follows:

(i)            except to the extent provided in clause (iii) below, with respect to Revolver Priority Collateral Proceeds and payments made using Revolver Priority Collateral Proceeds, (A) first, ratably to pay the Obligations in respect of any fees (including any fees or charges assessed by the L/C Issuer), expense reimbursements, indemnities and other amounts then due and payable to the Agents or the L/C Issuer until paid in full; (B) second, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premium) (including Letter of Credit Fees payable to the Revolving Loan Lenders), expense reimbursements and indemnities then due and payable to the Revolving Loan Lenders until paid in full; (C) third, ratably to pay interest then due and payable in respect of the Agent Advances until paid in full; (D) fourth, ratably to pay principal of the Agent Advances until paid in full; (E) fifth, ratably to pay interest then due and payable in respect of the Revolving Loans and Reimbursement Obligations until paid in full; (F) sixth, ratably to pay principal of the Revolving Loans and Letter of Credit Obligations (or, to the extent such Obligations are contingent, to provide Cash Collateral in respect of such Obligations) until paid in full; (G) seventh, ratably to pay the Bank Product Obligations in an amount not to exceed the amount of the Bank Product Reserve; (H) eighth, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premium), expense reimbursements and indemnities then due and payable to the Term Loan Lenders until paid in full; (I) ninth, to pay interest then due and payable in respect of the Term Loan until paid in full; (J) tenth, ratably to pay principal of the Term Loan until paid in full; (K) eleventh,  ratably to pay any Applicable Prepayment Premium then due and payable in respect of the Revolving Credit Commitment until paid in full, (L) twelfth,  ratably to pay any Applicable Prepayment Premium then due and payable in respect of the Term Loan until paid in full; (M) thirteenth, ratably to pay the Bank Product Obligations to the extent not paid under clause (G) above, and (N) fourteenth,  to the ratable payment of all other Obligations then due and payable until paid in full;

(ii)           except to the extent provided in clause (iii) below, with respect to Term Priority Collateral Proceeds and payments made using Term Priority Collateral Proceeds, (A) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (B) second, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premium), expense reimbursements and indemnities then due and payable to the Term Loan Lenders until paid in full; (C) third, ratably to pay interest then due and payable in respect of the Agent Advances until paid in full; (D) fourth, ratably to pay principal of the Agent Advances until paid in full; (E) fifth, ratably to pay interest then due and payable in respect of the Term Loan until paid in full; (F) sixth, ratably to pay principal of the Term Loan until paid in full; (G) seventh, ratably to pay the Obligations in respect of any fees (excluding any Applicable Prepayment Premium) (including Letter of Credit Fees and out-of-pocket charges assessed in connection with any Letters of Credit payable to the L/C Issuer or the Revolving Loan Lenders), expense reimbursements and indemnities then due and payable to the Revolving Loan Lenders until paid in full; (H) eighth, ratably to pay interest then due and payable in respect of the Revolving Loans and Reimbursement Obligations until paid in full; (I) ninth, ratably to pay principal of the Revolving Loans and Letter of Credit Obligations (or, to the extent such Obligations are contingent, to provide Cash Collateral in respect of such Obligations) until paid in full; (J) tenth, ratably to pay the Bank Product Obligations in an amount not to exceed the amount of the Bank Product Reserve; (K) eleventh, ratably to pay any Applicable Prepayment Premium then due and payable and payable in respect of the Term Loan until paid in full, (L) twelfth, ratably to pay any Applicable Prepayment Premium then due and payable in respect of the Revolving Credit Commitment until paid in full; (M) thirteenth, ratably to pay the Bank Product Obligations to the extent not paid under clause (J) above, and (N) fourteenth, to the ratable payment of all other Obligations then due and payable until paid in full; and

(iii)        with respect to the Proceeds of any Disposition of all or substantially all of the assets or Equity Interests of any Person or any insurance which Disposition or proceeds of insurance includes both (x) Revolver Priority Collateral and (y) Term Priority Collateral, such Proceeds and payments using such Proceeds shall be applied in a manner mutually determined by the Agents acting reasonably and in good faith.

(c)           In each instance, so long as no Event of Default has occurred and is continuing and the Administrative Agent has not elected to or has not been directed by the Collateral Agent to apply payments and other Proceeds of Collateral in accordance with Section 4.03(b), Section 4.03(b) shall not be deemed to apply to any payment by the Borrower specified by the Borrower to the Administrative Agent to be for the payment of the principal of or interest on the Term Loan or other related Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Term Loan in accordance with the terms and conditions of Section 2.05.

(d)           For purposes of Section 4.03(b) (other than clause (N) of Section 4.03(b)(i) and clause (N) of Section 4.03(b)(ii)), "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding, and interest that would have accrued but for the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause (N) of Section 4.03(b)(i) and clause (N) of Section 4.03(b)(ii), "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after, or that would have accrued but for, the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(e)           The parties hereto hereby agree that all Proceeds resulting from an exercise of any rights and remedies under applicable law, hereunder and under the other Loan Documents by either Agent when applied to (i) the Revolving Loan Obligations shall be applied to permanently reduce the Revolving Loan Obligations and, to the extent applied to the outstanding principal amount of the Revolving Loan Obligations, the Revolving Credit Commitments of the Revolving Loan Lenders under this Agreement and (ii) when applied to the Term Loan Obligations shall be applied to permanently reduce the Term Loan Obligations.

(f)            In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.03 shall control and govern.

Section 4.04        Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)            The Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by the Borrower to the Administrative Agent for such Defaulting Lender's benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender's Loans were funded by the other Lenders) or, if so directed by the Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender's Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrower as if such Defaulting Lender had made such Loans to the Borrower.  Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender.

(b)           Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower to replace the Defaulting Lender with one or more substitute Lenders, and the Defaulting Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Defaulting Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.  Prior to the effective date of such replacement, the Defaulting Lender shall execute and deliver an Assignment and Acceptance, subject only to the Defaulting Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever.  If the Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Defaulting Lender shall be made in accordance with the terms of Section 12.07.

(c)           The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.

(d)           A Defaulting Lender shall not be entitled to give instructions to any Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Loan Documents.  All amendments, waivers and other modifications of this Agreement and the Loan Documents may be made without regard to a Defaulting Lender, except as specifically set forth in Section 12.02.

(e)           Other than as expressly set forth in this Section 4.04, the rights and obligations of a Defaulting Lender (including the obligation to indemnify the Agents) and the other parties hereto shall remain unchanged.  Nothing in this Section 4.04 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which the Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(f)            This Section shall remain effective with respect to such Lender until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the Agents, and the Borrower shall have waived such Defaulting Lender's default in writing, and the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loans and pays to the Agents all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender's having been a Defaulting Lender.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01        Conditions Precedent to Effectiveness.  This Agreement shall become effective as of the Business Day (the "Effective Date") when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agents:

(a)           Payment of Fees, Etc.  The Borrower shall have paid on or before the Effective Date all fees and invoiced costs and expenses then payable pursuant to Section 2.06 and Section 12.04.

(b)           Representations and Warranties; No Event of Default.  The following statements shall be true and correct:  (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to any Agent, any Lender or the L/C Issuer pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c)           Legality.  The making of the initial Loans or the issuance of any Letters of Credit shall not contravene any law, rule or regulation applicable to any Agent, any Lender or the L/C Issuer.

(d)           Delivery of Documents.  The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date:

(i)          a Security Agreement, duly executed by the Borrower, together with the original stock certificates representing all of the Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(ii)         the Pledge Agreement, duly executed by the Borrower and Motorcar Mexico;

(iii)        a UCC Filing Authorization Letter, duly executed by the Borrower, together with (A) appropriate financing statements on Form UCC-1 in duly completed form as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage and (B) evidence satisfactory to the Collateral Agent of the filing of such UCC-1 financing statements;

(iv)        certified copies of request for copies of information on Form UCC-11, listing all effective financing statements which name as debtor any Loan Party and which are filed in the offices referred to in paragraph (iii) above, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Collateral Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Collateral Agent, shall not show any such Liens, other than Permitted Liens or Liens to be discharged prior to or on the Effective Date;

(v)         a Perfection Certificate, duly executed by the Borrower and completed in a manner satisfactory to the Collateral Agent;

(vi)        the Fee Letter, duly executed by the Borrower;

(vii)       the Flow of Funds Agreement, duly executed by each party thereto;

(viii)      the Intercompany Subordination Agreement, duly executed by the Borrower and its Subsidiaries;

(ix)        a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(x)         a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(xi)        a certificate of the appropriate official(s) of the jurisdiction of organization and, except to the extent such failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing of, and, to the extent obtainable with the use of commercially reasonable efforts, the payment of taxes by, such Loan Party in such jurisdictions;

(xii)       a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 45 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction;

(xiii)      a copy of the Governing Documents of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;

(xiv)      an opinion of Latham & Watkins LLP, counsel to the Loan Parties, and an opinion of Bustamante, Escandon y Pareyon, S.C., Mexican counsel to the Loan Parties, in each case, as to such matters as the Collateral Agent may reasonably request;

(xv)       a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in Section 5.01(b);

(xvi)      a copy of (A) the Financial Statements and (B) the financial projections described in Section 6.01(g)(ii) hereof, certified as of the Effective Date as complying with the representations and warranties set forth in Section 6.01(g)(ii) by an Authorized Officer of the Borrower;

(xvii)     a certificate of the chief financial officer of each Loan Party, certifying as to the solvency of such Loan Party, after giving effect to the consummation of the Transactions on the Effective Date, which certificate shall be satisfactory in form and substance to the Collateral Agent;

(xviii)    a certificate of the chief financial officer of the Borrower certifying that all Federal and material state and local tax returns and other material reports required to be filed by the Loan Parties have been filed and all taxes in an aggregate amount in excess of $250,000 imposed on the Loan Parties or their properties, assets, and income (including real property taxes and payroll taxes) which have become due and payable on or prior to the Effective Date have been paid;

(xix)      evidence of the insurance coverage required by Section 7.01 and the terms of each Security Agreement and such other insurance coverage with respect to the business and operations of the Loan Parties as the Agents may reasonably request, in each case, where requested by the Agents and subject to Section 5.03(d), with such endorsements as to the named insureds or loss payees thereunder as the Agents may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days' prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Agents may request;

(xx)        a certificate of an Authorized Officer of the Borrower, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing, Eurodollar Notices, Letter of Credit Applications and all other notices under this Agreement and the other Loan Documents;

(xxi)      copies of each of the Factoring Agreements listed on Schedule 1.01(C) and the Material Contracts as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of the Borrower, together with a certificate of an Authorized Officer of the Borrower stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

(xxii)      evidence that, upon the funding of the Loans on the Effective Date, all Indebtedness under the Existing Credit Facility will have been paid in full, together with (A) a termination and release agreement with respect to the Existing Credit Facility and all related documents, duly executed by the Loan Parties and the Existing Lenders, (B) a termination of security interest in intellectual property for each assignment for security recorded by the Existing Lenders or their agent at the United States Patent and Trademark Office or the United States Copyright Office and covering any intellectual property of the Loan Parties, and (C) UCC-3 termination statements for all UCC-1 financing statements filed by the Existing Lenders or their agent and covering any portion of the Collateral;

(xxiii)    all Cash Management Agreements that, in the reasonable judgment of the Agents, are required for the Loan Parties to comply with the Loan Documents as of the Effective Date, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution; and

(xxiv)    such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Agents in form and substance, as any Agent may reasonably request.

(e)           Material Adverse Effect.  The Agents shall have determined, in their sole judgment, that no event or development shall have occurred since March 31, 2011 which could reasonably be expected to have a Material Adverse Effect.

(f)            Approvals.  All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the Transactions or the conduct of the Loan Parties' business shall have been obtained and shall be in full force and effect.  There shall exist no claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation), pending in any court or before any arbitrator or Governmental Authority which (i) relates to the Loan Documents or the Transactions or (ii) could reasonably be expected to have a material adverse effect on (A) the condition, financial or otherwise, business operations, assets or liabilities of the Loan Parties, taken as a whole, (B) the ability of the Loan Parties to perform their obligations under the Loan Documents or (C) the ability of the Agents or the Lenders to enforce the Loan Documents.

(g)           Proceedings; Receipt of Documents.  All proceedings in connection with the making of the initial Loans or the issuance of the initial Letters of Credit and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agents and their counsel, and the Agents and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Agents or such counsel may reasonably request.

(h)           Management Reference Checks.  The Agents shall have received satisfactory reference checks for key management of each Loan Party.

(i)            [Intentionally Omitted.]

(j)            Availability.  After giving effect to all Loans to be made on the Effective Date, the Letters of Credit to be issued on the Effective Date and the other Transactions contemplated by the Loan Documents, (i) the Borrower shall have Availability of at least $13,000,000, (ii) in addition to Availability required in clause (i) above, the Borrower shall have Qualified Cash of at least $15,000,000 and (iii) all liabilities of the Loan Parties shall be current.  The Borrower shall deliver to the Collateral Agent a certificate of the chief financial officer of the Borrower certifying as to the matters set forth in clauses (i) through (iii) above and containing the calculation of Availability and Qualified Cash.

(k)           Senior Leverage Ratio.  The Senior Leverage Ratio of the Borrower and its Subsidiaries for the trailing twelve month period ended September 30, 2011, calculated on a pro forma basis after giving effect to the Loans and issuance of any Letter of Credit, shall not be greater than 2.35:1:00.

(l)            Liens; Priority.  The Agents shall be satisfied that the Collateral Agent has been granted, and holds, for the benefit of the Agents and the Lenders, a perfected, first priority Lien on and security interest in all of the Collateral, subject only to Permitted Liens.

(m)          Margin Rules.  The Loan Parties and their Subsidiaries shall be in compliance with Regulations T, U and X of the Board of Governors of the Federal Reserve System.

Section 5.02        Conditions Precedent to All Loans and Letters of Credit.  The obligation of any Agent or any Lender to make any Loan or of the Administrative Agent to assist the Borrower in establishing or opening any Letter of Credit after the Effective Date is subject to the fulfillment, in a manner satisfactory to the Administrative Agent, of each of the following conditions precedent:

(a)           Payment of Fees, Etc.  The Borrower shall have paid all fees and invoiced costs and expenses then payable by the Borrower pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 12.04 hereof.

(b)           Representations and Warranties; No Event of Default.  The following statements shall be true and correct, and the submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrower's acceptance of the proceeds of such Loan, or the submission by the Borrower of a Letter of Credit Application with respect to a Letter of Credit, and the issuance of such Letter of Credit, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan or the date of issuance of such Letter of Credit that:  (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan or such Letter of Credit are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof or at the time of issuance of such Letter of Credit, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, or the issuance of such Letter of Credit to be issued, on such date and (iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.

(c)           Legality.  The making of such Loan or the issuance of such Letter of Credit shall not contravene any law, rule or regulation applicable to any Agent, any Lender or the L/C Issuer.

(d)           Notices.  The Administrative Agent shall have received (i) a Notice of Borrowing pursuant to Section 2.02 hereof and (ii) a Letter of Credit Application pursuant to Section 3.02(a) hereof, if applicable.

(e)           Proceedings; Receipt of Documents.  All proceedings in connection with the making of such Loan or the issuance of such Letter of Credit and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agents and their counsel, and the Agents and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance satisfactory to the Agents, as the Agents or such counsel may reasonably request.

Section 5.03        Conditions Subsequent to Effectiveness.  As an accommodation to the Loan Parties, the Agents and the Lenders have agreed to execute this Agreement and to make the Loans on the Effective Date notwithstanding the failure by the Loan Parties to satisfy the conditions set forth below on or before the Effective Date.  In consideration of such accommodation, the Loan Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 5.01, the Loan Parties shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (i) the failure by the Loan Parties to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Lenders hereby waive such breach for the period from the Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 5.03):

(a)           the Loan Parties shall use commercially reasonable efforts to obtain a landlord waiver, in form and substance satisfactory to the Agents, executed by each landlord with respect to each location in the United States in which Collateral with a book value in excess of $250,000 (when aggregated with all other Collateral at the same location) is located within 30 days of the Effective Date;

(b)           the Loan Parties shall use commercially reasonable efforts to obtain a collateral access agreement, in form and substance satisfactory to the Agents, executed by each Person who possesses Inventory (other than Inventory on consignment at any customer locations) of any Loan Party with respect to each location in the United States in which Collateral with a book value in excess of $250,000 (when aggregated with all other Collateral at the same location) is located within 30 days of the Effective Date;

(c)           the Loan Parties shall use commercially reasonable efforts to obtain the consent of M&T Bank to permit the Borrower to grant a security interest to the Collateral Agent pursuant to the Security Agreement in 100% of the Equity Interests of Introcan and 65% of the Equity Interests of Fenwick entitled to vote and 100% of the Equity Interests of Fenwick not entitled to vote, and to deliver original stock certificates representing such Equity Interests, accompanied by undated stock powers executed in blank, within 30 days of the Effective Date;

(d)           on or before the date that is 45 days after the Effective Date, the Collateral Agent (with a copy to the Administrative Agent) shall have received endorsements required under Section 7.01 with respect to the Borrower's insurance policy #940062091; and

(e)           on or before the date that is 60 days after the Effective Date, (i) the Agents shall be satisfied with the cash management systems of the Loan Parties (it being acknowledged that that the deposit account maintained at Union Bank, N.A. (account #3030160451) specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower's employees may remain open after such 60 day period) and (ii) the Collateral Agent shall have received Cash Management Agreements required under Section 8.01.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01        Representations and Warranties.  Each Loan Party hereby represents and warrants to the Agents, the Lenders and the L/C Issuer as follows:

(a)           Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

(b)           Authorization, Etc.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Governing Documents or any applicable Requirement of Law in any material respect or any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c)           Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party, except security filings and recordings made pursuant to this Agreement.

(d)           Enforceability of Loan Documents.  This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

(e)           Capitalization; Subsidiaries.  Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Equity Interests of each Subsidiary of the Borrower in existence as of the Effective Date.  All of the issued and outstanding shares of Equity Interests of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  Except as indicated on such Schedule (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted to be made under this Agreement), all shares of Equity Interests of such Subsidiaries of the Borrower are owned by the Borrower or one or more of its wholly-owned Subsidiaries, free and clear of all Liens (other than Permitted Specified Liens).  There are no outstanding debt or equity securities of the Borrower or any of its Subsidiaries and no outstanding obligations of the Borrower or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Borrower or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Equity Interests of any Subsidiary of the Borrower.

(f)           Litigation; Commercial Tort Claims.  Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims with potential value in excess of $250,000 in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g)           Financial Condition.

(i)          The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP.  All material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of the Borrower and its Subsidiaries are set forth in the Financial Statements.  Since March 31, 2011, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii)         The Borrower has heretofore furnished to each Agent and each Lender (A) projected monthly balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for the period from September 30, 2011 through March 31, 2013, and (B) projected annual balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for the Fiscal Years ending in 2013 through 2015, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii).  Such projections, as so updated, shall be believed by the Borrower at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Borrower, and shall have been based on assumptions believed by the Borrower to be reasonable at the time made and upon the best information then reasonably available to the Borrower, and the Borrower shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

(h)           Compliance with Law, Etc.  No Loan Party or any of its Subsidiaries is in violation of (i) any of its Governing Documents, (ii) any material domestic or foreign Requirement of Law, including, without limitation, any statute, legislation or treaty, any guideline, directive, rule, standard, requirement, policy, order, judgment, injunction, award or decree of any Governmental Authority, in each case, applicable to it or any of its property or assets, or (iii) any material term of any Contractual Obligation (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, and no Default or Event of Default has occurred and is continuing.

(i)            ERISA.  Except in each case as would not individually or in the aggregate reasonably be expected to result in a liability to any Loan Party requiring payments in any 12 month period in an aggregate amount exceeding $250,000, (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, (iv) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code, (v) no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, (vi) no Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (A) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (B) failed to meet the minimum funding standard under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment with respect to any Employee Plan, (C) engaged in a transaction that is subject to Section 4069 of ERISA or (D) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid, and (vii) there are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) with respect to any Employee Plan.  Copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents.

(j)            Taxes, Etc.  All Federal and material state and local tax returns and other material reports required by applicable Requirements of Law to be filed by any Loan Party have been filed, or extensions have been obtained, and all income, property and payroll (including all withholding taxes related thereto) and other taxes, assessments and other governmental charges in an aggregate amount in excess of $250,000 imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the Effective Date have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k)           Regulations T, U and X.  No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or for any other purpose, that violates, or is inconsistent with, the provisions of Regulation T, U and X.

(l)            Nature of Business.  No Loan Party is engaged in any business other than as set forth on Schedule 6.01(l) and businesses reasonably incidental and related thereto.

(m)          Adverse Agreements, Etc.  No Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

(n)           Permits, Etc.  Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except where the failure to have or be in compliance with all such permits, licenses, authorizations, approvals, entitlements and accreditations could not reasonably be expected to have a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except where such suspension, revocation, impairment, forfeiture or non-renewal could not reasonably be expected to have a Material Adverse Effect.

(o)           Properties.  (i) Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens.  All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(ii)           Schedule 6.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party and identifies the interest (fee or leasehold) of such Loan Party therein.  As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party.  True, complete and correct copies of each such Lease have been delivered to the Agents prior to the Effective Date.  Schedule 6.01(o) sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents.  Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect.  No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 6.01(o).  To the best knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder, and, as of the Effective Date, no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

(p)           Full Disclosure.  Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared.

(q)           Operating Lease Obligations.  On the Effective Date, none of the Loan Parties has any Operating Lease Obligations with regard to (i) real property and (ii) personal property in which annual rental payments are in excess of $250,000, other than the Operating Lease Obligations set forth on Schedule 6.01(q).

(r)            Environmental Matters.  Except as set forth on Schedule 6.01(r), (i) the operations of each Loan Party are in compliance in all material respects with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (v) no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to have a Material Adverse Effect; (vii) each Loan Party holds and is in compliance with all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party's failure to maintain or comply with could not reasonably be expected to have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(s)           Insurance.  Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen's compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Collateral Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation).  Schedule 6.01(s) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(t)            Use of Proceeds.  The proceeds of the Loans shall be used to (a) refinance existing indebtedness of the Borrower owed to the Existing Lenders, (b) pay fees and expenses in connection with the transactions contemplated hereby, (c) fund working capital of the Borrower and (d) for other general corporate purposes.  The Letters of Credit will be used for general working capital purposes.

(u)           No Fraudulent Transfer.  After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan and Letter of Credit, each Loan Party is, and the Loan Parties on a consolidated basis are, Solvent.  No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

(v)           Location of Bank Accounts.  Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(w)           Intellectual Property.  Except as set forth on Schedule 6.01(w), each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Loan Party.  No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(x)           Material Contracts.  Set forth on Schedule 6.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto.  Each such Material Contract (i) as of the Effective Date, is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified in a manner that would be adverse in any material respect to any Loan Party or any Agent and any Lender, and (iii) is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party which could reasonably be expected to have a Material Adverse Effect.

(y)           Investment Company Act.  None of the Loan Parties is (i) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(z)           Employee and Labor Matters.  Except in each case as would not in the aggregate reasonably be expected to result in a liability to any Loan Party requiring payments in any 12 month period in an aggregate amount in excess of $250,000, there is (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance is existing, or to any Loan Party's knowledge, pending or threatened against any Loan Party, (iii) to the best knowledge of each Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party, (iv) no Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state law, which remains unpaid or unsatisfied, (v) the hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, and (vi) all material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

(aa)         Customers and Suppliers.  There exists no actual or, to the best knowledge of any Loan Party, threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party; and as of the Effective Date, there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.

(bb)        No Bankruptcy Filing.  No Loan Party is contemplating either an Insolvency Proceeding or the liquidation of all or a major portion of such Loan Party's assets or property, and no Loan Party has any knowledge of any Person contemplating an Insolvency Proceeding against it.

(cc)         Interrelated Business.  The Loan Parties make up a related organization of various entities constituting a single economic and business enterprise so that the Loan Parties share an identity of interests such that any benefit received by any one of them benefits the others.  From time to time each Loan Party may render services to or for the benefit of the other Loan Parties, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Loan Parties (including interalia, the payment by such Loan Party of creditors of the other Loan Parties and guarantees by such Loan Party of indebtedness of the other Loan Parties and provides administrative, marketing, payroll and management services to or for the benefit of the other Loan Parties).  The Loan Parties have the same chief executive office, centralized accounting and legal services, certain common officers and directors and generally do not provide consolidating financial statements to creditors.

(dd)        Name; Jurisdiction of Organization; Organizational ID Number; Places of Business; Chief Executive Office; FEIN.  Schedule 6.01(dd) sets forth a complete and accurate list as of the Effective Date (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

(ee)         Locations of Collateral.  As of the Effective Date, there is no location at which any Loan Party has any tangible Collateral (except for Inventory in transit, equipment out for repair or long-term core inventory (and not finished goods inventory)) other than those locations listed on Schedule 6.01(ee).  At any time after the Effective Date, there is no location at which any Loan Party has any tangible Collateral with a book value in excess of $250,000 (when aggregated with all other tangible Collateral at the same location) (except for Inventory in transit or equipment out for repair) other than (i) those locations listed on Schedule 6.01(ee) and (ii) any other locations in the continental United States for which such Loan Party has provided notice to the Agents in accordance with Section 7.01(l) and, if necessary, a written subordination or waiver or collateral access agreement in accordance with Section 7.01(m).  Schedule 6.01(ee) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which tangible Collateral with a book value in excess of $250,000 (when aggregated with all other tangible Collateral at the same location) of each Loan Party is stored.  None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns.  All of the tangible Collateral maintained at locations listed on Schedule 6.01(ee) (other than Inventory with an aggregate value not to exceed $1,000,000 for all such locations) are owned by the Borrower.

(ff)          Security Interests.  Each Security Agreement creates in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby.  Upon the filing of the UCC-1 financing statements described in Section 5.01(d) and the recording of the Collateral Assignments for Security referred to (and defined in) in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests (subject only to Permitted Liens) in assets that can be perfected by filing under the Uniform Commercial Code or any other filing under applicable Requirements of Law, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable law, (ii) the recording of the Collateral Assignments for Security pursuant to each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights and (iii) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

(gg)        Schedules.  All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.

(hh)         Anti-Terrorism Laws.

(i)            General.  None of the Loan Parties nor any Affiliates of any Loan Parties, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws.

(ii)           None of the Loan Parties, nor any Affiliates of any Loan Parties, or their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a "Blocked Person"):

(A)          a Person that is prohibited pursuant to any of the OFAC Sanctions Programs, including a Person named on OFAC's list of Specially Designated Nationals and Blocked Persons;

(B)           a Person that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in (A), above;

(C)           a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; and

(D)           a Person that is affiliated or associated with a Person described in (A) through (C), above.

(iii)          None of the Loan Parties, nor any of their agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs.

(ii)           Investments in Excluded Subsidiaries.  Since December 16, 2011, no Loan Party has made any Investment in any Excluded Subsidiary prohibited by the terms of this Agreement.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01       Affirmative Covenants.  Until the Discharge Date, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a)           Reporting Requirements.  Furnish to each Agent and each Lender:

(i)            as soon as available, and in any event within 30 days after the end of each fiscal month of the Borrower and its Subsidiaries, commencing with the first fiscal month of the Borrower and its Subsidiaries ending after the Effective Date, internally prepared consolidated and consolidating balance sheets and consolidated and consolidating statements of operations and retained earnings as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the projections delivered pursuant to Section 7.01(a)(vii) below, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as at the end of such fiscal month and the results of operations and retained earnings of the Borrower and its Subsidiaries for such fiscal month and for such year to date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(ii)           as soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower and its Subsidiaries commencing with the first fiscal quarter of the Borrower and its Subsidiaries ending after the Effective Date, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Borrower and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the projections delivered pursuant to Section 7.01(a)(vii), all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Borrower and its Subsidiaries for such quarter and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(iii)          as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Borrower and its Subsidiaries, consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of the Borrower and its Subsidiaries and the Excluded Subsidiaries as at the end of such Fiscal Year (together with the supplemental schedules showing the consolidating details of all Subsidiaries and Excluded Subsidiaries which have been subject to the same auditing procedures as those applied in the audits of the consolidated financial statements), setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the projections delivered pursuant to Section 7.01(a)(vii), all in reasonable detail and prepared in accordance with GAAP, and in the case of the foregoing financial statements (but not the projections or the comparison to the projections), accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Agents (which opinion shall be without (1) a "going concern" or like qualification or exception, (2) any qualification or exception as to the scope of such audit, or (3) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03), together with a written statement of such accountants (x) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of an Event of Default or a Default and (y) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

(iv)          simultaneously with the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Borrower substantially in the form of Exhibit F hereto (the "Compliance Certificate") (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Borrower and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Borrower and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Borrower and its Subsidiaries propose to take or have taken with respect thereto, (B) in the case of the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (ii) and (iii) of this Section 7.01(a), (1) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03 and (2) including a discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the financial projections for such period and the figures for the corresponding period in the previous Fiscal Year, and (C) in the case of the delivery of the financial statements of the Borrower and its Subsidiaries required by clause (iii) of this Section 7.01(a), (1) a summary of all material insurance coverage maintained as of the date thereof by any Loan Party and all material insurance coverage planned to be maintained by any Loan Party, together with such other related documents and information as the Administrative Agent may reasonably require and (2) the calculation of the Excess Cash Flow in accordance with the terms of Section 2.05(iv);

(v)           as soon as available and in any event within 15 days after the end of each fiscal month of the Borrower and its Subsidiaries commencing with the first fiscal month of the Borrower and its Subsidiaries ending after the Effective Date, reports in form and detail satisfactory to the Agents and certified by an Authorized Officer of the Borrower as being accurate and complete (A) listing all Accounts Receivable of the Loan Parties as of such day, which shall include the amount and age of each such Account Receivable, showing separately those which are more than 30, 60, 90 and 120 days old and a description of all Liens, set-offs, defenses and counterclaims with respect thereto, together with a reconciliation of such schedule with the schedule delivered to the Agents pursuant to this clause (v)(A) for the immediately preceding fiscal month (or such shorter period, as applicable) and such other information as any Agent may request, (B) listing all accounts payable of the Loan Parties as of each such day which shall include the amount and age of each such account payable and such other information as any Agent may request, and (C) listing all Inventory of the Loan Parties as of each such day, and containing a breakdown of such Inventory by type and amount, the value thereof (by location), the warehouse and production facility location and such other information as any Agent may request, all in detail and in form satisfactory to the Agents;

(vi)          as soon as available and in any event within 15 days after the end of each month (or more frequently upon any Agent's request) commencing with the first month ending after the Effective Date, a Borrowing Base Certificate, current as of the close of business on the last day of the immediately preceding month, supported by schedules showing the derivation thereof and containing such detail and other information as any Agent may request from time to time, provided that (A) the Borrowing Base set forth in the Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by the Agents but not including the date on which a subsequent Borrowing Base Certificate is received by the Agents, unless any Agent disputes the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof by notice of such dispute to the Borrower and (B) in the event of any dispute about the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof, such Agent's good faith judgment shall control;

(vii)         as soon as available and in any event not later than the first day of each Fiscal Year (other than the Fiscal Year ended March 31, 2012, in which case, not later than 30 days after the end of such Fiscal Year), financial projections for the Borrower and its Subsidiaries, supplementing and superseding the financial projections referred to in Section 6.01(g)(ii)(A), prepared on a monthly basis and otherwise in form and substance satisfactory to the Agents, for the immediately succeeding Fiscal Year for the Borrower and its Subsidiaries, all such financial projections to be reasonable, to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower;

(viii)      at the time of the delivery of the financial statements of the Borrower and its Subsidiaries required by clause (iii) of this Section 7.01(a), a certificate, certified by an Authorized Officer of the Borrower, confirming that there have been no changes to the information contained in each of the Perfection Certificates delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to this clause (viii) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained  therein;

(ix)         promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party (other than routine and other non-material inquiries by such Governmental Authority);

(x)          as soon as possible, and in any event within 3 Business Days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(xi)         (A) as soon as possible and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party;

(xii)       promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(xiii)      as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract;

(xiv       as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party;

(xv)       promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

(xvi)      promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof; and

(xvii)     promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) may be delivered or furnished by e-mail in accordance with Section 12.01(b).

(b)           Additional Guaranties and Collateral Security.  Cause:

(i)          each Subsidiary of any Loan Party not in existence on the Effective Date, to execute and deliver to the Collateral Agent promptly and in any event within five (5) Business Days (or such later time as the Collateral Agent may agree in writing in its sole discretion) after the formation, acquisition or change in status thereof, (A) a joinder agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor (B) a supplement to the Security Agreement, together with (1) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary, (2) undated stock powers executed in blank, and (3) such opinions of counsel as the Collateral Agent may reasonably request, (C) one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien (in terms of priority, subject only to Permitted Specified Liens) on such real property and such other Real Property Deliverables as may be required by the Collateral Agent and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority Lien (subject only to Permitted Liens) of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(ii)         each Loan Party that is the owner of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within five (5) Business Days after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in the Security Agreement), together with (A) certificates evidencing all of the Equity Interests of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank, (C) such opinions of counsel as the Collateral Agent may reasonably request and (D) such other agreements, instruments, approvals or other documents requested by the Collateral Agent.

(iii)       Notwithstanding the foregoing, no CFC shall be required to become a Guarantor hereunder (and, as such, shall not be required to deliver the documents required by clause (i) above) and no Equity Interests of a CFC shall be required to be pledged or otherwise subject to a Lien under the Loan Documents; provided, however, that if the Equity Interests of such CFC are directly owned by a Loan Party, such Loan Party shall deliver, all such documents, instruments, agreements (including, without limitation, at the reasonable request of the Collateral Agent, a pledge agreement governed by the laws of the jurisdiction of organization of such CFC), and certificates described in clause (ii) above to the Collateral Agent, and take all actions requested by the Collateral Agent or otherwise necessary to grant and to perfect a first-priority Lien (subject only to Permitted Specified Liens)) in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, in sixty five percent (65%) of the voting Equity Interests of such CFC and one hundred percent (100%) of all other Equity Interests of such CFC owned by such Loan Party.

(c)           Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, with all material Requirements of Law (including, without limitation, all material Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties and (ii) paying all lawful claims which if unpaid are reasonably likely to become a Lien or charge upon any of its properties, in the case of each of clauses (i) and (ii), except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d)           Preservation of Existence, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where failure to be so qualified or maintain such good standing could not reasonably be expected to result in a Material Adverse Effect.

(e)           Keeping of Records and Books of Account.  Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f)            Inspection Rights and Appraisals.  (i) Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time and from time to time during normal business hours, at the expense of the Borrower; provided, that, unless an Event of Default has occurred and is continuing, the costs of not more than four (4) such visits and related inspections during any Fiscal Year shall be paid by the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments  and, if requested by any Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives.  In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 7.01(f).

(ii)        Upon request of the Administrative Agent, promptly deliver to the Agents an Inventory and Accounts Receivable appraisal prepared by a nationally recognized appraiser reasonably acceptable to the Administrative Agent; provided that so long as no Event of Default is continuing, the Loan Parties shall not be responsible for more than 2 Inventory appraisals in any Fiscal Year (one of which may be a desktop appraisal but must alternate between desktop appraisals and physical appraisals).

(g)           Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(h)           Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Agents (it being understood the Borrower's current insurance is satisfactory to Agents).  Without limiting the Borrower's reinvestment rights under Section 2.05(c)(viii), all policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as its interests may appear, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as the Agents may require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies.  All certificates of insurance are to be delivered to the Collateral Agent (with copies to the Administrative Agent) and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days' prior written notice to the Collateral Agent of the exercise of any right of cancellation.  If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower's expense and without any responsibility on the Agents' part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  The Borrower shall, if so requested by the Collateral Agent, deliver to the Collateral Agent original or duplicate insurance policies and, as often as the Collateral Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance.  Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i)            Obtaining of Permits, Etc.  Except as could not reasonably be expected to have a Material Adverse Effect, obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.

(j)            Environmental.  (i)  Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply in all material respects with all Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) provide the Agents written notice within five (5) Business Days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; and (iv) provide the Agents with written notice within 10 days of the receipt of any of the following:  (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could reasonably be expected to have a Material Adverse Effect.

(k)           Further Assurances.  Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected, first priority Liens (subject to Permitted Liens) any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent, each Lender and the L/C Issuer the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.  In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (A) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party's name and to file such agreements, instruments or other documents in any appropriate filing office, in each case that are necessary to establish and maintain the perfection of any Lien on the Collateral created under the Loan Documents, (B) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (C) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(l)            Change in Collateral; Collateral Records.  (i) Give the Agents not less than 10 Business Days' prior written notice of any change in the location of any Collateral with a book value in excess of $250,000, other than to locations set forth on Schedule 6.01(ee) and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Agents promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Agents for the benefit of the Agents and the Lenders from time to time, solely for the Agents' convenience in maintaining a record of Collateral, such written statements and schedules as the applicable Agent may reasonably require, designating, identifying or describing the Collateral.

(m)           Landlord Waivers; Collateral Access Agreements.  (i) At any time any Collateral with a book value in excess of $250,000 (when aggregated with all other Collateral at the same location) is located on any real property located in the United States occupied or operated by a Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by a Loan Party, use commercially reasonable efforts to obtain written subordinations or waivers, in form and substance satisfactory to the Agents, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral; provided, that in the event the Loan Parties are unable to obtain any such written subordination or waiver the Administrative Agent may, in its reasonable discretion, establish such Reserves as it deems necessary with respect to any such Collateral; and

(ii)        At any time any Collateral with a book value in excess of $250,000 (when aggregated with all other Collateral at the same location and excluding Inventory on consignment at any customer locations) is stored on the premises of a bailee, warehouseman, or similar party located in the United States, use commercially reasonable efforts to obtain written access agreements, in form and substance satisfactory to the Agents, providing for access to Collateral located on such premises in order to remove such Collateral from such premises during an Event of Default; provided, that in the event the Loan Parties are unable to obtain any such written access agreements, the Administrative Agent may, in its reasonable discretion, establish such Reserves as it deems necessary with respect to any such Collateral.

(n)           Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders in accordance with a subordination agreement in form and substance satisfactory to the Agents.

(o)           After Acquired Real Property.  Upon the acquisition by it or any of its Subsidiaries after the date hereof of any fee interest in any real property (wherever located) (each such interest being a "New Facility") with a Current Value (as defined below) in excess of $500,000 immediately so notify the Agents, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party's good-faith estimate of the current value of such real property (for purposes of this Section, the "Current Value").  The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to such New Facility.  Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables), the Person that has acquired such New Facility shall promptly furnish the same to the Collateral Agent.  The Borrower shall pay all fees and expenses, including reasonable attorneys' fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party's obligations under this Section 7.01(o).

(p)           Fiscal Year.  Cause the Fiscal Year of the Borrower and its Subsidiaries to end on March 31 of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(q)           Borrowing Base.  Maintain all Revolving Loans and Letter of Credit Obligations in compliance with the then current Borrowing Base.

(r)            Lender Meetings.  Upon the request of any Agent or the Required Lenders (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once during each Fiscal Year), participate in a meeting with the Agents and the Lenders at the Borrower's corporate offices (or at such other location as may be agreed to by the Borrower and such Agent or the Required Lenders) at such time as may be agreed to by the Borrower and such Agent or the Required Lenders.

Section 7.02       Negative Covenants.  Until the Discharge Date, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a)           Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens; provided, that, no Liens (other than inchoate Liens securing obligations for the payment of money not overdue or otherwise payable) shall be permitted on any assets included in the Borrowing Base other than the Liens of the Collateral Agent for the benefit of the Agents and the Lenders.

(b)           Indebtedness.  Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.  Notwithstanding the foregoing, the accounts payable owed to [***] shall not constitute Indebtedness for a period of 60 days following the Effective Date.  For the avoidance of doubt, the Loan Parties shall not guarantee any Indebtedness of the Excluded Subsidiaries.

(c)           Fundamental Changes; Dispositions.  Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that

(i)          any wholly-owned Subsidiary of any Loan Party may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 30 days' prior written notice (or such shorter period consented to by the Agents in their sole discretion) of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation and (E) the surviving Subsidiary, if any, is joined as a Loan Party hereunder pursuant to a joinder agreement and is a party to a Security Agreement and the Equity Interests of such Subsidiary is the subject of a Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation; and

(ii)         any Loan Party and its Subsidiaries may (A) sell Inventory in the ordinary course of business, (B) sell Specified Accounts pursuant to a Factoring Agreement to the applicable Factor; provided, that all payments due and owing to the Borrower under any such Factoring Agreement are directly deposited in a Controlled Deposit Account, (C) dispose of obsolete or worn-out equipment in the ordinary course of business, (D) sell or otherwise dispose of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets and (E) enter into non-exclusive license agreements with respect to intellectual property rights in the ordinary course of business, provided that in the case of clauses (C) and (D) above, the Net Cash Proceeds of such Dispositions (1) do not exceed $500,000 in the aggregate in any Fiscal Year and (2) are paid to the Administrative Agent for the benefit of the Agents and the Lenders pursuant to the terms of Section 2.05(c)(v) (but subject to Section 2.05(c)(viii)).

*** Confidential material redacted and filed separately with the Securities and Exchange Commission.

(d)           Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).

(e)           Loans, Advances, Investments, Etc.  Make or commit or agree to make or permit any of its Subsidiaries make or commit or agree to make, any Investment in any other Person except for Permitted Investments.

(f)            Sale and Leaseback Transactions; Lease Obligations.

(i)         Enter into any Sale and Lease Back Transaction.

(ii)        Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in Section 7.02(g), and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed $5,000,000.

(g)           Capital Expenditures.  Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries in any fiscal period set forth in the table below to exceed the amount set forth opposite such fiscal period:

Period	Capital Expenditure

Fiscal Year ended March 31, 2013	$2,500,000

Fiscal Year ended March 31, 2014	$2,500,000

Fiscal Year ended March 31, 2015	$2,500,000

Fiscal Year ended March 31, 2016	$2,500,000

Fiscal Year ended March 31, 2017	$2,500,000

provided, however, that if the amount of the Capital Expenditures permitted to be made in any fiscal period set forth in the table above is greater than the actual amount of the Capital Expenditures actually made in such fiscal period (the amount by which such permitted Capital Expenditures for such fiscal period exceeds the actual amount of Capital Expenditures for such fiscal period, the "Excess Amount"), then such Excess Amount (each such amount, a "Carry-Over Amount") may be carried forward to the next succeeding fiscal period (the "Succeeding Fiscal Period"); provided, further that, in each case, the applicable Carry-Over Amount for a particular Succeeding Fiscal Period may not be carried forward to another fiscal period.  Capital Expenditures made by the Loan Parties and their Subsidiaries in any fiscal period shall be deemed to reduce first, the amount set forth in the table above for such fiscal period and, second, the applicable Carry-Over Amount.

(h)           Restricted Payments.  (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (iv) return any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (v) pay any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party (collectively, the "Restricted Payments"); provided, however, that:

(A)           any Subsidiary of the Borrower may pay dividends or distributions to the Borrower or another Subsidiary;

(B)           the Borrower may pay dividends in the form of common Equity Interests;

(C)           the Borrower may pay consulting fees to Mel Marks in an aggregate amount not to exceed $350,000 in any Fiscal Year, so long as no Default or Event of Default shall have occurred and be continuing, or would result from the making of such payment;

(D)           so long as no Default or Event of Default shall have occurred and be continuing, and no Event of Default results from the making thereof, the Borrower may pay to the holders of Qualified Junior Capital Equity Interests (1) quarterly cash dividends in an amount not to exceed 4.00% per annum of the initial amount of Qualified Junior Capital Equity Interests issued to such holders (as such initial amount may be increased by the amount of any interest paid in kind thereunder) and (2) interest payments paid in kind; and

(E)           so long as no Default or Event of Default shall have occurred and be continuing, and no Event of Default results from the making thereof, repurchases or redemptions of Equity Interests of the Borrower from the Borrower's employees, directors or officers in one or more transactions, in an aggregate amount not to exceed $100,000 in any calendar year.

(i)            Federal Reserve Regulations.  Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j)            Transactions with Affiliates.  Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions consummated in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party, (iii) Permitted Excluded Subsidiary Transactions, (iv) transactions permitted by Section 7.02(e) and Section 7.02(h), (v) sales of Qualified Equity Interests of the Borrower to Affiliates of the Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith and (vi) if [***] becomes an Affiliate of the Borrower, transactions (considering all related transactions taken as a whole) with [***] that are necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof.

(k)           Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.  Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A)           this Agreement and the other Loan Documents;

(B)           any agreements in effect on the date of this Agreement and described on Schedule 7.02(k);

(C)           any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D)           in the case of clause (iv) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or

*** Confidential material redacted and filed separately with the Securities and Exchange Commission.

(E)           in the case of clause (iv) any agreement, instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto.

(l)            Limitation on Issuance of Equity Interests.

(i)           Issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Equity Interests, any securities convertible into or exchangeable for its Equity Interests or any warrants; provided that, to the extent permitted by this Agreement, the Borrower may issue and sell (A) Qualified Equity Interests and (B) Qualified Junior Capital Equity Interests pursuant to Junior Capital Agreements, in each case, so long as no Change of Control would result therefrom; or

(ii)           Enter into any Junior Capital Agreement (A) after the date that is ninth (9) months after the Effective Date and (B) if a Default or Event of Default shall have occurred and is continuing or would result from such Junior Capital Agreement becoming effective in accordance with its terms.

(m)           Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i)           Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries' Indebtedness (other than Indebtedness described in clauses (c), (d), (e) or (h) of the definition of Permitted Indebtedness) or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect;

(ii)           except for the Obligations, make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries' Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of "Permitted Indebtedness"), make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing;

(iii)           amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, except that a Loan Party may (A) change its name, jurisdiction of organization, organizational identification number or FEIN in connection with a transaction permitted by Section 7.02(c) and (B) change its name upon at least 10 Business Days' prior written notice by the Borrower to the Agents of such change and so long as, at the time of such written notification, such Person provides any financing statements or fixture filings necessary to perfect and continue perfected the Collateral Agent's Liens;

(iv)           amend, modify or otherwise change any of its Governing Documents, including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Equity Interests (including any shareholders' agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; or

(v)           agree to any amendment, modification or other change to or waiver of any of its rights under any Material Contract if such amendment, modification, change or waiver would be adverse in any material respect to any Loan Party or any of its Subsidiaries or any Agent and any Lender.

(n)           Investment Company Act of 1940.  Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.

(o)           Compromise of Accounts Receivable.  Compromise or adjust any Account Receivable (or extend the time of payment thereof) or grant any discounts, allowances or credits or permit any of its Subsidiaries to do so other than in the ordinary course of its business.

(p)           Properties.  Permit any property to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Collateral Agent does not have a valid and perfected first priority Lien (subject only to Permitted Liens and other Liens that are inchoate Liens securing obligations for the payment of money not overdue or otherwise payable) or has not received a written subordination or waiver in accordance with Section 7.01(m)(i).

(q)           [Intentionally Omitted.]

(r)            Environmental.  Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

(s)           Limitations on Negative Pledges.  Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (i) this Agreement, the other Loan Documents and the Factoring Agreements (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, and (iv) customary provisions in leases restricting the assignment or sublet thereof.

(t)           Anti-Terrorism Laws.  (i) Do any of the following or permit any of their Affiliates or agents to do any of the following:

(A)           conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person,

(B)           deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the OFAC Sanctions Programs or

(C)           engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the OFAC Sanctions Programs, the USA PATRIOT Act or any other Anti-Terrorism Law.

(ii)           The Borrower shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming the Borrower's compliance with this Section 7.02(t).

(u)           Consignments.  Permit Inventory with an aggregate value exceeding $5,000,000 to be on consignment at customer locations at any time; provided, that, for the avoidance of doubt, this Section 7.02(u) only applies to Inventory consisting of finished goods inventory.

Section 7.03       Financial Covenants.  Until the Discharge Date, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a)           Senior Leverage Ratio.  Permit the Senior Leverage Ratio of the Borrower and its Subsidiaries for any period of 4 consecutive fiscal quarters of the Borrower and its Subsidiaries for which the last fiscal quarter ends on a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Quarter End	Senior Leverage Ratio

March 31, 2012	3.00:1.00

June 30, 2012	3.00:1.00

September 30, 2012	3.10:1.00

December 31, 2012	3.00:1.00

March 31, 2013	2.75:1.00

June 30, 2013	2.75:1.00

September 30, 2013	2.75:1.00

December 31, 2013	2.50:1.00

March 31, 2014	2.50:1.00

June 30, 2014	2.50:1.00

September 30, 2014	2.50:1.00

December 31, 2014	2.25:1.00

March 31, 2015	2.25:1.00

June 30, 2015	2.00:1.00

September 30, 2015	2.00:1.00

December 31, 2015	2.00:1.00

March 31, 2016 and each fiscal quarter ended thereafter	2.00:1.00

(b)           Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries for any period of 4 consecutive fiscal quarters of the Borrower and its Subsidiaries for which the last fiscal quarter ends on a date set forth below to be less than the ratio set forth opposite such date:

Fiscal Quarter End	Fixed Charge Coverage Ratio

March 31, 2012	1.20:1.00

June 30, 2012	1.20:1.00

September 30, 2012	1.20:1.00

December 31, 2012	1.20:1.00

March 31, 2013	1.25:1.00

June 30, 2013	1.25:1.00

September 30, 2013	1.25:1.00

December 31, 2013	1.25:1.00

March 31, 2014	1.15:1.00

June 30, 2014	1.15:1.00

September 30, 2014	1.15:1.00

December 31, 2014	1.15:1.00

March 31, 2015	1.20:1.00

June 30, 2015	1.25:1.00

September 30, 2015	1.25:1.00

December 31, 2015	1.25:1.00

March 31, 2016 and each fiscal quarter ended thereafter	1.25:1.00

(c)           Consolidated EBITDA.  Permit Consolidated EBITDA of the Borrower and its Subsidiaries for any period of 4 consecutive fiscal quarters of the Borrower and its Subsidiaries for which the last fiscal quarter ends on a date set forth below to be less than the amount set forth opposite such date:

Fiscal Quarter End	Consolidated EBITDA

March 31, 2012	$27,500,000

June 30, 2012	$27,500,000

September 30, 2012	$26,500,000

December 31, 2012	$28,500,000

March 31, 2013	$29,750,000

June 30, 2013	$30,500,000

September 30, 2013	$31,000,000

December 31, 2013	$31,250,000

March 31, 2014	$31,500,000

June 30, 2014	$31,750,000

September 30, 2014	$32,000,000

December 31, 2014	$32,000,000

March 31, 2015	$32,500,000

June 30, 2015	$33,000,000

September 30, 2015	$33,000,000

December 31, 2015	$33,000,000

March 31, 2016 and each fiscal quarter ended thereafter	$33,000,000

ARTICLE VIII

MANAGEMENT, COLLECTION AND STATUS OF
ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

Section 8.01       Collection of Accounts Receivable; Management of Collateral.  (a)  The Loan Parties shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agents at one or more of the banks set forth on Schedule 8.01 (each a "Cash Management Bank") and (ii) except as otherwise provided under Section 8.01(b), deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party into a Cash Management Account.

(b)           On or prior to the date which is sixty (60) days after the Effective Date, the Loan Parties shall, with respect to each Cash Management Account, deliver to the Collateral Agent a Cash Management Agreement with respect to such Cash Management Account.  The Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any deposit account or securities account, unless the Collateral Agent shall have received a Cash Management Agreement in respect of each such deposit account or securities account (other than (i) accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party's employees, (ii) accounts of any Subsidiary of the Borrower not located in the United States that do not contain deposits in an aggregate amount in excess of $2,000,000 at any one time for all such accounts and (iii) securities accounts specifically and exclusively used for maintaining funds pursuant to that certain Nonqualified Deferred Compensation Plan of the Borrower dated as of May 14, 2008).

(c)           Upon the terms and subject to the conditions set forth in a Cash Management Agreement with respect to a Cash Management Account, all amounts received in such Cash Management Account shall be wired each Business Day into the Administrative Agent's Account.

(d)           So long as no Default or Event of Default has occurred and is continuing, the Borrower may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to the Agents and the Agents shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Cash Management Agreement.  Each Loan Party shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from any Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in such Agent's reasonable judgment, or that the operating performance, funds transfer, or availability procedures or performance of such Cash Management Bank with respect to Cash Management Accounts or the Collateral Agent's liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in such Agent's reasonable judgment.

(e)           The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which the Loan Parties are hereby deemed to have granted a Lien to Collateral Agent for the benefit of the Agents and the Lenders.  All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by any Loan Party from any of its Account Debtors, as proceeds from Accounts Receivable of such Loan Party or as proceeds of any other Collateral shall be held by such Loan Party in trust for the Agents and the Lenders and if of a nature susceptible to a deposit in a bank account, upon receipt be deposited by such Loan Party in original form and no later than the next Business Day after receipt thereof into a Cash Management Account or other bank account referenced in the definition of Cash Management Accounts as excluded from the scope thereof; provided, however, all Net Cash Proceeds received directly by such Loan Party pursuant to an event described in Section 2.05(c)(v) or (vii) shall be held by such Loan Party in trust for the Agents and the Lenders and upon receipt be deposited by such Loan Party in original form and no later than the next Business Day after receipt thereof into the Administrative Agent's Account.  Each Loan Party shall not commingle such collections with the proceeds of any assets not included in the Collateral.  No checks, drafts or other instrument received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such instruments have actually been collected.

(f)           The Loan Parties shall take all reasonable steps to enforce, collect and receive all amounts owing on the Accounts Receivable of the Loan Parties or any of their Subsidiaries.  After the occurrence and during the continuance of an Event of Default, the Collateral Agent may send a notice of assignment and/or notice of the Lenders' security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter the Collateral Agent or its designee shall have the sole right to collect the Accounts Receivable and/or take possession of the Collateral and the books and records relating thereto.

(g)           Each Loan Party hereby appoints each Agent or its designee on behalf of such Agent as the Loan Parties' attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse any Loan Party's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable, to sign any Loan Party's name on any invoice or bill of lading relating to any of the Accounts Receivable, drafts against Account Debtors with respect to Accounts Receivable, assignments and verifications of Accounts Receivable and notices to Account Debtors with respect to Accounts Receivable, to send verification of Accounts Receivable, and to notify the Postal Service authorities to change the address for delivery of mail addressed to any Loan Party to such address as such Agent or its designee may designate and to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until the Discharge Date.

(h)           Nothing herein contained shall be construed to constitute any Agent as agent of any Loan Party for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction).  The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction).  The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

(i)            If any Account Receivable includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Loan Parties' account and to charge the Loan Parties therefor.  The Loan Parties shall notify the Agents if any Account Receivable includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.

(j)            The Administrative Agent shall be entitled to charge the Borrower on the last day of each month with one (1) Business Day of "clearance" or "float" at the rate applicable to Revolving Loans set forth in Section 2.04(a) for all Collections that are received by the Administrative Agent.  This across-the-board one (1) Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of the Lenders' financing of the Borrower and shall apply irrespective of the characterization of whether receipts are owned by the Borrower or the Lenders, and whether or not there are any outstanding Revolving Loans.  This across-the-board one (1) Business Day clearance or float charge shall be for the account of the Agents as set forth in a letter agreement between the Agents.

(k)           Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 8.02      Accounts Receivable Documentation. The Loan Parties will at such intervals as the Agents may reasonably require during the occurrence and continuance of an Event of Default, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agents and furnish such further schedules and/or information as any Agent may require relating to the Accounts Receivable, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold.  The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agents and are to be executed and delivered to the Agents from time to time solely for their convenience in maintaining records of the Collateral.  If the Loan Parties become aware of anything materially detrimental to any of the Loan Parties' customers' credit, the Loan Parties will promptly advise the Agents thereof.

Section 8.03       Status of Accounts Receivable and Other Collateral. With respect to Collateral of any Loan Party at the time the Collateral becomes subject to the Collateral Agent's Lien, each Loan Party covenants, represents and warrants:  (a) such Loan Party shall promptly notify the Agents if any Account Receivable in excess of $100,000 arises out of contracts with any Governmental Authority, and will execute any instruments and take any steps reasonably required by the Agents in order that all monies due or to become due under any such contract shall be assigned to the Collateral Agent and notice thereof given to such Governmental Authority under the Federal Assignment of Claims Act or any similar state or local law; (b) such Loan Party will, promptly  upon learning thereof, report to the Agents any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters affecting the value, enforceability or collectibility of any of the Collateral in excess of $500,000; (c) if any amount payable under or in connection with any Account Receivable in excess of $500,000 is evidenced by a promissory note or other instrument, such promissory note or instrument shall be promptly pledged, endorsed, assigned and delivered to the Collateral Agent for the benefit of the Agents and the Lenders as additional Collateral; (d) such Loan Party shall be fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (e) each Eligible Account Receivable shall be a good and valid account representing an undisputed bona fide indebtedness incurred or an amount indisputably owed by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an absolute sale and delivery upon the specified terms of goods sold or services rendered by such Loan Party; (f) no agreement under which any deduction or offset of any kind, other than normal trade discounts, may be granted or shall have been made by such Loan Party at or before the time such Eligible Account Receivable is created; (g) such Loan Party shall not re-date any invoice or sale or make sales on extended dating beyond that which is customary in the ordinary course of its business and in the industry; (h) such Loan Party shall conduct a physical count of its Inventory at such intervals as any Agent may request and such Loan Party shall promptly supply the Agents with a copy of such count accompanied by a report of the value (based on the lower of cost (on a first in first out basis) and market value) of such Inventory and (i) such Loan Party is not and shall not be entitled to pledge any Agent's or any Lender's credit on any purchases or for any purpose whatsoever.

Section 8.04       Collateral Custodian.  Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents' and the Lenders' interests.  Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral.  All costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrower and charged to the Loan Account.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01        Events of Default.  If any of the following Events of Default shall occur and be continuing:

(a)           the Borrower shall fail to pay any principal of or interest on any Loan, any Agent Advance, any Reimbursement Obligation or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b)           any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate or other document delivered to any Agent, any Lender or the L/C Issuer pursuant to any Loan Document, which representation or warranty is subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made or deemed made; or any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document, which representation or warranty is not subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any material respect when made or deemed made;

(c)           any Loan Party shall fail to perform or comply with any covenant or agreement contained in:

(i)            clauses (a)(i), (a)(ii), (a)(iii), (a)(iv), (a)(v), (a)(vi), (b), (c), (d), (f), (h), (l), (n), (o), (p) or (q) of Section 7.01, Section 7.02, Section 7.03 or Article VIII of this Agreement, Sections 6(f), 6(g), 6(h), 6(j), 6(m), 6(n) and 7 of the Security Agreement and clauses (c), (f), (h), (i), (j), (k) and (l) of Article Sixth of the Pledge Agreement;

(ii)           clauses (a) (other than subclauses of Section 7.01(a) listed in clause (c)(i) above), (e), (k), (m) or (r) of Section 7.01 of this Agreement, any Security Agreement (other than any covenant or agreement contained in the Sections listed in clause (c)(i) above) to which it is a party, the Pledge Agreement (other than any covenant or agreement contained in the Sections listed in clause (c)(i) above) and any Mortgage to which it is a party and such failure, if capable of being remedied, shall remain unremedied for 5 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party, or

(iii)           clauses (g), (i) or (j) of Section 7.01 and such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(d)           any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e)           any Loan Party or any of its Subsidiaries shall fail to pay any of its Indebtedness (excluding Indebtedness evidenced by this Agreement) in excess of $1,000,000, or any payment of principal, interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f)            any Loan Party or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g)           any proceeding shall be instituted against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h)           any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)            any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral purported to be covered thereby; provided that, notwithstanding the foregoing, the lack of perfection or priority of any Liens granted to the Collateral Agent solely in respect of Collateral with an aggregate value not in excess of $250,000 (valued at fair market value on Collateral other than cash) shall not be deemed to violate this clause (i);

(j)            any Cash Management Bank at which any Cash Management Account of any Loan Party is maintained shall fail to comply with any of the terms of any Cash Management Agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at which any Controlled Deposit Account or Controlled Securities Account of any Loan Party is maintained shall fail to comply with any of the terms of any Cash Management Agreement to which such Person is a party and is not replaced within 15 days;

(k)           one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $1,000,000 in the aggregate shall be rendered against any Loan Party or any of its Subsidiaries and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, (ii) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) at any time during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, is in effect, such judgment, order, award or settlement is not bonded in the full amount of such judgment, order, award or settlement; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection (k) if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

(l)            any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen (15) days;

(m)          any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(n)           any cessation of a substantial part of the business of any Loan Party for a period which materially and adversely affects the ability of such Person to continue its business on a profitable basis;

(o)           the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(p)           the indictment of any Loan Party under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(q)           any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, in either case, individually or in the aggregate which could reasonably be expected to result in liability to any Loan Party requiring payments in any 12 month period in an aggregate amount exceeding $250,000;

(r)            any Termination Event with respect to any Employee Plan shall have occurred, that, individually or in the aggregate, could reasonably be expected to result in liability to any Loan Party requiring payments in any 12 month period in an aggregate amount exceeding $250,000;

(s)           (i) there shall occur and be continuing any "Event of Default" (or any comparable term) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, (ii) any of the Obligations for any reason shall cease to be "Senior Indebtedness" or "Designated Senior Indebtedness" (or any comparable terms) under, and as defined in the documents evidencing or governing any such Subordinated Indebtedness, (iii) any Indebtedness other than the Obligations shall constitute "Designated Senior Indebtedness" (or any comparable term) under, and as defined in, the documents evidencing or governing any such Subordinated Indebtedness, (iv) any holder of such Subordinated Indebtedness shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such Subordinated Indebtedness, or (v) the subordination provisions of the documents evidencing or governing any such Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or

(t)            a Change of Control shall have occurred;

then, and in any such event, any Agent may, and shall at the request of the Required Lenders, by notice to the Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans and Reimbursement Obligations then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans and Reimbursement Obligations, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Prepayment Premium (if any) with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans and Reimbursement Obligations then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.  Subject to Section 4.03(b), the Administrative Agent may, after the occurrence and during the continuation of any Event of Default, require the Borrower to Cash Collateralize each Letter of Credit then outstanding.

ARTICLE X

AGENTS

Section 10.01    Appointment .  Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including:  (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent's inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii)  to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations), together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof.  As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans; provided, however, that the L/C Issuer shall not be required to refuse to honor a drawing under any Letter of Credit and the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02    Nature of Duties; Delegation.  (a) The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  The duties of the Agents shall be mechanical and administrative in nature.  The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document.  If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender.  Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

(b)           Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender).  Any such Person shall benefit from this Article X to the extent provided by the applicable Agent.

(c)           An Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by such Agent with reasonable care.

Section 10.03     Rights, Exculpation, Etc.  The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Agents receive written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent (and, with respect to Revolving Loans and/or Revolving Credit Commitments, the Administrative Agent); (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Collateral Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.  The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled.  The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders (unless unanimity is required).  Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (unless unanimity is required).

Section 10.04     Reliance.  Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05     Indemnification.  To the extent that any Agent or the L/C Issuer is not reimbursed and indemnified by any Loan Party, and whether or not such Agent or the L/C Issuer has made demand on any Loan Party for the same, the Lenders will, within five days of written demand by such Agent or the L/C Issuer, reimburse and indemnify such Agent and the L/C Issuer from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent or the L/C Issuer), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent or the L/C Issuer in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent or the L/C Issuer under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that (a) no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent's or the L/C Issuer's gross negligence or willful misconduct and (b) only the Revolving Loan Lenders shall be obligated to indemnify the L/C Issuer for any amounts owing to the L/C Issuer pursuant to this Section 10.05.  The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06     Agents Individually.  With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan.  The terms "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders.  Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07     Successor Agent.  (a)  Any Agent may at any time give at least thirty (30) (or, if the Total Revolving Credit Commitment is reduced to zero, ten (10)) days prior written notice of its resignation to the Lenders, the L/C Issuer and the Borrower, provided that, if the continuing Agent assumes all of the resigning Agent's duties hereunder, such resigning Agent may provide notice on the effective date of its resignation.  Upon receipt of any such notice of resignation, (i) the Required Lenders shall have the right, in consultation with the Borrower so long as no Event of Default has occurred and is continuing, to appoint a successor Collateral Agent and (ii) the Collateral Agent shall have the right, with the consent of the Required Revolving Loan Lenders and in consultation with the Borrower so long as no Event of Default has occurred and is continuing, to appoint a successor Administrative Agent.  If no such successor Agent shall have been so appointed by the Collateral Agent or the Required Lenders, as the case may be, and shall have accepted such appointment within 30 (or, if the Total Revolving Credit Commitment is reduced to zero, ten (10)) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuer, appoint a successor Agent that is a U.S. Person.  Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed and such successor Agent holds such Collateral), and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to the surviving Agent directly, until such time, if any, as the Collateral Agent or the Required Lenders, as the case may be, appoint a successor Agent as provided for above.  Upon the acceptance of a successor Agent's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  After the retiring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring Agent in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

Section 10.08     Collateral Matters.

(a)           The Administrative Agent may, in its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Loans at any time to exceed the Borrowing Base at such time.  If the Administrative Agent is willing in its sole and absolute discretion to permit such overadvances, such overadvances shall be payable on demand and shall bear interest at the Post-Default Rate; provided that, notwithstanding the funding by the Revolving Loan Lenders of such overadvances, neither the Administrative Agent nor the Lenders shall be deemed thereby to have changed the limits of Section 2.01(a)(i).

(b)           Each Agent may from time to time make such disbursements and advances ("Agent Advances") which such Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans, Reimbursement Obligations, Letter of Credit Obligations and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04.  The Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Revolving Loans that are Reference Rate Loans.  The Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01.  The Agent making any Agent Advances shall notify the other Agent, each Lender and the Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance.  Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Agent making any Agent Advances, upon such Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Agent Advance.  If such funds are not made available to such Agent by such Lender, such Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to such Agent, at the Federal Funds Effective Rate for three Business Days and thereafter at the Reference Rate.

(c)           The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon the Discharge Date; or constituting property being sold or disposed of in the ordinary course of any Loan Party's business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders.  Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 10.08(c).

(d)           Without in any manner limiting the Collateral Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(c)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(c).  Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(e)           Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall, with the consent of the Administrative Agent, be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(f)           The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent's own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09     Agency for Perfection.  Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party.  Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent's request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent's instructions.  In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents.  Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10     No Reliance on any Agent's Customer Identification Program.   Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 CFR § 103.121,  as hereafter amended or replaced ("CIP Regulations"), or any other Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby:  (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act.  Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11     No Third Party Beneficiaries.  The provisions of this Article are solely for the benefit of the Agents, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 10.12    No Fiduciary Relationship.  It is understood and agreed that the use of the term "agent" herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.13     Reports; Confidentiality; Disclaimers.  By becoming a party to this Agreement, each Lender:

(a)           is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to the Borrower or any of its Subsidiaries (each, a "Report") prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report,

(b)           expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,

(c)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Borrower and its Subsidiaries and will rely significantly upon the Borrower's and its Subsidiaries' books and records, as well as on representations of their personnel,

(d)           agrees to keep all Reports and other material, non-public information regarding the Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19, and

(e)           without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of the Borrower (including Letters of Credit), and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.14     Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law the Collateral Agent (irrespective of whether the principal of any Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Agents, the Lenders and the L/C Issuer (including any claim for the compensation, expenses, disbursements and advances of the Agents, the Lenders and the L/C Issuer and their respective agents and counsel and all other amounts due the Agents, the Lenders and the L/C Issuer hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Agent, each Lender and the L/C Issuer to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Agents, the Lenders and the L/C Issuer, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.

ARTICLE XI

INTENTIONALLY OMITTED

ARTICLE XII

MISCELLANEOUS

Section 12.01      Notices, Etc.

(a)           Notices Generally.  All notices and other communications provided for hereunder shall be in writing and shall be mailed (certified mail, postage prepaid and return receipt requested), telecopied or delivered by hand, Federal Express or other reputable overnight courier, if to any Loan Party, at the following address:

Motorcar Parts of America, Inc.
2929 California Street
Torrance, California 90503
Attention: Selwyn Joffe and Michael Umansky
Telecopy: (310) 212-6315
Telephone: (310) 212-7910

if to the Administrative Agent, to it at the following address:

PNC Bank, National Association
2 N. Lake Avenue
Suite 440
Pasadena, CA 91101
Attn: Frederick Kiehne
Telephone: 626-432-6142
Telecopy: 626-432-4589

With a copy to:

PNC Bank, National Association
PNC Agency Services
PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania 15219
Attention:	Trina Barkley
Telephone:	412-768-0423
Facsimile:	412-705-2006

and

Hahn & Hessen LLP
488 Madison Avenue
New York, New York 10022
Attention: Steven J. Seif, Esq.
Telephone: 212-478-7370
Telecopier: 212-478-7400

if to the Collateral Agent, to it at the following address:

Cerberus Business Finance, LLC
299 Park Avenue, 22nd Floor
New York, New York 10171
Attention: Daniel Wolf
Telephone: 212-891-1550
Telecopier: 212-891-1541

with a copy to:

Cerberus California, LLC
11812 San Vicente Blvd., Suite 300
Los Angeles, California 90049
Attention: Kevin Cross and Christopher Hebble
Telephone: 310-826-9200
Telecopier: 310-826-9203

and

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Frederic L. Ragucci, Esq.
Telephone: 212-756-2000
Telecopier: 212-593-5955

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01.  All such notices and other communications shall be effective, (i) if mailed (certified mail, postage prepaid and return receipt requested), when received or 3 days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered by hand, Federal Express or other reputable overnight courier, upon delivery, except that notices to any Agent or the L/C Issuer pursuant to ARTICLE II and ARTICLE III shall not be effective until received by such Agent or the L/C Issuer, as the case may be.

(b)           Electronic Communications.

(i)          Each Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to ARTICLE II and ARTICLE III if such Lender or the L/C Issuer, as applicable, has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii)         Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 12.02      Amendments, Etc.  (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrower, (y) in the case of any other waiver or consent, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and (z) in the case of any other amendment, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(i)          increase the Commitment of any Lender, reduce the principal of, or interest on (other than a waiver of default interest), the Loans or the Reimbursement Obligations payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans or Letter of Credit Obligations payable to any Lender, in each case, without the written consent of such Lender;

(ii)         increase the Total Commitment without the written consent of each Lender;

(iii)        change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;

(iv)        amend the definition of "Required Lenders", "Required Revolving Loan Lenders", "Required Term Loan Lenders" or "Pro Rata Share" without the written consent of each Lender;

(v)         release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release the Borrower or any Guarantor (except in connection with a Disposition of the Equity Interests thereof permitted by Section 7.02(c)(i)), in each case, without the written consent of each Lender;

(vi)        amend, modify or waive Section 4.02, Section 4.03 or this Section 12.02 of this Agreement without the written consent of each Lender; or

(vii)       amend the definition of "Book Value," "Borrowing Base," "Eligible Accounts Receivable," "Eligible Inventory," "Dilution," "Dilution Reserves", "Net Amount of Eligible Accounts Receivable," "Net Liquidation Percentage", or "Reserves" in each case, without the written consent of each Lender.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing and signed by an Agent or the L/C Issuer, affect the rights or duties of such Agent or the L/C Issuer (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, (B) any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party or any of their respective Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby and (C) the consent of the Borrower shall not be required to change any order of priority set forth in Section 2.05(d) and Section 4.03.  Notwithstanding anything to the contrary herein, no Defaulting Lender, Loan Party or any of their respective Affiliates that is a Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Defaulting Lender, Loan Party or Affiliate).

(b)           If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender other than the Collateral Agent and the Administrative Agent (the "Holdout Lender") fails to give its consent, authorization, or agreement, then the Collateral Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders (each, a "Replacement Lender"), and the Holdout Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.  Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever.  If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.07(b).  Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.

Section 12.03     No Waiver; Remedies, Etc.  No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04     Expenses; Attorneys' Fees.  The Borrower will pay on demand, all documented costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (c) through (f) and (i) through (n) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (c) through (f) and (i) through (n) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, the rating of the Loans, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to:  (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agents' or any of the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents' or the Lenders' claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, (m) the rating of the Loans by one or more rating agencies in connection with any Lender's Securitization, or (n) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing.  Without limitation of the foregoing or any other provision of any Loan Document:  (x) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents and (y) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.  The obligations of the Borrower under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.  Notwithstanding anything to the contrary in this Section 12.04 or elsewhere in this Agreement, this Section 12.04 shall not apply to taxes, which shall be governed exclusively be Sections 2.09 and 2.10.

Section 12.05     Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.03 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06     Severability.   Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07     Assignments and Participations.

(a)           This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.

(b)           Each Lender may (x) with the written consent of the Collateral Agent and, so long as no Event of Default shall have occurred and be continuing, in consultation with (but not the consent of) the Borrower, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan Commitment and any Term Loan made by it and (y) with the written consent of each Agent and, so long as no Event of Default shall have occurred and be continuing, in consultation with (but not the consent of) the Borrower, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Revolving Credit Commitment and the Revolving Loans made by it; provided, however, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender's Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (x) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof), (ii) except as provided in the last sentence of this Section 12.07(b), the parties to each such assignment shall execute and deliver to the Collateral Agent and the Administrative Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender), (iii) no written consent of the Collateral Agent or the Administrative Agent and no consultation with the Borrower shall be required (1) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (2) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender and (iv) no such assignment shall be made to (A) any Loan Party or any of their respective Affiliates or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).  Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent and the Administrative Agent (or such shorter period as shall be agreed to by the Collateral Agent, the Administrative Agent and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).  Notwithstanding anything to the contrary contained in this Section 12.07(b), a Lender may assign any or all of its rights under the Loan Documents to an Affiliate of such Lender or a Related Fund of such Lender without delivering an Assignment and Acceptance to the Agents or to any other Person (a "Related Party Assignment"); provided, however, that (I) the Borrower and the Administrative Agent may continue to deal solely and directly with such assigning Lender until an Assignment and Acceptance has been delivered to the Administrative Agent for recordation on the Register, (II) the Collateral Agent may continue to deal solely and directly with such assigning Lender until receipt by the Collateral Agent of a copy of the fully executed Assignment and Acceptance pursuant to Section 12.07(e), (III) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Agents shall not affect the legality, validity, or binding effect of such assignment, and (IV) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or a Related Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance and recordation on the Related Party Register referred to in the last sentence of Section 12.07(d) below.

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d)           The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the "Registered Loans") and Letter of Credit Obligations owing to each Lender from time to time.  Subject to the second to last sentence of this Section 12.07(d), the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.  In the case of an assignment pursuant to the last sentence of Section 12.07(b) as to which an Assignment and Acceptance is not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained, a register (the "Related Party Register") comparable to the Register on behalf of the Borrower.  The Related Party Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent or the Collateral Agent pursuant to Section 12.07(b) (which consent of the Collateral Agent must be evidenced by the Collateral Agent's execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(f)           A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each registered note shall expressly so provide).  Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(g)           In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrower, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the "Participant Register").  A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.  The Participant Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(h)           [Intentionally Omitted.]

(i)            Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Loans made by it and its Pro Rata Share of the Letter of Credit Obligations); provided, that (i) such Lender's obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans or Letter of Credit Obligations, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document).  The Loan Parties agree that each participant shall be entitled to the benefits of (and subject to all of the obligations under) Section 2.09 and Section 2.10 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender, provided that such participant shall not be entitled to receive any greater payment under Sections 2.09 and 2.10 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation.

(j)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to such Lender pursuant to securitization or similar credit facility (a "Securitization"); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  The Loan Parties shall cooperate with such Lender and its Affiliates to effect the Securitization including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or the Securitization.

Section 12.08     Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09    GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10     CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.  THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.11     WAIVER OF JURY TRIAL, ETC.  EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12     Consent by the Agents and Lenders.  Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13     No Party Deemed Drafter.  Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14     Reinstatement; Certain Payments.  If any claim is ever made upon any Agent, any Lender or the L/C Issuer for repayment or recovery of any amount or amounts received by such Agent, such Lender or the L/C Issuer in payment or on account of any of the Obligations, such Agent, such Lender or the L/C Issuer shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Agent, such Lender or the L/C Issuer repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent, such Lender or the L/C Issuer or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent, such Lender or the L/C Issuer with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent, such Lender or the L/C Issuer hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent, such Lender or the L/C Issuer.

Section 12.15      Indemnification; Limitation of Liability for Certain Damages.

(a)           In addition to each Loan Party's other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent, each Lender and the L/C Issuer and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:  (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent's or any Lender's furnishing of funds to the Borrower or the L/C Issuer's issuing of Letters of Credit for the account of the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, the Reimbursement Obligations or the Letter of Credit Obligations or the Borrower's use of the proceeds thereof, (iii) the Agents and the Lenders relying on any instructions of the Borrower or the handling of the Loan Account and Collateral of the Borrower as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b)           Without limiting Section 12.15(a) hereof, each Loan Party agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees), arising out of (i) any Releases or threatened Releases (x) at any property presently or formerly owned or operated by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest, or (y) of any Hazardous Materials generated and disposed of by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (ii) any violations of Environmental Laws; (iii) any Environmental Action relating to any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; and (v) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in Section 6.01(r) or the breach of any covenant made by the Loan Parties in Section 7.01(j).  Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this subsection (b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(c)           The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(d)           No Loan Party shall assert, and each Loan Party hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(e)           Notwithstanding anything to the contrary in this Section 12.15 or elsewhere in this Agreement, this Section 12.15 shall not apply to Taxes, which shall be governed exclusively by Sections 2.09 and 2.10.

(f)           The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16     Records.  The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the fees set forth in the Fee Letter, the Unused Line Fee, the Letter of Credit Fee and the Applicable Prepayment Premium, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17    Binding Effect.  This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18      Interest.  It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower).  All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19     Confidentiality.  Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, trustees, counsel, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19); (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19; (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority; (v) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Loan Parties; (vi) in connection with any litigation to which any Agent or any Lender is a party; (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (viii) with the consent of the Borrower.

Section 12.20      Public Disclosure.  Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure).  Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrower, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.

Section 12.21      Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.22     USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrower, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrower in accordance with the USA PATRIOT Act.  Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Selwyn Joffe
Name: Selwyn Joffe
Title: President and Chief Executive Officer

Financing Agreement

COLLATERAL AGENT:

CERBERUS BUSINESS FINANCE, LLC

By:	/s/ Daniel Wolf
Name: Daniel Wolf
Title: President

Financing Agreement

ADMINISTRATIVE AGENT AND LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas Hayes
Name: Thomas Hayes
Title: V.P.

Financing Agreement

LENDER:

COREPOINTE CAPITAL FINANCE LLC

By	/s/ Seth D. Fink
Name: Seth D. Fink
Title: Managing Director

Financing Agreement

LENDER:

ABLECO FINANCE LLC

By	/s/ Daniel Wolf
Name: Daniel Wolf
Title: President

Financing Agreement

LENDER:

A5 FUNDING L.P.

By:	A5 Fund Management LLC, its General Partner

By:	/s/ Daniel Wolf
Name: Daniel Wolf
Title: President

Financing Agreement

LENDER

CERBERUS LEVERED LOAN OPPORTUNITIES FUND I, L.P.

By:	Cerberus Levered Opportunities GP, LLC, its General Partner

By	/s/ Daniel Wolf
Name: Daniel Wolf
Title: Managing Director

Financing Agreement

EXHIBIT A

FORM OF PLEDGE AND SECURITY AGREEMENT

PLEDGE AND SECURITY AGREEMENT, dated as of January 18, 2012 (as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement herefor, this "Agreement"), made by each of the Grantors referred to below, in favor of Cerberus Business Finance, LLC, a Delaware limited liability company, in its capacity as collateral agent for the Secured Parties referred to below (in such capacity, together with its successors and assigns in such capacity, if any, the "Collateral Agent").

W I T N E S S E T H:

WHEREAS, Motorcar Parts of America, Inc., a New York corporation (the "Borrower" and together with each other Person that executes a supplement hereto and becomes an "Additional Grantor" hereunder, each a "Grantor" and collectively, the "Grantors"), the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), PNC Bank, National Association ("PNC"), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents") and the Collateral Agent are parties to that certain Financing Agreement, dated as of January 18, 2012 (such agreement, as amended, restated, supplemented, modified or otherwise changed from time to time, including any replacement agreement therefor, being hereinafter referred to as the "Financing Agreement");

WHEREAS, pursuant to the Financing Agreement, the Lenders have agreed to make certain term loans and revolving loans, which revolving loans will include a subfacility for the issuance of letters of credit (each a "Loan" and collectively, the "Loans"), to the Borrower;

WHEREAS, it is a condition precedent to the Lenders making the Loans to the Borrower pursuant to the Financing Agreement that each Grantor shall have executed and delivered this Agreement to the Collateral Agent, for the benefit of the Secured Parties, and shall have granted and pledged to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in and Lien on (a) (i) subject to Section 5.03(c) of the Financing Agreement, the outstanding shares of Equity Interests (as defined in the Financing Agreement) and (ii) indebtedness from time to time owned by such Grantor of each Person now or hereafter existing and in which such Grantor has any interest at any time, and (b) all other personal property and fixtures of such Grantor;

WHEREAS, the Grantors are mutually dependent on each other in the conduct of their respective businesses, with credit needed from time to time by each Grantor often being provided through financing obtained by the other Grantors and the ability to obtain such financing being dependent on the successful operations of all of the Grantors as a whole; and

WHEREAS, each Grantor has determined that the execution, delivery and performance of this Agreement directly benefit, and are in the best interest of, such Grantor;

NOW, THEREFORE, in consideration of the premises and the agreements herein and in order to induce the Collateral Agent, the Administrative Agent and the Lenders to make and maintain the Loans and to assist in providing Letters of Credit and to provide other financial accommodations to the Borrower pursuant to the Financing Agreement, the Grantors hereby jointly and severally agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

SECTION 1.          Definitions.

(a)           Reference is hereby made to the Financing Agreement for a statement of the terms thereof.  All capitalized terms used in this Agreement and the recitals hereto which are defined in the Financing Agreement or in Article 8 or 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Code") and which are not otherwise defined herein shall have the same meanings herein as set forth therein; provided that terms used herein which are defined in the Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute.

(b)           The following terms shall have the respective meanings provided for in the Code:  "Accounts", "Account Debtor", "Cash Proceeds", "Certificate of Title", "Chattel Paper", "Commercial Tort Claim", "Commodity Account", "Commodity Contracts", "Deposit Account", "Documents", "Electronic Chattel Paper", "Equipment", "Fixtures", "General Intangibles", "Goods", "Instruments", "Inventory", "Investment Property", "Letter-of-Credit Rights", "Noncash Proceeds", "Payment Intangibles", "Proceeds", "Promissory Notes", "Record", "Security Account", "Software", "Supporting Obligations" and "Tangible Chattel Paper".

(c)           As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

"Additional Collateral" has the meaning specified therefor in Section 4(a)(i) hereof.

"Certificated Entities" has the meaning specified therefor in Section 5(q) hereof.

"Copyrights" means any and all rights in any published and unpublished works of authorship, including (i) copyrights and moral rights, (ii) all renewals, extensions, restorations and reversions thereof, (iii) copyright registrations and recordings thereof and all applications in connection therewith including those listed on Schedule II hereto, (iv) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (v) the right to sue for past, present, and future infringements thereof, and (vi) all of each Grantor's rights corresponding thereto throughout the world.

"Existing Issuer" has the meaning specified therefor in the definition of the term "Pledged Shares".

"Intellectual Property" means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

"Licenses" means, with respect to any Person (the "Specified Party"), (i) any licenses or other similar rights provided to the Specified Party in or with respect to Intellectual Property owned or controlled by any other Person, and (ii) any licenses or other similar rights provided to any other Person in or with respect to Intellectual Property owned or controlled by the Specified Party, in each case, including (A) any software license agreements (other than license agreements for commercially available off-the-shelf software that is generally available to the public which have been licensed to a Grantor pursuant to end-user licenses), (B) the license agreements listed on Schedule III hereto, and (C) the right to use any of the licenses or other similar rights described in this definition in connection with the enforcement of any Agents' and the Lenders' rights under the Loan Documents.

"Patents" means patents and patent applications, including (i) the patents and patent applications listed on Schedule IV hereto, (ii) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iv) the right to sue for past, present, and future infringements thereof, and (v) all of each Grantor's rights corresponding thereto throughout the world.

"Pledged Debt" means the indebtedness described in Schedule X hereto and all indebtedness from time to time owned or acquired by a Grantor, the promissory notes and other Instruments evidencing any or all of such indebtedness, and all interest, cash, Instruments, Investment Property, financial assets, securities, Equity Interests, other equity interests, stock options and commodity contracts, notes, debentures, bonds, promissory notes or other evidences of indebtedness and all other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness.

"Pledged Interests" means, collectively, (i) the Pledged Debt, (ii) the Pledged Shares and (iii) all security entitlements in any and all of the foregoing.

"Pledged Issuer" has the meaning specified therefor in the definition of the term "Pledged Shares".

"Pledged Shares" means (i) the shares of Equity Interests described in Schedule XI hereto, whether or not evidenced or represented by any stock certificate, certificated security or other Instrument, issued by the Persons described in such Schedule XI (the "Existing Issuers"), (ii) the shares of Equity Interests at any time and from time to time acquired by a Grantor of any and all Persons now or hereafter existing (such Persons, together with the Existing Issuers, being hereinafter referred to collectively as the "Pledged Issuers" and each individually as a "Pledged Issuer"), whether or not evidenced or represented by any stock certificate, certificated security or other Instrument, and (iii) the certificates representing such shares of Equity Interests, all options and other rights, contractual or otherwise, in respect thereof and all dividends, distributions, cash, Instruments, Investment Property, financial assets, securities, Equity Interests, other equity interests, stock options and commodity contracts, notes, debentures, bonds, promissory notes or other evidences of indebtedness and all other property (including, without limitation, any stock dividend and any distribution in connection with a stock split) from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests.

"Secured Parties" means, collectively, the Agents and the Lenders.

"Secured Obligations" has the meaning specified therefor in Section 3 hereof.

"Titled Collateral" means all Collateral for which the title to such Collateral is governed by a Certificate of Title or certificate of ownership, including, without limitation, all motor vehicles (including, without limitation, all trucks, trailers, tractors, service vehicles, automobiles and other mobile equipment) for which the title to such motor vehicles is governed by a Certificate of Title or certificate of ownership.

"Trademarks" means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks, brand names, certification marks, collective marks, logos, symbols, trade dress, assumed names, fictitious names and service mark applications, including (i) the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule V hereto, (ii) all extensions, modifications and renewals thereof, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iv) the right to sue for past, present and future infringements and dilutions thereof, (v) the goodwill of each Grantor's business symbolized by the foregoing or connected therewith, and (vi) all of each Grantor's rights corresponding thereto throughout the world.

SECTION 2.           Grant of Security Interest.  As collateral security for the payment, performance and observance of all of the Secured Obligations, each Grantor hereby pledges and assigns to the Collateral Agent (and its agents and designees), and grants to the Collateral Agent (and its agents and designees), for the benefit of the Secured Parties, a continuing security interest in, all personal property and Fixtures of such Grantor, wherever located and whether now or hereafter existing and whether now owned or hereafter acquired, of every kind and description, tangible or intangible, including, without limitation, the following (all being collectively referred to herein as the "Collateral"):

(a)          all Accounts;

(b)          all Chattel Paper (whether tangible or electronic);

(c)           the Commercial Tort Claims specified on Schedule IX;

(d)          all Deposit Accounts, all cash, and all other property from time to time deposited therein or otherwise credited thereto and the monies and property in the possession or under the control of any Agent or any Lender or any affiliate, representative, agent or correspondent of any Agent or any Lender;

(e)           all Documents;

(f)           all General Intangibles (including, without limitation, all Payment Intangibles, Intellectual Property and Licenses);

(g)          all Goods, including, without limitation, all Equipment, Fixtures and Inventory;

(h)          all Instruments (including, without limitation, Promissory Notes);

(i)            all Investment Property;

(j)            all Letter-of-Credit Rights;

(k)           all Pledged Interests;

(l)            all Supporting Obligations;

(m)          all other tangible and intangible personal property of such Grantor (whether or not subject to the Code), including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Grantor described in the preceding clauses of this Section 2 hereof (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by such Grantor in respect of any of the items listed above), and all books, correspondence, files and other Records, including, without limitation, all tapes, disks, cards, Software, data and computer programs in the possession or under the control of such Grantor or any other Person from time to time acting for such Grantor that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 2 hereof or are otherwise necessary or helpful in the collection or realization thereof; and

(n)           all Proceeds, including all Cash Proceeds and Noncash Proceeds, and products of any and all of the foregoing Collateral;

in each case howsoever such Grantor's interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).

Notwithstanding anything herein to the contrary, the term "Collateral" shall not include, and no Grantor is pledging, nor granting a security interest hereunder in, (i) any of such Grantor's right, title or interest in any license, contract or agreement to which such Grantor is a party as of the date hereof or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant (A) would, under the express terms of such license, contract or agreement on the date hereof result in a breach of the terms of, or constitute a default under, such license, contract or agreement or (B) violate any Requirement of Law applicable thereto (other than to the extent that any such term or legal prohibition (1) has been waived or (2) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 of the Code or other applicable provisions of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided that (x) immediately upon the ineffectiveness, lapse, termination or waiver of any such provision, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such right, title and interest as if such provision had never been in effect and (y) the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect the Collateral Agent's unconditional continuing security interest in and liens upon any rights or interests of a Grantor in or to the proceeds of, or any monies due or to become due under, any such license, contract or agreement, (ii) the securities accounts specifically and exclusively used for maintaining funds pursuant to that certain Nonqualified Deferred Compensation Plan of the Borrower dated as of May 14, 2008 and the proceeds thereof, (iii) any intent-to-use United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office; provided that, upon such filing and acceptance, such intent-to-use applications shall be included in the definition of Collateral or (iv) the Equity Interests issued by Introcan and Fenwick; provided that, upon the execution and delivery of the Pledge Amendment with respect to such Equity Interests together with original stock certificates representing all of the Equity Interests of Introcan and Fenwick in accordance with Section 5.03(c) of the Financing Agreement, such Equity Interests as are specified in the Pledge Amendment shall be included in the definition of Collateral.

Notwithstanding anything herein to the contrary, the term "Collateral" shall not include in the case of a Subsidiary of any Grantor that is a CFC, more than 65% of the issued and outstanding shares of Equity Interests of such CFC entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (it being understood and agreed that the Collateral shall include 100% of the issued and outstanding shares of Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) or other equity interest of such CFC). For purposes of this paragraph, the term "Subsidiary" includes the Excluded Subsidiaries.

Subject to the previous paragraph, each Grantor agrees that the pledge of the shares of Equity Interests of any Pledged Issuer who is a Subsidiary of such Grantor organized under the laws of a jurisdiction other than the United States, any of the states thereof or the District of Columbia (a "Foreign Subsidiary") may be supplemented by one or more separate pledge agreements, deeds of pledge, share charges, or other similar agreements or instruments, executed and delivered by the relevant Grantors in favor of the Collateral Agent, which pledge agreements will provide for the pledge of such shares of Equity Interests in accordance with the laws of the applicable foreign jurisdiction.  With respect to such shares of Equity Interests, the Collateral Agent may, at any time and from time to time, in its sole discretion, take actions in such foreign jurisdictions that will result in the perfection of the Lien created in such shares of Equity Interests.

SECTION 3.           Security for Secured Obligations.  The security interest created hereby in the Collateral constitutes continuing collateral security for all of the following obligations, whether now existing or hereafter incurred (the "Secured Obligations"):

(a)           the prompt payment by each Grantor, as and when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), of all amounts from time to time owing by it in respect of the Financing Agreement and/or the other Loan Documents, including, without limitation, (i) all Obligations, (ii) in the case of a Guarantor, all amounts from time to time owing by such Grantor in respect of its guaranty made under any Guaranty to which it is a party, including, without limitation, all obligations guaranteed by such Grantor and (iii) all interest, fees, commissions, charges, expense reimbursements, indemnifications and all other amounts due or to become due under any Loan Document (including, without limitation, all interest, fees, commissions, charges, expense reimbursements, indemnifications and other amounts that accrue after, or that would have accrued but for, the commencement of any Insolvency Proceeding of any Loan Party, whether or not the payment of such interest, fees, commissions, charges, expense reimbursements, indemnifications and other amounts are unenforceable or are not allowable, in whole or in part, due to the existence of such Insolvency Proceeding); and

(b)           the due performance and observance by each Grantor of all of its other obligations from time to time existing in respect of the Loan Documents.

SECTION 4.       Delivery of the Pledged Interests.

(a)           (i)  All promissory notes currently evidencing the Pledged Debt in excess of $250,000 in the aggregate and all certificates currently representing the Pledged Shares shall be delivered to the Collateral Agent on or prior to the execution and delivery of this Agreement.  All other promissory notes and Instruments evidencing the Pledged Debt in excess of $250,000 in the aggregate (together with the promissory notes described in the previous sentence) and all other certificates representing the Pledged Shares from time to time required to be pledged to the Collateral Agent pursuant to the terms of this Agreement or the Financing Agreement (the "Additional Collateral") shall be delivered to the Collateral Agent promptly upon, but in any event within ten (10) days of, receipt thereof by or on behalf of any of the Grantors.  All such promissory notes, certificates and Instruments shall be held by or on behalf of the Collateral Agent pursuant hereto and shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment or undated stock powers executed in blank, all in form and substance reasonably satisfactory to the Collateral Agent.  If any Pledged Interests consist of uncertificated securities, unless the immediately following sentence is applicable thereto, such Grantor shall cause each issuer of such securities to agree that it will comply with instructions originated by the Collateral Agent with respect to such securities without further consent by such Grantor.  If any Pledged Interests consist of security entitlements, such Grantor shall cause the applicable securities intermediary to agree that it will comply with entitlement orders by the Collateral Agent without further consent by such Grantor.

(ii)           Within ten (10) days of the receipt by a Grantor of any Additional Collateral, a Pledge Amendment, duly executed by such Grantor, in substantially the form of Exhibit A hereto (a "Pledge Amendment"), shall be delivered to the Collateral Agent, in respect of the Additional Collateral that must be pledged pursuant to this Agreement and the Financing Agreement.  The Pledge Amendment shall from and after delivery thereof constitute part of Schedules X and XI hereto.

Each Grantor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all promissory notes, certificates or Instruments listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder constitute Pledged Interests and such Grantor shall be deemed upon delivery thereof to have made the representations and warranties set forth in Section 5 hereof with respect to such Additional Collateral.

(b)           If any Grantor shall receive, by virtue of such Grantor's being or having been an owner of any Pledged Interests, any (i) stock certificate (including, without limitation, any certificate representing a stock dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split-off), promissory note or other Instrument in an amount exceeding $250,000 in the aggregate, (ii) option or right, whether as an addition to, substitution for, or in exchange for, any Pledged Interests, or otherwise, (iii) dividends payable in cash (except such dividends permitted to be retained by any such Grantor pursuant to Section 7 hereof) or in securities or other property or (iv) dividends, distributions, cash, Instruments, Investment Property and other property in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, such Grantor shall receive such stock certificate, promissory note, Instrument, option, right, payment or distribution in trust for the benefit of the Collateral Agent, shall segregate it from such Grantor's other property and shall deliver it forthwith to the Collateral Agent, in the exact form received, with any necessary indorsement and/or appropriate stock powers duly executed in blank, to be held by the Collateral Agent as Pledged Interests and as further collateral security for the Secured Obligations.

SECTION 5.       Representations and Warranties.  Each Grantor jointly and severally represents and warrants as follows:

(a)           Schedule I hereto sets forth (i) the exact legal name of each Grantor, (ii) the state or jurisdiction of organization of each Grantor, (iii) the type of organization of each Grantor and (iv) the organizational identification number of each Grantor or states that no such organizational identification number exists.  The Perfection Certificate, dated January 18, 2012, a copy of which has been previously delivered to the Collateral Agent, is true, complete and correct in all respects.

(b)           There is no pending or, to the best knowledge of any Grantor, threatened action, suit, proceeding or claim before any court or other Governmental Authority or any arbitrator, or any order, judgment or award by any court or other Governmental Authority or any arbitrator, that may adversely affect the grant by any Grantor, or the perfection, of the security interest purported to be created hereby in the Collateral, or the exercise by the Collateral Agent of any of its rights or remedies hereunder.

(c)           Other than Inventory in transit or Equipment out for repair, all Equipment, Fixtures, Inventory and other Goods with a value exceeding $250,000 in the aggregate now existing or hereafter existing are or will be, as the case may be, located at the addresses specified therefor in Schedule VI hereto (as amended, supplemented or otherwise modified from time to time in accordance with Section 6(b)).  Each Grantor's chief executive office, the place where such Grantor keeps its Records concerning Accounts and all originals of all Chattel Paper are located at the addresses specified therefor in Schedule VI hereto (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof). None of the Accounts is evidenced by Promissory Notes or other Instruments (other than Notes and Instruments in an amount not exceeding $100,000 individually and $250,000 in the aggregate) that has not been delivered to the Collateral Agent pursuant to the terms of this Agreement.  Set forth in Schedule VII hereto is a complete and accurate list, as of the date of this Agreement, of each Deposit Account, Securities Account and Commodities Account of each Grantor, together with the name and address of each institution at which each such Account is maintained, the account number for each such Account and a description of the purpose of each such Account.  Set forth in Schedule V hereto is (i) a complete and correct list of each trade name used by each Grantor and (ii) the name of, and each trade name used by, each Person from which such Grantor has acquired any substantial part of the Collateral within five years of the date hereof.

(d)           As of the Closing Date, (i) Schedule II provides a complete and correct list of all registered Copyrights owned by any Grantor, all applications for registration of Copyrights owned by any Grantor, and all other Copyrights owned by any Grantor and material to the conduct of the business of any Grantor; (ii) Schedule III provides a complete and correct list of all material Licenses entered into by any Grantor; (iii) Schedule IV provides a complete and correct list of all Patents owned by any Grantor and all applications for Patents owned by any Grantor; and (iv) Schedule V provides a complete and correct list of all registered Trademarks owned by any Grantor, all applications for registration of Trademarks owned by any Grantor, and all other Trademarks owned by any Grantor and material to the conduct of the business of any Grantor.

(e)           (i) (A) To the knowledge of each Grantor, such Grantor owns, or holds licenses in, or otherwise possesses legally enforceable rights in, all Intellectual Property that is reasonably necessary to the operation of its business as currently conducted, or (B) each Grantor is the sole and exclusive owner or valid licensee of Intellectual Property (free and clear of any Liens) used by it and, except for Intellectual Property licensed on a non-exclusive basis, has sole and exclusive rights to the use and distribution therefor or the material covered thereby in connection with the services or products in respect of which such Intellectual Property are currently being used, sold, licensed or distributed.

(ii)           Except for those claims which could not reasonably be expected to result in a Material Adverse Effect and which the applicable Grantor is diligently pursuing the remedy thereof, no claims with respect to the Intellectual Property rights of any Grantor are pending or, to the knowledge of any Grantor, threatened against any Grantor or, to the knowledge of any Grantor, any other Person, (i) alleging that the manufacture, sale, licensing or use of any Intellectual Property as now manufactured, sold, licensed or used by any Grantor or any third party infringes on any intellectual property rights of any third party, (ii) against the use by any Grantor or any third party of any technology, know-how or computer software used in any Grantor's business as currently conducted or (iii) challenging the ownership by any Grantor, or the validity or effectiveness, of any such Intellectual Property.

(f)           (i) No Grantor has infringed on any intellectual property rights of any third party and (ii) none of the Intellectual Property rights of any Grantor infringes on any intellectual property rights of any third party, in each case that could reasonably be expected to have a Material Adverse Effect.

(g)           All registered Copyrights, registered Trademarks, and issued Patents that are owned by such Grantor and necessary to the conduct of its business are valid, subsisting and enforceable and have at all times been in compliance with all laws, rules, regulations, and orders of any Governmental Authority applicable thereto, except for such instances of non-compliance which could not reasonably be expected to have a Material Adverse Effect.

(h)           Each Grantor has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets owned by such Grantor that are necessary in the business of such Grantor.

(i)            Other than software which by the terms of its own license explicitly permits the licensee to distribute the software together with other commercial programs with no restrictions on such Grantor's ability to charge fees for such distribution and with no restriction on such Grantor's right to receive payments for transfer of its Intellectual Property, no open source or public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated, in any manner, in any Grantor's software products that are licensed or distributed by any Grantor.  No open source or public library software licensed pursuant to any GNU public license which requires any Grantor to license such Grantor's software products to third parties, or any other license which requires any Grantor to license such Grantor's software products to third parties, is embodied or incorporated, in any manner, in any Grantor's source code.

(j)            The Existing Issuers set forth in Schedule XI identified as a Subsidiary of a Grantor are each such Grantor's only Subsidiaries existing on the date hereof.  The Pledged Shares have been validly issued and are fully paid and nonassessable and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  Except as noted in Schedule XI hereto (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted to be made under the Financing Agreement), the Pledged Shares constitute 100% of the issued shares of Equity Interests of the Pledged Issuers as of the date hereof.  All other shares of Equity Interests constituting Pledged Interests will be validly issued, fully paid and nonassessable.

(k)           The promissory notes currently evidencing the Pledged Debt have been, and all other promissory notes from time to time evidencing Pledged Debt, when executed and delivered, will have been, duly authorized, executed and delivered by the respective makers thereof, and all such promissory notes are or will be, as the case may be, legal, valid and binding obligations of such makers, enforceable against such makers in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

(l)            The Grantors are and will be at all times the sole and exclusive owners of, or otherwise have and will have adequate rights in, the Collateral free and clear of any Lien except for the Permitted Liens.  No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording or filing office except such as may have been filed to perfect or protect any Permitted Lien.

(m)           The exercise by the Collateral Agent or any other Agent of any of its rights and remedies hereunder will not contravene any law or any contractual restriction binding on or otherwise affecting any Grantor or any of its properties and will not result in, or require the creation of, any Lien upon or with respect to any of its properties (other than as set forth in this Agreement).

(n)           No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person, is required for (i) the due execution, delivery and performance by any Grantor of this Agreement, (ii) the grant by any Grantor of the security interest purported to be created hereby in the Collateral or (iii) the exercise by the Collateral Agent or any other Agent of any of its rights and remedies hereunder, except, in the case of this clause (iii), as may be required in connection with any sale of any Pledged Interests by laws affecting the offering and sale of securities generally or as required under the Code.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person, is required under the laws of the United States or any state or territory thereof for the perfection of the security interest purported to be created hereby in the Collateral, except (A) for the filing under the Uniform Commercial Code as in effect in the applicable jurisdiction of the financing statements described in Schedule VIII hereto, all of which have been delivered to the Collateral Agent in duly completed form and shall be filed by the Collateral Agent on or prior to the Effective Date, (B) with respect to the perfection of the security interest created hereby in the United States Intellectual Property and Licenses, for the recording of the appropriate Grant of Security Interests, substantially in the form of Exhibit B hereto, in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, (C) with respect to the perfection of the security interest created hereby in Titled Collateral, for the submission of an appropriate application requesting that the Lien of the Collateral Agent be noted on the Certificate of Title or certificate of ownership, completed and authenticated by the applicable Grantor, together with the Certificate of Title or certificate of ownership, with respect to such Titled Collateral, to the appropriate Governmental Authority, (D) with respect to any action that may be necessary to obtain control of Collateral constituting Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights, the taking of such actions, (E) the Collateral Agent's having possession of all Documents, Chattel Paper, Instruments and cash constituting Collateral (subclauses (A), (B), (C), (D) and (E), each a "Perfection Requirement" and collectively, the "Perfection Requirements").

(o)           This Agreement creates a legal, valid and enforceable security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral, as security for the Secured Obligations.  The compliance with the Perfection Requirements will result in the perfection of such security interests to the extent required to be perfected in accordance with this Agreement.  Such security interests are, or in the case of Collateral in which any Grantor obtains rights after the date hereof, will be, to the extent required herein, perfected, first priority security interests, subject in priority only to the Permitted Liens that, pursuant to the definition of the term "Permitted Liens," are not prohibited from being prior to the Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, and the recording of such instruments of assignment described above.  Such Perfection Requirements and all other action necessary or desirable to perfect and protect such security interest have been duly made or taken, except for

(i) the Collateral Agent's having possession of all Instruments, Documents, Chattel Paper and cash constituting Collateral after the date hereof, (ii) the Collateral Agent's having control of all Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights constituting Collateral after the date hereof, and (iii) the other filings and recordations and actions described in Section 5(n) hereof.

(p)           As of the date hereof, no Grantor holds any Commercial Tort Claims with potential value in excess of $250,000 or is aware of any such pending claims, except for such claims described in Schedule IX.

(q)           (i) With respect to each Grantor and its Subsidiaries that is a partnership or a limited liability company that has opted into (and has caused each of its Subsidiaries that is a partnership or a limited liability company, and a Pledged Issuer to opt into) Article 8 of the Uniform Commercial Code (collectively, the "Certificated Entities"), such interests are securities for purposes of Article 8 of any relevant Uniform Commercial Code.  (ii) With respect to each Grantor and its Subsidiaries that is a partnership or a limited liability company and is not a Certificated Entity, the partnership interests or membership interests of each such Person are not (A) dealt in or traded on securities exchanges or in securities markets, (B) securities for purposes of Article 8 of any relevant Uniform Commercial Code, (C) investment company securities within the meaning of Section 8-103 of any relevant Uniform Commercial Code and (D) evidenced by a certificate.  Such partnership interests or membership interests constitute General Intangibles.

   SECTION 6.           Covenants as to the Collateral.  So long as any of the Secured Obligations (whether or not due) shall remain unpaid or any Lender shall have any Commitment under the Financing Agreement, unless the Collateral Agent shall otherwise consent in writing:

(a)           Further Assurances.  Each Grantor will at its expense, at any time and from time to time, promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable or that the Collateral Agent may reasonably request in order (i) to perfect and protect, or maintain the perfection of, the security interest and Lien purported to be created hereby; (ii) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder in respect of the Collateral; or (iii) otherwise to effect the purposes of this Agreement, including, without limitation:  (A) marking conspicuously all Chattel Paper and Instruments each in excess of $50,000 and, at the request of the Collateral Agent, all of its Records pertaining to the Collateral with a legend, in form and substance satisfactory to the Collateral Agent, indicating that such Chattel Paper or Instrument or Collateral is subject to the security interest created hereby, (B) if any Account shall be evidenced by a Promissory Note or other Instrument or Chattel Paper exceeding $100,000 individually or $250,000 in the aggregate, delivering and pledging to the Collateral Agent such Promissory Note, other Instrument or Chattel Paper, duly endorsed and accompanied by executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent, (C) executing and filing (to the extent, if any, that such Grantor's signature is required thereon) or authenticating the filing of, such financing or continuation statements, or amendments thereto, (D) with respect to Intellectual Property hereafter existing and not covered by an appropriate security interest grant, the executing and recording in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, appropriate instruments granting a security interest, as may be necessary or desirable or that the Collateral Agent may request in order to perfect and preserve the security interest purported to be created hereby, (E) delivering to the Collateral Agent irrevocable proxies in respect of the Pledged Interests, (F) furnishing to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail, (G) if at any time after the date hereof, any Grantor acquires or holds any Commercial Tort Claim where the amount claimed exceeds $100,000 individually or $250,000 in the aggregate, immediately notifying the Collateral Agent in a writing signed by such Grantor setting forth a brief description of such Commercial Tort Claim and granting to the Collateral Agent a security interest therein and in the proceeds thereof, which writing shall incorporate the provisions hereof and shall be in form and substance satisfactory to the Collateral Agent, (H) upon the acquisition after the date hereof by any Grantor of any Titled Collateral with a value in excess of $100,000 (other than Equipment that is subject to a purchase money security interest permitted by Section 7.02(a) of the Financing Agreement), promptly notifying the Collateral Agent of such acquisition, setting forth a description of the Titled Collateral acquired and a good faith estimate of the current value of such Titled Collateral, and if so requested by the Collateral Agent, promptly causing the Collateral Agent to be listed as the lienholder on such Certificate of Title or certificate of ownership and delivering evidence of the same to the Collateral Agent, and (I) taking all actions required by law in any relevant Uniform Commercial Code jurisdiction, or by other law as applicable in any foreign jurisdiction.  No Grantor shall take or fail to take any action which would in any manner impair the validity or enforceability of the Collateral Agent's security interest in and Lien on any Collateral.

(b)           Location of Equipment and Inventory.  Each Grantor will keep the Equipment and Inventory (other than Equipment out for repair and Inventory in transit or sold in the ordinary course of business in accordance with Section 6(h) hereof or Equipment or Inventory with a value of less than $250,000 in the aggregate) at the locations specified in Schedule VI hereto or, upon not less than 10 Business Days' prior written notice to the Collateral Agent accompanied by a new Schedule VI hereto indicating each new location of the Equipment and Inventory, at such other locations in the continental United States and Mexico as the Grantors may elect (or other locations approved by the Collateral Agent in writing), provided that (i) all action has been taken to grant to the Collateral Agent a perfected, first priority security interest in such Equipment and Inventory (subject in priority only to Permitted Liens that, pursuant to the definition of the term "Permitted Liens", are not prohibited from being prior to the Liens in favor of the Collateral Agent, for the benefit of the Secured Parties), and (ii) the Collateral Agent's rights in such Equipment and Inventory, including, without limitation, the existence, perfection and priority of the security interest created hereby in such Equipment and Inventory, are not adversely affected thereby.

(c)           Condition of Equipment.  Each Grantor will maintain or cause the Equipment which is necessary or useful in the proper conduct of its business to be maintained and preserved in good condition, repair and working order, ordinary wear and tear excepted, and will forthwith, or in the case of any loss or damage to any Equipment promptly after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith which are necessary or desirable, consistent with past practice.Each Grantor will promptly furnish to the Collateral Agent a statement describing in reasonable detail any loss or damage in excess of $100,000 to any Equipment.

(d)           Taxes, Etc.  Each Grantor jointly and severally agrees to pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment and Inventory, except to the extent otherwise provided in the Financing Agreement.

(e)           Insurance.  Each Grantor will, at its own expense, maintain insurance with respect to the Collateral in accordance with the terms of the Financing Agreement.

(f)            Provisions Concerning the Accounts and the Licenses.

(i)           Each Grantor will, except as otherwise provided in this subsection (f), continue to collect, at its own expense, all amounts due or to become due under the Accounts.  In connection with such collections, each Grantor may (and, at the Collateral Agent's direction, will) take such action as such Grantor (or, if applicable, the Collateral Agent) may deem necessary or advisable to enforce collection or performance of the Accounts; provided, however, that the Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default, to notify the Account Debtors or obligors under any Accounts of the assignment of such Accounts to the Collateral Agent and to direct such Account Debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent or its designated agent and, upon such notification and at the expense of such Grantor and to the extent permitted by law, to enforce collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.  After receipt by any Grantor of a notice from the Collateral Agent that the Collateral Agent has notified, intends to notify, or has enforced or intends to enforce a Grantor's rights against the Account Debtors or obligors under any Accounts as referred to in the proviso to the immediately preceding sentence, (A) all amounts and proceeds (including Instruments) received by such Grantor in respect of the Accounts shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent or its designated agent in the same form as so received (with any necessary endorsement) to be held as cash collateral and applied as specified in Section 9(d) hereof, and (B) such Grantor will not adjust, settle or compromise the amount or payment of any Account or release wholly or partly any Account Debtor or obligor thereof or allow any credit or discount thereon.  In addition, each Grantor acknowledges that all of the banks and financial institutions, with which such Grantor either maintains a Deposit Account or a lockbox or deposits required to be subject to the control of the Collateral Agent, shall send to the Collateral Agent or its designated agent by wire transfer (to such account as the Collateral Agent shall specify, or in such other manner as the Collateral Agent shall direct) all or a portion of such securities, cash, investments and other items held by such institution in accordance with the terms of the applicable Cash Management Agreement.

(ii)           Upon the occurrence and during the continuance of any breach or default under any License that is material to such Grantor's business by any party thereto other than a Grantor, (A) the relevant Grantor will, promptly after obtaining knowledge thereof, give the Collateral Agent written notice of the nature and duration thereof, specifying what action, if any, it has taken and proposes to take with respect thereto, (B) no Grantor will, without the prior written consent of the Collateral Agent, declare or waive any such breach or default or affirmatively consent to the cure thereof or exercise any of its remedies in respect of such breach or default, and (C) each Grantor will, upon written instructions from the Collateral Agent and at such Grantor's expense, take such action as the Collateral Agent may deem necessary or advisable in respect of such breach or default.

(iii)           Each Grantor will, at its expense, promptly deliver to the Collateral Agent a copy of each notice or other communication received by it by which any other party to any License that is material to such Grantor's business (A) declares a breach or default by a Grantor of any material term thereunder, (B) terminates such License or (C) purports to exercise any of its rights or affect any of its obligations under such License, together with a copy of any reply by such Grantor thereto.

(iv)           Each Grantor will exercise promptly and diligently each and every right which it may have under each License that is material to such Grantor's business (other than any right of termination) and will duly perform and observe in all respects all of its obligations under each such License and will take all action necessary to maintain such Licenses in full force and effect.  No Grantor will, without the prior written consent of the Collateral Agent, cancel, terminate, amend or otherwise modify in any respect, or waive any provision of, such License.

(g)           Provisions Concerning the Pledged Interests.  Each Grantor will

(i)           at the Grantors' joint and several expense, promptly deliver to the Collateral Agent a copy of each material notice or other communication received by it in respect of the Pledged Interests having a value in excess of $100,000;

(ii)           at the Grantors' joint and several expense, defend the Collateral Agent's right, title and security interest in and to the Pledged Interests against the claims of any Person;

(iii)           not make or consent to any amendment or other modification or waiver with respect to any Pledged Interests or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests (other than as permitted under the Loan Documents); and

(iv)           except as expressly permitted by the Financing Agreement, not vote the Pledged Interests to approve or permit the issuance of (A) any additional shares of any class of Equity Interests of any Pledged Issuer, (B) any securities convertible voluntarily by the holder thereof or automatically upon the occurrence or non-occurrence of any event or condition into, or exchangeable for, any such shares of Equity Interests or (C) any warrants, options, contracts or other commitments entitling any Person to purchase or otherwise acquire any such shares of Equity Interests.

(h)           Transfers and Other Liens.

(i)           Except to the extent expressly permitted by Section 7.02(c) of the Financing Agreement, no Grantor will sell, assign (by operation of law or otherwise), lease, license, exchange or otherwise transfer or dispose of any of the Collateral.

(ii)          Except to the extent expressly permitted by Section 7.02(a) of the Financing Agreement, no Grantor will create, suffer to exist or grant any Lien upon or with respect to any Collateral.

(i)            Intellectual Property.

(i)            Upon the request of the Collateral Agent, in order to facilitate filings with the United States Patent and Trademark Office and the United States Copyright Office, each Grantor shall execute and deliver to the Collateral Agent one or more Trademark, Copyright or Patent Security Agreements substantially in the form of Exhibit B to further evidence the Collateral Agent's Lien on such Grantor's Patents, Trademarks, or Copyrights, and the General Intangibles of such Grantor relating thereto or represented thereby.

(ii)           Each Grantor shall have the duty, with respect to Intellectual Property that is necessary in the conduct of such Grantor's business, to protect and diligently enforce and defend at such Grantor's expense its Intellectual Property, including (A) to diligently enforce and defend, including promptly suing for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person, (B) to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter until the termination of this Agreement, (D) to take all reasonable and necessary action to preserve and maintain all of such Grantor's Trademarks, Patents, Copyrights, Licenses, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, and (E) to require all employees, consultants, and contractors of each Grantor who were involved in the creation or development of such Intellectual Property to sign agreements containing assignment of Intellectual Property rights and obligations of confidentiality.  Each Grantor further agrees not to abandon any Intellectual Property or Intellectual Property License that is necessary in the conduct of such Grantor's business.  Each Grantor hereby agrees to take the steps described in this Section 6(i)(ii) with respect to all new or acquired Intellectual Property to which it or any of its Subsidiaries is now or later becomes entitled that is necessary in the conduct of such Grantor's business.

(iii)          Grantors acknowledge and agree that the Secured Parties shall have no duties with respect to any Intellectual Property or Licenses of any Grantor.  Without limiting the generality of this Section 6(i)(iii), Grantors acknowledge and agree that no member of the Secured Parties shall be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Licenses against any other Person, but any Secured Party may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall be for the sole account of Borrower and shall be chargeable to the Loan Account.

(iv)           Each Grantor shall promptly file an application with the United States Copyright Office for any Copyright that has not been registered with the United States Copyright Office if such Copyright is necessary in connection with the conduct of such Grantor's business.  Any expenses incurred in connection with the foregoing shall be borne by the Grantors.

(v)           On each date on which financial statements are delivered by Borrower pursuant to Section 7.01(a)(ii) of the Financing Agreement, each Grantor shall provide the Collateral Agent with a written report of all new Patents or Trademarks that are registered or the subject of pending applications for registrations, and of all Licenses that are material to the conduct of such Grantor's business, if any, in each case, which were acquired, registered, or for which applications for registration were filed by any Grantor during the prior period and any statement of use or amendment to allege use with respect to intent-to-use trademark applications.  In the case of such registrations or applications therefor, which were acquired by any Grantor, each such Grantor shall file the necessary documents with the appropriate Governmental Authority identifying the applicable Grantor as the owner (or as a co-owner thereof, if such is the case) of such Intellectual Property.  In each of the foregoing cases, the applicable Grantor shall promptly cause to be prepared, executed, and delivered to the Collateral Agent supplemental schedules to the applicable Loan Documents to identify such Patent and Trademark registrations and applications therefor (with the exception of Trademark applications filed on an intent-to-use basis for which no statement of use or amendment to allege use has been filed) and Licenses as being subject to the security interests created thereunder.

(vi)           Anything to the contrary in this Agreement notwithstanding, in no event shall any Grantor, either itself or through any agent, employee, licensee, or designee, file an application for the registration of any material Copyright with the United States Copyright Office or any similar office or agency in another country without giving the Collateral Agent written notice thereof at least five (5) Business Days prior to such filing and complying with Section 6(i)(i).  Upon receipt from the United States Copyright Office of notice of registration of any Copyright, each Grantor shall promptly (but in no event later than five (5) Business Days following such receipt) notify (but without duplication of any notice required by Section 6(i)(v)) the Collateral Agent of such registration by delivering, or causing to be delivered, to the Collateral Agent, documentation sufficient for the Collateral Agent to perfect the Collateral Agent's Liens on such material Copyright.  If any Grantor acquires from any Person any material Copyright registered with the United States Copyright Office or an application to register any material Copyright with the United States Copyright Office, such Grantor shall promptly (but in no event later than five (5) Business Days following such acquisition) notify the Collateral Agent of such acquisition and deliver, or cause to be delivered, to the Collateral Agent, documentation sufficient for the Collateral Agent to perfect the Collateral Agent's Liens on such material Copyright.  In the case of such Copyright registrations or applications therefor which were acquired by any Grantor, each such Grantor shall promptly (but in no event later than five (5) Business Days following such acquisition) file the necessary documents with the appropriate Governmental Authority identifying the applicable Grantor as the owner (or as a co-owner thereof, if such is the case) of such material Copyrights.

(vii)          Each Grantor shall take reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in, the Intellectual Property that is necessary in the conduct of such Grantor's business.

(viii)         No Grantor shall enter into any Intellectual Property License to receive any license or rights in any Intellectual Property of any other Person unless such Grantor has used commercially reasonable efforts to permit the assignment of or grant of a security interest in such Intellectual Property License (and all rights of Grantor thereunder) to the Collateral Agent (and any transferees of the Collateral Agent).

(j)            Deposit, Commodities and Securities Accounts.  On or prior to the date that is 60 days after the Effective Date, each Grantor shall cause each bank and other financial institution with an account referred to in Schedule VII hereto to execute and deliver to the Collateral Agent (or its designee) a control agreement, in form and substance satisfactory to the Collateral Agent, duly executed by such Grantor and such bank or financial institution, or enter into other arrangements in form and substance satisfactory to the Collateral Agent, pursuant to which such institution shall irrevocably agree, among other things, that (i) it will comply at any time with the instructions originated by the Collateral Agent (or its designee) in a manner not prohibited by the Loan Documents to such bank or financial institution directing the disposition of cash, Commodity Contracts, securities, Investment Property and other items from time to time credited to such account, without further consent of such Grantor, (ii) all cash, Commodity Contracts, securities, Investment Property and other items of such Grantor deposited with such institution shall be subject to a perfected, first priority security interest in favor of the Collateral Agent (or its designee) for the benefit of the Secured Parties, (iii) any right of set off, banker's Lien or other similar Lien, security interest or encumbrance shall be fully waived as against the Collateral Agent (or its designee) other than such bank's or financial institution’s standard exceptions for charges, fees, returned items and settlement items, and (iv) such bank or financial institution shall immediately send to the Collateral Agent (or its designee) by wire transfer (to such account as the Collateral Agent (or its designee) shall specify, or in such other manner as the Collateral Agent (or its designee) shall direct) all such cash, the value of any Commodity Contracts, securities, Investment Property and other items held by it.  Without the prior written consent of the Collateral Agent, no Grantor shall make or maintain any Deposit Account, Commodity Account or Securities Account except for the accounts set forth in Schedule VII hereto.  The provisions of this Section 6(j) and Section 6(l)(i) shall not apply to (i) Deposit Accounts or securities account for which the Collateral Agent is the depositary or securities intermediary, as applicable, (ii) Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Grantor's salaried employees, provided that the funds on deposit in such Deposit Accounts shall at no time exceed the actual payroll, payroll taxes and other employee wage and benefit payments then owing by such Grantor for the immediately succeeding payroll period and (iii) the securities accounts specifically and exclusively used for maintaining funds pursuant to that certain Nonqualified Deferred Compensation Plan of the Borrower dated as of May 14, 2008.

(k)           Titled Collateral.  At the request of the Collateral Agent, each Grantor shall (i) cause all Collateral, now owned or hereafter acquired by any Grantor,with an aggregate value exceeding $250,000 for all such Collateral, which under applicable law is required to be registered, to be properly registered in the name of such Grantor, (ii) cause all Titled Collateral with a value exceeding $100,000, to be properly titled in the name of such Grantor, and if requested by the Collateral Agent, with the Collateral Agent's Lien noted thereon and (iii) if requested by the Collateral Agent, promptly deliver to the Collateral Agent (or its custodian) originals of all such Certificates of Title or certificates of ownership for such Titled Collateral with a value exceeding $100,000, with the Collateral Agent's Lien noted thereon, and take such other actions as may be reasonably required by the Collateral Agent.

(l)            Control.  Each Grantor hereby agrees to take any or all action that may be necessary or that the Collateral Agent may request in order for the Collateral Agent to obtain control in accordance with Sections 9-104, 9-105, 9-106, and 9-107 of the Code and the Loan Documents with respect to the following Collateral:  (i) Deposit Accounts, (ii) Electronic Chattel Paper, (iii) Investment Property and (iv) Letter-of-Credit Rights.  Each Grantor hereby acknowledges and agrees that any agent or designee of the Collateral Agent shall be deemed to be a "secured party" with respect to the Collateral under the control of such agent or designee for all purposes.

(m)           Records; Inspection and Reporting.

(i)            Each Grantor agrees to comply with Section 7.01(f) of the Financing Agreement.

(ii)           Except as otherwise expressly permitted by Section 7.02(m) of the Financing Agreement, no Grantor shall, without the prior written consent of the Collateral Agent, change (A) its name, identity or organizational structure, (B) its jurisdiction of incorporation or organization as set forth in Schedule I hereto or (C) its chief executive office as set forth in Schedule VI hereto.  Each Grantor shall immediately notify the Collateral Agent upon obtaining an organizational identification number, if on the date hereof such Grantor did not have such identification number.

(n)           Partnership and Limited Liability Company Interests.  Except with respect to partnership interests and membership interests evidenced by a certificate, which certificate has been pledged and delivered to the Collateral Agent pursuant to Section 4 hereof, no Grantor that is not a Certificated Entity shall, nor shall any Grantor with any Subsidiary that is not a Certificated Entity, permit such partnership interests or membership interests to (i) be dealt in or traded on securities exchanges or in securities markets, (ii) become a security for purposes of Article 8 of any relevant Uniform Commercial Code, (iii) become an investment company security within the meaning of Section 8-103 of any relevant Uniform Commercial Code or (iv) be evidenced by a certificate.  Each Grantor agrees that such partnership interests or membership interests shall constitute General Intangibles.

   SECTION 7.       Voting Rights, Dividends, Etc. in Respect of the Pledged Interests.

(a)           So long as no Event of Default shall have occurred and be continuing:

(i)           each Grantor may exercise any and all voting and other consensual rights pertaining to any Pledged Interests for any purpose not inconsistent with the terms of this Agreement, the Financing Agreement or the other Loan Documents; provided, however, that (A) each Grantor will give the Agents at least five (5) Business Days' notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right that could reasonably be expected to adversely affect in any material respect the value, liquidity or marketability of any Collateral or the creation, perfection and priority of the Collateral Agent's Lien; and (B) none of the Grantors will exercise or refrain from exercising any such right, as the case may be, if the Collateral Agent gives a Grantor notice that, in the Collateral Agent's judgment, such action (or inaction) could reasonably be expected to adversely affect in any material respect the value, liquidity or marketability of any Collateral or the creation, perfection and priority of the Collateral Agent's Lien; and

(ii)           each of the Grantors may receive and retain any and all dividends, interest or other distributions paid in respect of the Pledged Interests to the extent permitted by the Financing Agreement; provided, however, that any and all (A) dividends and interest paid or payable other than in cash in respect of, and Instruments and other property received, receivable or otherwise distributed in respect of or in exchange for, any Pledged Interests, (B) dividends and other distributions paid or payable in cash in respect of any Pledged Interests in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, and (C) cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Pledged Interests, together with any dividend, interest or other distribution or payment which at the time of such payment was not permitted by the Financing Agreement, shall be, and shall forthwith be delivered to the Collateral Agent, to hold as, Pledged Interests and shall, if received by any of the Grantors, be received in trust for the benefit of the Collateral Agent, shall be segregated from the other property or funds of the Grantors, and shall be forthwith delivered to the Collateral Agent in the exact form received with any necessary indorsement and/or appropriate stock powers duly executed in blank, to be held by the Collateral Agent as Pledged Interests and as further collateral security for the Secured Obligations; and

(iii)           the Collateral Agent will execute and deliver (or cause to be executed and delivered) to a Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 7(a)(i) hereof and to receive the dividends, interest and/or other distributions which it is authorized to receive and retain pursuant to Section 7(a)(ii) hereof.

(b)           Upon the occurrence and during the continuance of an Event of Default:

(i)           all rights of each Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 7(a)(i) hereof, and to receive the dividends, distributions, interest and other payments that it would otherwise be authorized to receive and retain pursuant to Section 7(a)(ii) hereof, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Interests such dividends, distributions and interest payments;

(ii)           the Collateral Agent is authorized to notify each debtor with respect to the Pledged Debt to make payment directly to the Collateral Agent (or its designee) and may collect any and all moneys due or to become due to any Grantor in respect of the Pledged Debt, and each of the Grantors hereby authorizes each such debtor to make such payment directly to the Collateral Agent (or its designee) without any duty of inquiry;

(iii)           without limiting the generality of the foregoing, the Collateral Agent may at its option exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Interests as if it were the absolute owner thereof, including, without limitation, the right to exchange, in its discretion, any and all of the Pledged Interests upon the merger, consolidation, reorganization, recapitalization or other adjustment of any Pledged Issuer, or upon the exercise by any Pledged Issuer of any right, privilege or option pertaining to any Pledged Interests, and, in connection therewith, to deposit and deliver any and all of the Pledged Interests with any committee, depository, transfer agent, registrar or other designated agent upon such terms and conditions as it may determine; and

(iv)           all dividends, distributions, interest and other payments that are received by any of the Grantors contrary to the provisions of Section 7(b)(i) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Grantors, and shall be forthwith paid over to the Collateral Agent as Pledged Interests in the exact form received with any necessary indorsement and/or appropriate stock powers duly executed in blank, to be held by the Collateral Agent as Pledged Interests and as further collateral security for the Secured Obligations.

SECTION 8.        Additional Provisions Concerning the Collateral.

(a)           To the maximum extent permitted by applicable law, and for the purpose of taking any action that the Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, each Grantor hereby (i) authorizes the Collateral Agent to execute any such agreements, instruments or other documents in such Grantor's name and to file such agreements, instruments or other documents in such Grantor's name and in any appropriate filing office, (ii) authorizes the Collateral Agent at any time and from time to time to file, one or more financing or continuation statements and amendments thereto, relating to the Collateral (including, without limitation, any such financing statements that (A) describe the Collateral as "all assets" or "all personal property" (or words of similar effect) or that describe or identify the Collateral by type or in any other manner as the Collateral Agent may determine, regardless of whether any particular asset of such Grantor falls within the scope of Article 9 of the Uniform Commercial Code or whether any particular asset of such Grantor constitutes part of the Collateral, and (B) contain any other information required by Part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including, without limitation, whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor) and (iii) ratifies such authorization to the extent that the Collateral Agent has filed any such financing statements, continuation statements, or amendments thereto, prior to the date hereof.  A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(b)           Each Grantor hereby irrevocably appoints the Collateral Agent as its attorney-in-fact and proxy, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Collateral Agent's reasonable discretion and upon the occurrence and during the continuance of any Event of Default, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement (subject to the rights of a Grantor under Section 6 hereof and Section 7(a) hereof), including, without limitation, (i) to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to the Financing Agreement, (ii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any Collateral, (iii) to receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper in connection with clause (i) or (ii) above, (iv) to receive, indorse and collect all Instruments made payable to such Grantor representing any dividend, interest payment or other distribution in respect of any Pledged Interests and to give full discharge for the same, (v) to file any claims or take any action or institute any proceedings which the Collateral Agent may deem necessary or desirable for the collection of any Collateral or otherwise to enforce the rights of the Collateral Agent and the Lenders with respect to any Collateral, (vi) to execute assignments, licenses and other documents to enforce the rights of the Collateral Agent and the Lenders with respect to any Collateral, (vii) to pay or discharge taxes or Liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, and such payments made by the Collateral Agent to become Obligations of such Grantor to the Collateral Agent, due and payable immediately without demand, and (viii) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts, Chattel Paper and other documents relating to the Collateral.  This power is coupled with an interest and is irrevocable until the date on which all of the Secured Obligations have been paid in full in cash after the termination of each Lender's Commitment and each of the Loan Documents.

(c)           For the purpose of enabling the Collateral Agent to exercise rights and remedies hereunder, at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby (i) grants to the Collateral Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, assign, license or sublicense any Intellectual Property now or hereafter owned by any Grantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof; and (ii) assigns to the Collateral Agent, to the extent assignable, all of its rights to any Intellectual Property now or hereafter licensed or used by any Grantor.  Notwithstanding anything contained herein to the contrary, but subject to the provisions of the Financing Agreement that limit the right of a Grantor to dispose of its property and Section 6(i) hereof, so long as no Event of Default shall have occurred and be continuing, each Grantor may exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of its business. In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall from time to time, upon the request of a Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, which such Grantor shall have certified are appropriate (in such Grantor's judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to this clause (c) as to any Intellectual Property).  Further, upon the date on which all of the Secured Obligations have been paid in full in cash after the termination of each Lender's Commitment and each of the Loan Documents, the Collateral Agent (subject to Section 13(e) hereof) shall release and reassign to the Grantors all of the Collateral Agent's right, title and interest in and to the Intellectual Property, and the Licenses, all without recourse, representation or warranty whatsoever and at the Grantors' sole expense.  The exercise of rights and remedies hereunder by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by any Grantor in accordance with the second sentence of this clause (c).  Each Grantor hereby releases the Collateral Agent from any claims, causes of action and demands at any time arising out of or with respect to any actions taken or omitted to be taken by the Collateral Agent under the powers of attorney granted herein other than actions taken or omitted to be taken through the Collateral Agent's gross negligence or willful misconduct, as determined by a final determination of a court of competent jurisdiction.

(d)           If any Grantor fails to perform any agreement or obligation contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement or obligation, in the name of such Grantor or the Collateral Agent, and the expenses of the Collateral Agent incurred in connection therewith shall be jointly and severally payable by the Grantors pursuant to Section 10 hereof and shall be secured by the Collateral.

(e)           The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Other than the exercise of reasonable care to assure the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral and shall be relieved of all responsibility for any Collateral in its possession upon surrendering it or tendering surrender of it to any of the Grantors (or whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct).  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, it being understood that the Collateral Agent shall not have responsibility for ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters.  The Collateral Agent shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Collateral Agent in good faith.

(f)            Anything herein to the contrary notwithstanding (i) each Grantor shall remain liable under the Licenses and otherwise in respect of the Collateral to the extent set forth therein to perform all of its obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by any Agent of any of its rights hereunder shall not release any Grantor from any of its obligations under the Licenses or otherwise in respect of the Collateral, and (iii) the Collateral Agent shall not have any obligation or liability by reason of this Agreement under the Licenses or otherwise in respect of the Collateral, nor shall the Collateral Agent be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(g)           The Collateral Agent may at any time in its discretion (i) upon the occurrence and during the continuance of an Event of Default, without notice to any Grantor, transfer or register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Interests, subject only to the revocable rights of such Grantor under Section 7(a) hereof, and (ii) exchange certificates or Instruments constituting Pledged Interests for certificates or Instruments of smaller or larger denominations.

   SECTION 9.        Remedies Upon Default.  If any Event of Default shall have occurred and be continuing:

(a)           The Collateral Agent may exercise in respect of the Collateral, in addition to any other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party upon default under the Code (whether or not the Code applies to the affected Collateral), and also may (i) take absolute control of the Collateral, including, without limitation, transfer into the Collateral Agent's name or into the name of its nominee or nominees (to the extent the Collateral Agent has not theretofore done so) and thereafter receive, for the benefit of the Collateral Agent and the Lenders, all payments made thereon, give all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it were the outright owner thereof, (ii) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place or places to be designated by the Collateral Agent that is reasonably convenient to both parties, and the Collateral Agent may enter into and occupy any premises owned or leased by any Grantor where the Collateral or any part thereof is located or assembled for a reasonable period in order to effectuate the Collateral Agent's rights and remedies hereunder or under law, without obligation to any Grantor in respect of such occupation, and (iii) without notice except as specified below and without any obligation to prepare or process the Collateral for sale, (A) sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent's offices, at any exchange or broker's board or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may reasonably deem commercially reasonable and/or (B) lease, license or otherwise dispose of the Collateral or any part thereof upon such terms as the Collateral Agent may reasonably deem commercially reasonable.  Each Grantor agrees that, to the extent notice of sale or any other disposition of the Collateral shall be required by law, at least ten (10) days' prior notice to the applicable Grantor of the time and place of any public sale or the time after which any private sale or other disposition of the Collateral is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale or other disposition of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Grantor hereby waives any claims against the Agents and the Lenders arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree, and waives all rights that such Grantor may have to require that all or any part of the Collateral be marshaled upon any sale (public or private) thereof.  Each Grantor hereby acknowledges that (i) any such sale of the Collateral by the Collateral Agent shall be made without warranty, (ii) the Collateral Agent may specifically disclaim any warranties of title, possession, quiet enjoyment or the like, (iii) the Collateral Agent may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness), if permitted by law, for the purchase, lease, license or other disposition of the Collateral or any portion thereof for the account of the Collateral Agent (on behalf of itself and the Lenders) and (iv) such actions set forth in clauses (i), (ii) and (iii) above shall not adversely affect the commercial reasonableness of any such sale of the Collateral.  In addition to the foregoing, (i) upon written notice to any Grantor from the Collateral Agent, each Grantor shall cease any use of the Intellectual Property or any trademark, patent or copyright similar thereto for any purpose described in such notice; (ii) the Collateral Agent may, at any time and from time to time, upon ten (10) days' prior notice to any Grantor, license, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any of the Intellectual Property, throughout the universe for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its reasonable discretion determine; and (iii) the Collateral Agent may, at any time, pursuant to the authority granted in Section 8 hereof (such authority being effective upon the occurrence and during the continuance of an Event of Default), execute and deliver on behalf of a Grantor, one or more instruments of assignment of the Intellectual Property (or any application or registration thereof), in form suitable for filing, recording or registration in any country.

(b)           [Intentionally omitted.]

(c)           Each Grantor recognizes that the Collateral Agent may deem it impracticable to effect a public sale of all or any part of the Pledged Shares or any other securities constituting Pledged Interests and that the Collateral Agent may, therefore, determine to make one or more private sales of any such securities to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sales shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to delay the sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act.  Each Grantor further acknowledges and agrees that any offer to sell such securities which has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such an offer may be so advertised without prior registration under the Securities Act) or (ii) made privately in the manner described above to not less than fifteen bona fide offerees shall be deemed to involve a "public disposition" for the purposes of Section 9-610(c) of the Code (or any successor or similar, applicable statutory provision) as then in effect in the State of New York, notwithstanding that such sale may not constitute a "public offering" under the Securities Act, and that the Collateral Agent may, in such event, bid for the purchase of such securities.

(d)           Any cash held by the Collateral Agent (or its agent or designee) as Collateral and all Cash Proceeds received by the Collateral Agent (or its agent or designee) in respect of any sale of or collection from, or other realization upon, all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent (or its agent or designee) as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 10 hereof) in whole or in part by the Collateral Agent against, all or any part of the Secured Obligations in such order as the Collateral Agent shall elect, consistent with the provisions of the Financing Agreement.  Any surplus of such cash or Cash Proceeds held by the Collateral Agent (or its agent or designee) and remaining after the date on which all of the Secured Obligations have been paid in full in cash after the termination of each Lender's Commitment and each of the Loan Documents, shall be paid over to whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct.

(e)           In the event that the proceeds of any such sale, collection or realization are insufficient to pay all amounts to which the Agents and the Lenders are legally entitled, the Grantors shall be jointly and severally liable for the deficiency, together with interest thereon at the highest rate specified in any applicable Loan Document for interest on overdue principal thereof or such other rate as shall be fixed by applicable law, together with the costs of collection and the reasonable fees, costs, expenses and other client charges of any attorneys employed by the Agents to collect such deficiency.

(f)            Each Grantor hereby acknowledges that if the Collateral Agent complies with any applicable requirements of law in connection with a disposition of the Collateral, such compliance will not adversely affect the commercial reasonableness of any sale or other disposition of the Collateral.

(g)           The Collateral Agent shall not be required to marshal any present or future collateral security (including, but not limited to, this Agreement and the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the Collateral Agent's rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising.  To the extent that any Grantor lawfully may, such Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Collateral Agent's or any other Secured Party's rights under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

(h)           Grantors irrevocably and unconditionally:

(i)            consent to the appointment of pre-judgment and/or post-judgment receivers with all of the same powers that would otherwise be available to the Grantors, including, but not limited to the power to (A) hold, manage, control or dispose of the Collateral wherever located, (B) take any action with respect to the Collateral to the maximum extent permitted by law and (C) conduct a public or private sale of any or all of the Loan Parties' right, title and interest in and to such Collateral, including any disposition of the Collateral to the Collateral Agent/Lenders in exchange for cancellation of all or a portion of the Obligations;

(ii)           consent that any such receiver can be appointed without a hearing or prior notice to the Grantors;

(iii)           agrees not to oppose or otherwise interfere (directly or indirectly) with any effort by Collateral Agent to seek the appointment of a receiver;

(iv)           waives any right to demand that a bond be posted in connection with the appointment of any such receiver; and

(v)           waives any right to appeal the entry of an order authorizing the appointment of a receiver.

SECTION 10.       Indemnity and Expenses.

(a)           Each Grantor jointly and severally agrees to defend, protect, indemnify and hold harmless each Agent and each other Indemnitee from and against any and all claims, losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) incurred by such Agent or such Indemnitee to the extent that they arise out of or otherwise result from or relate to or are in connection with this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting solely and directly from such Agent's or such Indemnitee's gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

(b)           Each Grantor jointly and severally agrees to pay to the Agents upon demand the amount of any and all costs and expenses, including the reasonable fees, costs, expenses and disbursements of counsel for the Agents and of any experts and agents (including, without limitation, any collateral trustee which may act as agent of the Agents), which the Agents may incur in connection with (i) the preparation, negotiation, execution, delivery, recordation, administration, amendment, waiver or other modification or termination of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral, (iii) the exercise or enforcement of any of the rights of the Agents hereunder, or (iv) the failure by any Grantor to perform or observe any of the provisions hereof.

SECTION 11.         Notices, Etc.  All notices and other communications provided for hereunder shall be given in accordance with the notice provision of the Financing Agreement.

SECTION 12.        Security Interest Absolute; Joint and Several Obligations.

(a)           All rights of the Secured Parties, all Liens and all obligations of each of the Grantors hereunder shall be absolute and unconditional irrespective of (i) any lack of validity or enforceability of the Financing Agreement or any other Loan Document, (ii) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Secured Obligations, or any other amendment or waiver of or consent to any departure from the Financing Agreement or any other Loan Document, (iii) any exchange or release of, or non-perfection of any Lien on any Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations, or (iv) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any of the Grantors in respect of the Secured Obligations.  All authorizations and agencies contained herein with respect to any of the Collateral are irrevocable and powers coupled with an interest.

(b)           Each Grantor hereby waives, to the extent permitted by applicable law, (i) promptness and diligence, (ii) notice of acceptance and notice of the incurrence of any Obligation by the Borrower, (iii) notice of any actions taken by any Agent, any Lender, any Guarantor or any other Person under any Loan Document or any other agreement, document or instrument relating thereto, (iv) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, the omission of or delay in which, but for the provisions of this subsection (b), might constitute grounds for relieving such Grantor of any such Grantor's obligations hereunder and (v) any requirement that any Agent or any Lender protect, secure, perfect or insure any security interest or other lien on any property subject thereto or exhaust any right or take any action against any Grantor or any other Person or any collateral.

(c)           All of the obligations of the Grantors hereunder are joint and several.  The Collateral Agent may, in its sole and absolute discretion, enforce the provisions hereof against any of the Grantors and shall not be required to proceed against all Grantors jointly or seek payment from the Grantors ratably.  In addition, the Collateral Agent may, in its sole and absolute discretion, select the Collateral of any one or more of the Grantors for sale or application to the Secured Obligations, without regard to the ownership of such Collateral, and shall not be required to make such selection ratably from the Collateral owned by all of the Grantors.  The release or discharge of any Grantor by the Collateral Agent shall not release or discharge any other Grantor from the obligations of such Person hereunder.

SECTION 13.         Miscellaneous.

(a)           No amendment of any provision of this Agreement (including any Schedule attached hereto) shall be effective unless it is in writing and signed by each Grantor affected thereby and the Collateral Agent, and no waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall be effective unless it is in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)           No failure on the part of the Secured Parties to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Secured Parties provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of the Secured Parties under any Loan Document against any party thereto are not conditional or contingent on any attempt by such Person to exercise any of its rights under any other Loan Document against such party or against any other Person, including but not limited to, any Grantor.

(c)           This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to paragraph (e) below, until the date on which all of the Secured Obligations (other than contingent indemnification obligations not yet due or payable) have been paid in full in cash after the termination of each Lender's Commitment and each of the Loan Documents and (ii) be binding on each Grantor all other Persons who become bound as debtor to this Agreement in accordance with Section 9-203(d) of the Code, and shall inure, together with all rights and remedies of the Secured Parties hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns.  Without limiting the generality of clause (ii) of the immediately preceding sentence, the Secured Parties may assign or otherwise transfer their respective rights and obligations under this Agreement and any other Loan Document to any other Person pursuant to the terms of the Financing Agreement, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to the Secured Parties herein or otherwise.  Upon any such assignment or transfer, all references in this Agreement to any Secured Party shall mean the assignee of any such Secured Party.  None of the rights or obligations of any Grantor hereunder may be assigned or otherwise transferred without the prior written consent of the Collateral Agent, and any such assignment or transfer shall be null and void.

(d)           Upon the date on which all of the Secured Obligations (other than contingent indemnification obligations not yet due or payable) have been paid in full in cash after the termination of each Lender's Commitment and each of the Loan Documents, (i) subject to paragraph (e) below, this Agreement and the security interests and licenses created hereby shall terminate and all rights to the Collateral shall revert to the Grantors and (ii) the Collateral Agent will, upon the Grantors' request and at the Grantors' expense, without any representation, warranty or recourse whatsoever, (A) return to the Grantors (or whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct) such of the Collateral held by the Collateral Agent as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof and (B) execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination or release.

(e)           This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor's assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment or performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(f)            Upon the execution and delivery, or authentication, by any Person of a security agreement supplement in substantially the form of Exhibit C hereto (each a "Security Agreement Supplement"), (i) such Person shall be referred to as an "Additional Grantor" and shall be and become a Grantor, and each reference in this Agreement to "Grantor" shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement and the other Loan Documents to "Collateral" shall also mean and be a reference to the Collateral of such Additional Grantor, and (ii) the supplemental Schedules I-XI attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement Schedules I-XI, respectively, hereto, and the Collateral Agent may attach such Schedules as supplements to such Schedules, and each reference to such Schedules shall mean and be a reference to such Schedules, as supplemented pursuant hereto.

(g)           THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE VALIDITY AND PERFECTION OR THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTEREST CREATED HEREBY, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(h)           EACH GRANTOR HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AFTER THE OCCURRENCE OF AN EVENT OF DEFAULT.  EACH GRANTOR (i) GRANTS SUCH WAIVER AND CONSENTS KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, (ii) ACKNOWLEDGES THAT (A) THE UNCONTESTED RIGHT TO HAVE A RECEIVER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY THE AGENTS AND THE LENDERS IN CONNECTION WITH THE ENFORCEMENT OF THEIR RIGHTS AND REMEDIES HEREUNDER AND UNDER THE OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, AND (B) THE AVAILABILITY OF SUCH APPOINTMENT AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING THE AGENTS AND LENDERS TO MAKE (AND COMMIT TO MAKE) THE LOANS TO THE BORROWER, AND (iii) AGREES TO ENTER INTO ANY AND ALL STIPULATIONS IN ANY LEGAL ACTIONS, OR AGREEMENTS OR OTHER INSTRUMENTS IN CONNECTION WITH THE FOREGOING AND TO COOPERATE FULLY WITH THE AGENTS OR LENDERS IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER OVER ALL OR ANY PORTION OF THE COLLATERAL.

(i)            In addition to and without limitation of any of the foregoing, this Agreement shall be deemed to be a Loan Document and shall otherwise be subject to all of terms and conditions contained in Sections 12.10 and 12.11 of the Financing Agreement, mutatis mutandi.

(j)            Each Grantor irrevocably and unconditionally waives any right it may have to claim or recover in any legal action, suit or proceeding with respect to this Agreement any special, exemplary, punitive or consequential damages.

(k)           Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(l)            Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(m)          This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of such counterparts taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

 [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its officer thereunto duly authorized, as of the date first above written.

GRANTOR:

MOTORCAR PARTS OF AMERICA, INC.

By:
Name:
Title:

SCHEDULE I

LEGAL NAMES; ORGANIZATIONAL IDENTIFICATION NUMBERS; STATES OR JURISDICTIONS OF ORGANIZATION

Sched. I-1

SCHEDULE II

COPYRIGHTS

Sched. II-1

SCHEDULE III

LICENSES

Sched. III-1

SCHEDULE IV

PATENTS

Sched. IV-1

SCHEDULE V

TRADEMARKS

Sched. V-1

SCHEDULE VI

LOCATIONS OF GRANTORS

LOCATION	Description of Location (state if Location
(i) contains Equipment, Fixtures, Inventory or other Goods
(ii) is chief place of business and chief executive office, or
(iii) contains Records concerning Accounts and originals of Chattel Paper)

Sched. VI-1

SCHEDULE VII

DEPOSIT ACCOUNTS, SECURITIES ACCOUNTS AND COMMODITIES ACCOUNTS

Name and Address of
Institution
Maintaining Account	Account Number	Type of Account

Sched. VII-1

SCHEDULE VIII

UCC FINANCING STATEMENTS

UCC Financing Statements have been filed in the jurisdictions below against the Grantors:

Name of Grantor	Secretary of State

Sched. VIII-1

SCHEDULE IX

COMMERCIAL TORT CLAIMS

Sched. IX-1

SCHEDULE X

PLEDGED DEBT

Grantor	Name of Maker	Description	Principal Amount Outstanding as of

Sched. X-1

SCHEDULE XI

I. PLEDGED SHARES

Grantor	Name of Pledged Issuer	Number of Shares	Percentage of Outstanding Shares	Class	Certificate Number

Sched. XI-1

EXHIBIT A

PLEDGE AMENDMENT

This Pledge Amendment, dated _________ __, ___, is delivered pursuant to Section 4 of the Pledge and Security Agreement referred to below.  The undersigned hereby agrees that this Pledge Amendment may be attached to the Pledge and Security Agreement, dated January 18, 2012, as it may heretofore have been or hereafter may be amended, restated, supplemented, modified or otherwise changed from time to time (the "Security Agreement") and that the promissory notes or shares listed on this Pledge Amendment shall be hereby pledged and assigned to the Collateral Agent and become part of the Pledged Interests referred to in such Pledge Agreement and shall secure all of the Secured Obligations referred to in such Security Agreement.

Pledged Debt

Grantor	Name of Maker	Description	Principal Amount Outstanding as of

Pledged Shares

Grantor	Name of Pledged Issuer	Number of Shares	Percentage of Outstanding Shares	Class	Certificate Number

[GRANTOR]

By:
Name:
Title:

CERBERUS BUSINESS FINANCE, LLC,
as the Collateral Agent

By:
Name:
Title:

Exh. A-1

EXHIBIT B

GRANT OF A SECURITY INTEREST -- [TRADEMARKS] [PATENTS] [COPYRIGHTS]

This [Trademark][Copyright][Patent] Security Agreement (this "[Trademark][Copyright][Patent] Security Agreement") is made as of _____________, 20__, by ___________ ("Grantor"), in favor of Cerberus Business Finance, LLC, in its capacity as collateral agent for itself and the other Secured Parties (together with its successors and assigns in such capacity, "Grantee").

WHEREAS, the Grantor [has adopted, used and is using, and holds all right, title and interest in and to, the trademarks and service marks listed on the attached Schedule A, which trademarks and service marks are registered or applied for in the United States Patent and Trademark Office (the "Trademarks")] [holds all right, title and interest in the letter patents, design patents and utility patents listed on the attached Schedule A, which patents are issued or applied for in the United States Patent and Trademark Office (the "Patents")] [holds all right, title and interest in the copyrights listed on the attached Schedule A, which copyrights are registered in the United States Copyright Office (the "Copyrights")];

WHEREAS, the Grantor has entered into a Pledge and Security Agreement, dated January 18, 2012 (as amended, restated, supplemented, modified or otherwise changed from time to time, the "Security Agreement"), in favor of Grantee; and

WHEREAS, pursuant to the Security Agreement, the Grantor has granted to the Grantee for the benefit of the Secured Parties (as defined in the Security Agreement), a continuing security interest in all right, title and interest of the Grantor in, to and under the [Trademarks, together with, among other things, the goodwill of the business symbolized by the Trademarks] [Patents] [Copyrights] and the applications and registrations thereof, and all proceeds thereof, including, without limitation, any and all causes of action which may exist by reason of infringement thereof and any and all damages arising from past, present and future violations thereof (the "Collateral"), to secure the payment, performance and observance of the Secured Obligations (as defined in the Security Agreement).

NOW, THEREFORE, as collateral security for the payment, performance and observance of all of the Secured Obligations, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor does hereby grant to the Grantee and grant to the Grantee for the benefit of the Secured Parties, a continuing security interest in the Collateral to secure the prompt payment, performance and observance of the Secured Obligations.

All capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement.

The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Grantee with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.

Exh. B-1

This [Trademark][Patent][Copyright] Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Grantor has caused this [Trademark][Copyright][Patent] Security Agreement to be duly executed by its officer thereunto duly authorized as of the date first set forth above.

[GRANTOR]

By:
Name:
Title:

STATE OF ____________
ss.:
COUNTY OF __________

On this ____ day of _______________, 20__, before me personally came ________________, to me known to be the person who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that s/he is the ________________ of _______________________________________, a ____________________, and that s/he executed the foregoing instrument in the firm name of _______________________________________, and that s/he had authority to sign the same, and s/he acknowledged to me that he executed the same as the act and deed of said firm for the uses and purposes therein mentioned.

[Notary Seal]

Exh. B-2

SCHEDULE A TO GRANT OF A SECURITY INTEREST

[Trademark Registrations and Applications]
[Patents and Patent Applications]
[Copyright Registrations and Applications]

Exh. B-3

EXHIBIT C

FORM OF SECURITY AGREEMENT SUPPLEMENT

[Date of Security Agreement Supplement]

Cerberus Business Finance, LLC, as Collateral Agent
299 Park Avenue, 22nd Floor
New York, NY 10171

Ladies and Gentlemen:

Reference hereby is made to (i) the Financing Agreement, dated as of January 18, 2012 (such agreement, as amended, restated, supplemented, modified or otherwise changed from time to time, including any replacement agreement therefor, being hereinafter referred to as the "Financing Agreement") by and among Motorcar Parts of America, Inc., a New York corporation (the "Borrower"), the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company, as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents") and (ii) the Pledge and Security Agreement, dated as of January 18, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the "Security Agreement"), made by the Grantors from time to time party thereto in favor of the Collateral Agent.  Capitalized terms defined in the Financing Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Financing Agreement or the Security Agreement.

SECTION 1.    Grant of Security.  The undersigned hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, all of its right, title and interest in and to all of the Collateral (as defined in the Security Agreement) of the undersigned, whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising, including, without limitation, the property and assets of the undersigned set forth on the attached supplemental schedules to the Schedules to the Security Agreement.

SECTION 2.    Security for Obligations.  The grant of a security interest in the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all Secured Obligations of the undersigned now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.  Without limiting the generality of the foregoing, each of this Security Agreement Supplement and the Security Agreement secures the payment of all amounts that constitute part of the Secured Obligations and that would be owed by the undersigned to the Collateral Agent or any Secured Party under the Loan Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Grantor.

Exh. C-1

SECTION 3.    Supplements to Security Agreement Schedules.  The undersigned has attached hereto supplemental Schedules I through XI to Schedules I through XI, respectively, to the Security Agreement, and the undersigned hereby certifies, as of the date first above written, that such supplemental Schedules have been prepared by the undersigned in substantially the form of the equivalent Schedules to the Security Agreement, and such supplemental Schedules include all of the information required to be scheduled to the Security Agreement and do not omit to state any information material thereto.

SECTION 4.    Representations and Warranties.  The undersigned hereby makes each representation and warranty set forth in Section 5 of the Security Agreement (as supplemented by the attached supplemental Schedules) to the same extent as each other Grantor.

SECTION 5.    Obligations Under the Security Agreement.  The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors.  The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an "Additional Grantor" or a "Grantor" shall also mean and be a reference to the undersigned.

SECTION 6.    Governing Law.  This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 7.    Loan Document.  In addition to and without limitation of any of the foregoing, this Security Agreement Supplement shall be deemed to be a Loan Document and shall otherwise be subject to all of terms and conditions contained in Sections 12.10 and 12.11 of the Financing Agreement, mutatis mutandi.

Very truly yours,

[NAME OF ADDITIONAL CREDIT PARTY]

By:
Name:
Title:

Acknowledged and Agreed:

CERBERUS BUSINESS FINANCE, LLC,
as Collateral Agent

By:
Name:
Title:

EXHIBIT B

FORM OF NOTICE OF BORROWING

[LETTERHEAD OF THE BORROWER]

_________ __, 201__

PNC Bank, National Association
as Administrative Agent for the Lenders
party to the Financing Agreement referred to below
2 N. Lake Avenue, Suite 440
Pasadena, California 91101
Attention: Fred Kiehne

PNC Bank, National Association
PNC Agency Services
PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania 15219
Attention:  Trina Barkley

Ladies and Gentlemen:

The undersigned, Motorcar Parts of America, Inc., a New York corporation (the "Borrower"), (i) refers to the Financing Agreement, [to be]1 dated as of January 18, 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the "Financing Agreement"), by and among the Borrower, the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and PNC Bank, National Association ("PNC"), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents") and (ii) hereby gives you notice pursuant to Section 2.02 of the Financing Agreement that the undersigned hereby requests a Loan under the Financing Agreement, and in that connection sets forth below the information relating to such loan (the "Proposed Loan") as required by Section 2.02(a) of the Financing Agreement.  All capitalized terms used but not defined herein have the same meanings herein as set forth in the Financing Agreement.

1	Bracketed language to be included for Notice of Borrowing to be delivered on the Effective Date.

(i)           The aggregate principal amount of the Proposed Loan is $[__________]2.

(ii)          The Proposed Loan is a [Revolving Loan][Term Loan].

(iii)         The Proposed Loan is a [Reference Rate Loan] [Eurodollar Rate Loan, with an initial Interest Period of [one][two][three] month(s)].

(iv)         The borrowing date of the Proposed Loan is ______ __, 201_3.

(v)          The proceeds of the Proposed Loan should be made available to the undersigned in accordance with the wire instructions set forth on Annex I attached hereto.

[SIGNATURE PAGE FOLLOWS]

2
Each Eurodollar Loan shall be made in a minimum amount of $100,000 and shall be in integral multiples of $50,000 in excess thereof.  No more than 4 Eurodollar Rate Loans will be in effect at any given time.

3	The proposed borrowing date must be a Business Day and with respect to the Term Loan, must be the Effective Date.

The undersigned certifies that (i) the representations and warranties contained in the Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender on or prior to the date hereof are true and correct [in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the date hereof as though made on and as of such date]4, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date), (ii) no Default or Event of Default shall have occurred and be continuing on the date of the Proposed Loan or the making of the Proposed Loan and (iii) all applicable conditions set forth in Article V of the Financing Agreement shall have been satisfied as of the date of the Proposed Loan.

Very truly yours,

MOTORCAR PARTS OF AMERICA, INC.

By:
Name:
Title:

4	Bracketed language to be removed for Notice of Borrowing to be delivered on the Effective Date.

ANNEX I

EXHIBIT C

FORM OF EURODOLLAR NOTICE

[LETTERHEAD OF BORROWER]

PNC Bank, National Association
as Administrative Agent for the Lenders
party to the Financing Agreement referred to below
2 N. Lake Avenue, Suite 440
Pasadena, California  91101
Attention: Fred Kiehne

PNC Bank, National Association
PNC Agency Services
PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania 15219
Attention: Trina Barkley

Ladies and Gentlemen:

Reference is made to the Financing Agreement, dated as of January 18, 2012 (as the same may be further amended, supplemented or otherwise modified from time to time, the "Financing Agreement"), by and among Motorcar Parts of America, Inc., a New York corporation (the "Borrower"), the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and PNC Bank, National Association ("PNC"), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Financing Agreement.

This Eurodollar Notice represents the Borrower's request to [convert into] [continue as] [Eurodollar Rate Loans] [Reference Rate Loans] $__________1 of the outstanding principal amount of the [Term Loan][Revolving Loan] (the "Requested Loan")[, and is a written confirmation of the telephonic notice of such election previously given to the Administrative Agent].

[Such Requested Eurodollar Rate Loan will have an Interest Period of [one] [two] [three] month(s), commencing on ____________.]

1	Borrower shall not have more than four (4) Eurodollar Rate Loans in effect at any given time.

[This Eurodollar Notice further confirms the Borrower's acceptance, for purposes of determining the rate of interest based on the Eurodollar Rate under the Financing Agreement, of the Eurodollar Rate as determined pursuant to the Financing Agreement.]

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

The undersigned certifies that no Default or Event of Default has occurred and is continuing or will result from the [conversion] [continuation] of the Requested Loan or will occur or be continuing on the date of the Requested Loan.

Dated:

MOTORCAR PARTS OF AMERICA, INC.

By:
Name:
Title:

EURODOLLAR NOTICE

EXHIBIT D

FORM OF BORROWING BASE CERTIFICATE

Date:  _________________, ____

This Borrowing Base Certificate (this "Certificate") is given by Motorcar Parts of America, Inc., a New York corporation (the “Borrower”) pursuant to the Financing Agreement, dated as of January 18, 2012 (such agreement, as amended, restated, supplemented or otherwise modified from time to time, being hereinafter referred to as the "Financing Agreement"), by and among the Borrower, the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and PNC Bank, National Association ("PNC"), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").  Capitalized terms used herein without definition shall have the meanings set forth in the Financing Agreement.

The individual executing this Certificate on behalf of the Borrower is an Authorized Officer and, as such, is duly authorized to execute and deliver this Certificate on behalf of the Borrower.  By executing this Certificate such Authorized Officer, in such capacity and not in his individual capacity, hereby certifies to the Agents and the Lenders that:

(a)	attached is a schedule of the Borrowing Base (Exhibit A) as of the above date and the calculations made with respect thereto;

(b)	based on such schedule, the Borrowing Base as of the above date is:

$_____________________.

1

IN WITNESS WHEREOF, the Borrower has caused this Certificate to be executed by one of its Authorized Officers as of the date first written above.

MOTORCAR PARTS OF AMERICA, INC.

By:
Name:
Title:

2

EXHIBIT A
TO
BORROWING BASE CERTIFICATE

See attached schedule.

3

EXHIBIT E

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT ("Assignment Agreement") is entered into as of _____ __, 20__ between ___________ ("Assignor") and ______________ ("Assignee").  Reference is made to the agreement described in Item 2 of Annex I annexed hereto (as amended, restated, modified or otherwise supplemented from time to time, the "Financing Agreement").  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Financing Agreement.

1.           In accordance with the terms and conditions of Section 12.07 of the Financing Agreement, the Assignor hereby irrevocably sells, transfers, conveys and assigns without recourse, representation or warranty (except as expressly set forth herein) to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, that interest in and to the Assignor's rights and obligations under the Loan Documents with respect to the Obligations owing to the Assignor, and the Assignor's portion of the Commitments and the Loans as specified on Annex I.

2.           The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

3.           The Assignee (a) confirms that it has received copies of the Financing Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Assignor, or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is eligible as an assignee under the terms of the Financing Agreement; (d) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as the Administrative Agent or the Collateral Agent (as the case may be) on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent or the Collateral Agent (as the case may be) by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Financing Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

4.           Following the execution of this Assignment Agreement by the Assignor and the Assignee, it will be delivered by the Assignor to the Agents for recording by the Administrative Agent.  The effective date of this Assignment Agreement (the "Settlement Date") shall be the latest of (a) the date of the execution hereof by the Assignor and the Assignee, (b) the date this Assignment Agreement has been accepted by the Collateral Agent (and the Administrative Agent if required by the Financing Agreement) and recorded in the Register by the Administrative Agent, (c) the date of receipt by the Collateral Agent of a processing and recordation fee in the amount of $5,0001, (d) the settlement date specified on Annex I, and (e) the receipt by Assignor of the Purchase Price specified in Annex I.

5.           As of the Settlement Date (a) the Assignee shall be a party to the Financing Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Financing Agreement and the other Loan Documents.

6.           Upon recording by the Administrative Agent, from and after the Settlement Date, the Administrative Agent shall make all payments under the Financing Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee.  The Assignor and the Assignee shall make all appropriate adjustments in payments under the Financing Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

7.           THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.           EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS ASSIGNMENT AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9.           This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Assignment Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

[Remainder of page left intentionally blank.]

1	The payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:
Date:

[ASSIGNEE]

By:
Name:
Title:
Date:

ACCEPTED AND CONSENTED TO this ___ day
of ________, 20__

CERBERUS BUSINESS FINANCE, LLC,
as Collateral Agent

By:
Name:
Title:

[PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:]2

2	If required by the Financing Agreement.

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1. Borrower: Motorcar Parts of America, Inc.

2. Name and Date of Financing Agreement:

Financing Agreement, dated as of January 18, 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the "Financing Agreement"), by and among Motorcar Parts of America, Inc., a New York corporation (the "Borrower"), the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and PNC Bank, National Association ("PNC"), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

3. Date of Assignment Agreement:	_________

4. Amount of Revolving Credit Commitment Assigned:	$_________

5. Amount of Term Loan Commitment Assigned:	$_________

6. Amount of Term Loan Assigned:	$_________

7. Amount of Revolving Loan Assigned:	$_________

8. Purchase Price:	$_________

9. Settlement Date:	_________

10.           Notice and Payment Instructions, etc.

Assignee:	Assignor:

Attn:	Attn:
Fax No.:	Fax No.:

Bank Name:	Bank Name:
ABA Number:	ABA Number:
Account Name:	Account Name:
Account Number:	Account Number:
Sub-Account Name:	Sub-Account Name:
Sub-Account Number:	Sub-Account Number:
Reference:	Reference:
Attn:	Attn:

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

MOTORCAR PARTS OF AMERICA, INC

PNC Bank, National Association
2 N. Lake Avenue
Suite 440
Pasadena, CA  91101
Attn: Fred Kiehne

Cerberus Business Finance, LLC
299 Park Avenue, 22nd Floor
New York, New York 10171
Attention: Daniel Wolf

Cerberus California, LLC
11812 San Vicente Blvd., Suite 300
Los Angeles, California 90049
Attention:  Kevin Cross and Christopher Hebble

Re:           Compliance Certificate dated _________ __, 201_

Ladies and Gentlemen:

Reference is made to that certain Financing Agreement, dated as of January 18, 2012 (such agreement, as amended, restated, supplemented or otherwise modified from time to time, being hereinafter referred to as the "Financing Agreement"), by and among Motorcar Parts of America, Inc., a New York corporation (the "Borrower"), the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and PNC Bank, National Association ("PNC"), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").  Capitalized terms used in this Compliance Certificate have the meanings set forth in the Financing Agreement unless specifically defined herein.

Pursuant to the terms of the Financing Agreement, the undersigned Authorized Officer of the Borrower hereby certifies that:

1.           The financial statements of the Borrower and its Subsidiaries [(subject to the absence of footnotes and normal year-end adjustments)]1 furnished in Schedule 1 hereto pursuant to Section 7.01(a) of the Financing Agreement fairly present, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of the period covered by such financial statements.

2.           I have reviewed the provisions of the Financing Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review of the condition and operations of the Borrower and its Subsidiaries during the period covered by the financial statements delivered pursuant to Section 7.01(a) of the Financing Agreement with a view to determining whether the Borrower and its Subsidiaries were in compliance with all of the provisions of the Financing Agreement and the other Loan Documents during such period.

3.           Such review has not disclosed the existence during such period, and I have no knowledge of the existence during such period, of a Default or Event of Default covered by the financial statements delivered pursuant to Section 7.01(a) of the Financing Agreement, except as listed on Schedule 2 hereto, describing the nature and period of existence thereof and the action the Borrower and its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4.           [The Borrower and its Subsidiaries are in compliance with the applicable covenants contained in Section 7.03 of the Financing Agreement as demonstrated on Schedule 3 hereto.

5.           Set forth on Schedule 4 hereto is a discussion and analysis (including, a discussion of the reasons for any significant variations from the financial projections for such period and the figures for the corresponding period in the previous Fiscal Year) of the financial condition and results of operations of the Borrower and its Subsidiaries for the portion of the Fiscal Year elapsed as of the date hereof.]2

6.           [(i) Set forth on Schedule 5 hereto is a summary of all material insurance coverage maintained as of the date hereof by the Loan Parties and all material insurance coverage planned to be maintained by the Loan Parties, (ii) set forth on Schedule 6 hereto is the calculation of the Excess Cash Flow, and (iii) there have been no changes to the information contained in the Perfection Certificate delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to Section  7.01(a)(viii) of the Financing Agreement, except as attached as Schedule 7 hereto.]3

1 To be included in the Compliance Certificate delivered with financial statements required by Sections 7.01(a)(i) and (ii) of the Financing Agreement.
2 To be included in the Compliance Certificate delivered with financial statements required by Sections 7.01(a)(ii) and (iii) of the Financing Agreement.
3 To be included in the Compliance Certificate delivered with financial statements required by Section 7.01(a)(iii) of the Financing Agreement.

7.           [Set forth on Schedule 8 hereto is a written report of all new Patents (as defined in the Security Agreement) or Trademarks (as defined in the Security Agreement) that are registered or the subject of pending applications for registrations, and of all Licenses (as defined in the Security Agreement) that are material to the conduct of any Loan Party's business, if any, in each case, which were acquired, registered or for which applications for registration were filed by any Loan Party during the prior period and any statement of use or amendment to allege use with regard to intent-to-use trademark applications.]4

4 To be included in the Compliance Certificate delivered with financial statements required by Section 7.01(a)(ii) of the Financing Agreement.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned as of the date first written above.

Name:
Title:

SCHEDULE 1

Financial Statements

[See Attached]

SCHEDULE 2

Default or Event of Default

[See Attached]

SCHEDULE 3

Financial Covenants

1.           Senior Leverage Ratio.

The Borrower and its Subsidiaries' Senior Leverage Ratio, measured on a fiscal quarter-end basis, for the period of 4 consecutive fiscal quarters ended on _________, ________  is ___:1.0, which [is/is not] greater than or equal to the ratio set forth in Section 7.03(a) of the Financing Agreement for the corresponding period.

2.           Fixed Charge Coverage Ratio.

The Borrower and its Subsidiaries' Fixed Charge Coverage Ratio, measured on a fiscal quarter-end basis, for the period of 4 consecutive fiscal quarters ended on _________, ________ is ___:1.0, which [is/is not] greater than or equal to the ratio set forth in Section 7.03(b) of the Financing Agreement for the corresponding period.

3.            Consolidated EBITDA.

The Borrower and its Subsidiaries' Consolidated EBITDA, measured on a fiscal quarter-end basis, for the period of 4 consecutive fiscal quarters ended on _________, ________ is $_____________, which amount [is/is not] greater than or equal to the amount set forth in Section 7.03(c) of the Financing Agreement for the corresponding period.

SCHEDULE 4

Discussion and Analysis

[See Attached]

SCHEDULE 5

Material Insurance Coverage

[See Attached]

SCHEDULE 6

Excess Cash Flow

[See Attached]

SCHEDULE 7

Perfection Certificate

[See Attached]

SCHEDULE 8

New Intellectual Property

[See Attached]

EXHIBIT G

FORM OF GUARANTY

GUARANTY, dated as of _______________ (this "Guaranty"), made by __________________________, a [________________] (the "Guarantor"), in favor of each of the Lenders (as hereinafter defined) and Cerberus Business Finance, LLC, a Delaware limited liability company ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors or assigns in such capacity, the "Collateral Agent") pursuant to the Financing Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Motorcar Parts of America, Inc., a New York corporation (the "Borrower"), the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), the Collateral Agent, and PNC Bank, National Association ("PNC"), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents") are parties to the Financing Agreement, dated as of January 18, 2012 (such agreement, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the "Financing Agreement");

WHEREAS, pursuant to the Financing Agreement, the Lenders have agreed to make certain term loans and revolving loans, which revolving loans will include a subfacility for the issuance of letters of credit (each a "Loan" and collectively, the "Loans"), to the Borrower;

WHEREAS, pursuant to Section 7.01(b) of the Financing Agreement, the Guarantor is required to execute and deliver to the Collateral Agent a guaranty guaranteeing the Loans and all other Obligations under the Financing Agreement;

WHEREAS, Borrower directly or indirectly owns all of the issued and outstanding Equity Interests, if any, or other interest of the Guarantor;

WHEREAS, the Borrower, the Guarantor and the other direct and indirect Subsidiaries of the Borrower are mutually dependent on each other in the conduct of their respective businesses as an integrated operation, with the credit needed from time to time by the Guarantor and such other Subsidiaries often being provided through financing obtained by the Borrower and the ability of the Borrower to obtain such financing being dependent on the successful operations of the Guarantor and such other Subsidiaries; and

WHEREAS, the Guarantor has determined that its execution, delivery and performance of this Guaranty directly benefit, and are within the business purposes and in the best interests of, the Guarantor;

NOW, THEREFORE, in consideration of the premises and the agreements herein and in order to induce the Agents and the Lenders to continue to make the Loans pursuant to the Financing Agreement, the Guarantor hereby agrees with the Collateral Agent, for the benefit of the Lenders and the Agents, as follows:

SECTION 1.           Definitions.  Reference is hereby made to the Financing Agreement for a statement of the terms thereof.  All terms used in this Guaranty which are defined in the Financing Agreement and not otherwise defined herein shall have the same meanings herein as set forth therein.

SECTION 2.           Guaranty.  The Guarantor hereby (i) irrevocably, absolutely and unconditionally guarantees the punctual payment by the Borrower, as and when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), of all Obligations from time to time owing in respect of the Financing Agreement or any other Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding with respect to the Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), Letter of Credit Obligations, fees, commissions, expense reimbursements, indemnifications or otherwise, and whether accruing before or subsequent to the commencement of any Insolvency Proceeding with respect to the Borrower (notwithstanding the operation of the automatic stay under Section 362(a) of the U.S. Bankruptcy Code), and the due performance and observance by the Borrower of its other obligations now or hereafter existing in respect of the Loan Documents (the "Guaranteed Obligations") and (ii) agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents, Lenders and the L/C Issuer in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agents, the Lenders and the L/C Issuer under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Loan Party.

SECTION 3.           Guaranty Absolute; Continuing Guaranty; Assignments.

(a)      The Guarantor hereby guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents, the Lenders and the L/C Issuer with respect thereto.  The Guarantor agrees that this  Guaranty constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by the Agents or the Lenders to any Collateral.  The obligations of the Guarantor under this Guaranty are independent of the obligations under the Financing Agreement and the other Loan Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions.  The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(i)             any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(ii)            any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(iii)           any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(iv)           the existence of any claim, set-off, defense or other right that any Guarantor may have against any Person, including, without limitation, any Agent, any Lender or the L/C Issuer;

(v)           any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(vi)           any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agents, the Lenders or the L/C Issuer that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, the Lenders, the L/C Issuer or any other Person upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, all as though such payment had not been made.

(b)      This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until the later of the date on which (x) the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Guaranty have been paid in full in cash, and (y) all the Commitments have been terminated, (ii) be binding upon the Guarantor, its successors and permitted assigns and (iii) inure to the benefit of and be enforceable by the Agents, the Lenders, the L/C Issuer and their successors, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (iii), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under any Loan Document to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in Section 12.07 of the Financing Agreement.

SECTION 4.           Waivers.  The Guarantor hereby waives, to the full extent permitted by applicable law, (i) promptness and diligence; (ii) notice of acceptance and notice of the incurrence of any Obligation by the Borrower; (iii) notice of any actions taken by the Agents, any Lender, the L/C Issuer, the Borrower, or any Loan Party under any Loan Document or any other agreement or instrument related thereto; (iv) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations or of the obligations of the Guarantor hereunder, the omission of or delay in which, but for the provisions of this Section 4, might constitute grounds for relieving the Guarantor of its obligations hereunder; (v) any right to compel or direct the Agents or any Lender to seek payment or recovery of any amounts owed under this Guaranty from any one particular fund or source; (vi) any requirement that any Agent, any Lender or the L/C Issuer protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right or take any action against the Borrower, any Loan Party or any other Person or any Collateral; and (vii) any other defense available to the Guarantor. The Guarantor agrees that the Agents, the Lenders and the L/C Issuer shall have no obligation to marshal any assets in favor of the Guarantor or against, or in payment of, any or all of the Obligations. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 4 is knowingly made in contemplation of such benefits.  The Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

SECTION 5.           Subrogation.  The Guarantor will not exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of the Guarantor's obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents, the Lenders and the L/C Issuer against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash (other than contingent indemnification obligations as to which no claim has been made) and the Final Maturity Date shall have occurred.  If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty (other than contingent indemnification obligations as to which no claim has been made) and the Final Maturity Date, such amount shall be held in trust for the benefit of the Agents, the Lenders and the L/C Issuer and shall forthwith be paid to the Agents, the Lenders and the L/C Issuer to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Financing Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.

SECTION 6.           Representations, Warranties and Covenants.  The Guarantor hereby represents and warrants as follows:

(a)      The Guarantor (i) is a _____________, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as set forth on the first page hereof, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to execute and deliver this Guaranty and each other Loan Document to which the Guarantor is a party, and to consummate the transactions contemplated hereby and thereby and (iii)  is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purpose of this subclause (iii)) where the failure to be so qualified or in good standing could not reasonably be expected to  result in a Material Adverse Effect.

(b)      The execution, delivery and performance by the Guarantor of this Guaranty and each other Loan Document to which the Guarantor is or will be a party (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Governing Documents or any applicable Requirement of Law in any material respect or any material contractual obligations binding on or otherwise affecting the Guarantor or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c)      No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by the Guarantor of this Guaranty or any of the other Loan Documents to which the Guarantor is a party, except security filings and recordings made pursuant to the Loan Documents.

(d)      Each of this Guaranty and the other Loan Documents to which the Guarantor is or will be a party, when delivered, will be, a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor's rights generally.

(e)      (i) There are no pending or, to the best knowledge of the Guarantor, threatened action, suit, or proceeding affecting the Guarantor or any of its properties before any court or other Governmental Authority or any arbitrator that (A) if adversely determined could reasonably be expected to have a Material Adverse Effect or (B) relates to this Guaranty or any of the other Loan Documents to which the Guarantor is a party or any transaction contemplated hereby or thereby and (ii) as of the date hereof, the Guarantor does not hold any commercial tort claims with potential value in excess of $250,000 in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(f)      The Guarantor (i) has read and understands the terms and conditions of the Financing Agreement and the other Loan Documents, and (ii) now has and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Borrower and the other Loan Parties, and has no need of, or right to obtain from the Agents or any Lender, any credit or other information concerning the affairs, financial condition or business of the Borrower or the other Loan Parties that may come under the control of the Agents or any Lender.

(g)      The Guarantor covenants and agrees with the Lenders that until full and final payment of the Guaranteed Obligations, it will comply with each of the covenants which are set forth in Section 7.01 and Section 7.02 of the Financing Agreement that are applicable to the Guarantor.

SECTION 7.           Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, any Agent and any Lender may, and is hereby authorized to, at any time and from time to time, without notice to the Guarantor (any such notice being expressly waived by the Guarantor) and to the fullest extent permitted by law, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender to or for the credit or the account of the Guarantor against any and all obligations of the Guarantor now or hereafter existing under this Guaranty or any other Loan Document, irrespective of whether or not such Agent or such  Lender shall have made any demand under this Guaranty or any other Loan Document and although such obligations may be contingent or unmatured.  Each of the Agents and Lenders agrees to notify the Guarantor promptly after any such set-off and application made by such Agent or Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Agents and the Lenders under this Section 7 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Agents and the Lenders may have under this Guaranty or any other Loan Document in law or otherwise.

SECTION 8.           Notices, Etc.  All notices and other communications provided for hereunder shall be given in accordance with the notice provision of the Financing Agreement.

SECTION 9.           CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE; WAIVER OF JURY TRIAL .  This Guaranty shall be deemed to be a Loan Document and shall otherwise be subject to all of terms and conditions contained in Sections 12.10 and 12.11 of the Financing Agreement, mutatis mutandi.

SECTION 10.         TAXES. Any and all payments made by the Guarantor hereunder or under any other Loan Document shall be made in accordance with the terms of the Financing Agreement and shall be made without set-off, counterclaim, deduction or other defense.

SECTION 11.         Miscellaneous.

(a)      The Guarantor will make each payment hereunder in lawful money of the United States of America and in immediately available funds to the Administrative Agent, for the benefit of the Agents and Lenders, at such address specified by the Administrative Agent from time to time by notice to the Guarantor.

(b)      No amendment of any provision of this Guaranty shall be effective unless it is in writing and signed by the Guarantor and the Collateral Agent, and no waiver of any provision of this Guaranty, and no consent to any departure by the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Guarantor and the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(c)      No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

(d)      Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(e)      This Guaranty shall (i) be binding on the Guarantor and its successors and assigns, and (ii) inure, together with all rights and remedies of the Agents and the Lenders hereunder, to the benefit of the Agents and the Lenders and their respective successors, transferees and assigns.  Without limiting the generality of clause (ii) of the immediately preceding sentence, to the extent permitted by Section 12.07 of the Financing Agreement, any Lender may assign or otherwise transfer its rights under the Financing Agreement or any other Loan Document to any other Person, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to the Lenders herein or otherwise.  The Guarantor agrees that each participant shall be entitled to the benefits of Sections 7 and 11 with respect to its participation in any portion of the Loans as if it was a Lender.  None of the rights or obligations of the Guarantor hereunder may be assigned or otherwise transferred without the prior written consent of the Collateral Agent.

(f)      This Guaranty and the other Loan Documents reflect the entire understanding of the transactions contemplated hereby and thereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

(g)      Section headings herein are included for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose.

(h)      This Guaranty and the other Loan Documents (unless expressly provided to the contrary in another Loan Document in respect of such other Loan Document) shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed by an officer thereunto duly authorized, as of the date first above written.

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